Exhibit 10.7

ATLANTIC WHARF

WATERFRONT BUILDING

290 CONGRESS STREET

BOSTON, MASSACHUSETTS 02210

I N D E X T O L E A S E

FROM

BP RUSSIA WHARF LLC

TO

BRIGHTCOVE INC.

TABLE OF CONTENTS

ARTICLE I		1
Basic Lease Provisions and Enumerations of Exhibits		1
1.1	Introduction	1
1.2	Basic Data	1
1.3	Enumeration of Exhibits	7

ARTICLE II		8
Premises		8
2.1	Demise and Lease of Premises	8
2.2	Appurtenant Rights and Reservations	8

ARTICLE III		10
Lease Term and Extension Options		10
3.1	Term	10
3.2	Extension Option	11
3.3	5th Floor Right of First Offer	13
3.4	Intentionally Omitted.	17
3.5	Tenant’s Contingent Termination Right	17

ARTICLE IV		24
Condition of Premises; Alterations		24

ARTICLE V		24
Annual Fixed Rent and Electricity		24
5.1	Fixed Rent	24
5.2	Allocation of Electricity Charges	25

ARTICLE VI		25
Taxes		25
6.1	Definitions	25
6.2	Tenant’s Share of Real Estate Taxes	27

ARTICLE VII		28
Landlord’s Repairs and Services and Tenant’s Escalation Payments		28
7.1	Structural Repairs; Water Tightness	28
7.2	Other Repairs to be Made by Landlord	29
7.3	Services to be Provided by Landlord	29
7.4	Operating Costs Defined	30
7.5	Tenant’s Escalation Payments	33
7.6	No Damage	36

ARTICLE VIII		37
Tenant’s Repairs		37
8.1	Tenant’s Repairs and Maintenance	37

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ARTICLE IX		38
Alterations		38
9.1	Landlord’s Approval	38
9.2	Conformity of Work	40
9.3	Performance of Work, Governmental Permits and Insurance	40
9.4	Liens	41
9.5	Nature of Alterations	41
9.6	Increases in Taxes	43

ARTICLE X		43
Parking		43
10.1	Parking Privileges	43
10.2	Parking Charges	44
10.3	Garage Operation	44
10.4	Limitations	45

ARTICLE XI		45
Certain Tenant Covenants		45

ARTICLE XII		50
Assignment and Subletting		50
12.1	Restrictions on Transfer	50
12.2	Tenant’s Notice	50
12.3	Landlord’s Termination Right	51
12.4	Consent of Landlord	53
12.5	Exceptions	55
12.6	Profit on Subleasing or Assignment	56
12.7	Additional Conditions	56

ARTICLE XIII		58
Indemnity and Insurance		58
13.1	Tenant’s Indemnity	58
13.2	Tenant’s Risk	60
13.3	Tenant’s Commercial General Liability Insurance	60
13.4	Tenant’s Property Insurance	61
13.5	Tenant’s Other Insurance	62
13.6	Requirements for Tenant’s Insurance	62
13.7	Additional Insureds	63
13.8	Certificates of Insurance	63
13.9	Subtenants and Other Occupants	64
13.10	No Violation of Building Policies	64
13.11	Tenant to Pay Premium Increases	64
13.12	Landlord's Insurance	64
13.13	Waiver of Subrogation	65
13.14	Tenant’s Work	66

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ARTICLE XIV		67
Fire, Casualty and Taking		67
14.1	Damage Resulting from Casualty	67
14.2	Uninsured Casualty	69
14.3	Rights of Termination for Taking	70
14.4	Award	71

ARTICLE XV		71
Default		71
15.1	Tenant’s Default	71
15.2	Termination; Re-Entry	73
15.3	Continued Liability; Re-Letting	73
15.4	Liquidated Damages	74
15.5	Waiver of Redemption	75
15.6	Landlord’s Default	75

ARTICLE XVI		76
Miscellaneous Provisions		76
16.1	Waiver	76
16.2	Cumulative Remedies	76
16.3	Quiet Enjoyment	77
16.4	Surrender	77
16.5	Brokerage	77
16.6	Invalidity of Particular Provisions	78
16.7	Provisions Binding, etc	78
16.8	Recording; Confidentiality	78
16.9	Notices and Time for Action	79
16.10	When Lease Becomes Binding and Authority	80
16.11	Paragraph Headings	80
16.12	Rights of Mortgagee	80
16.13	Rights of Ground Lessor	81
16.14	Notice to Mortgagee and Ground Lessor	81
16.15	Assignment of Rents	82
16.16	Status Report and Financial Statements	83
16.17	Self-Help	84
16.18	Holding Over	84
16.19	Entry by Landlord	85
16.20	Tenant’s Payments	85
16.21	Late Payment	85
16.22	Counterparts	86
16.23	Entire Agreement	86
16.24	Liability of Landlord and Tenant	86
16.25	No Partnership	87
16.26	Security Deposit	87
16.27	Governing Law	91
16.28	Waiver of Trial by Jury	91

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ATLANTIC WHARF

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in the building known as the “Office Tower” and the “Waterfront Office Building”.

The parties to this instrument hereby agree with each other as follows:

ARTICLE I

Basic Lease Provisions and Enumerations of Exhibits

1.1	Introduction

The following sets forth the basic data and identifying Exhibits elsewhere hereinafter referred to in this Lease, and, where appropriate, constitute definitions of the terms hereinafter listed.

1.2	Basic Data

Date:	June 15, 2011

Landlord:	BP RUSSIA WHARF LLC

Present Mailing Address of Landlord:	c/o Boston Properties Limited Partnership 800 Boylston Street, Suite 1900 Boston, MA 02199-8103

Landlord’s Construction Representative:	Any one of: Mark Denman, Ben Lavery or Jeff Lowenberg.

Tenant:	BRIGHTCOVE INC., a Delaware corporation

Present Mailing Address of Tenant:	One Cambridge Center, 12th Floor Cambridge, MA 02142

Tenant’s Construction Representative:	John Pilkington at A/E/C Solutions.

Maximum Amount of Tenant Allowance:	$5,547,420.00

Design and Construction Schedule:

Interim Plans Date:	August 1, 2011

Long Lead Items Release Date:	November 4, 2011

Final Plans Date:	September 30, 2011

Authorization to Proceed Date:	November 22, 2011

Budget Date:	November 22, 2011

Estimated Commencement Date:	April 1, 2012

Initial Rent Credit Date:	May 1, 2012

Increased Rent Credit Date:	June 1, 2012

Outside Completion Date:	August 1, 2012

Commencement Date:	The date that is earlier of: (i) the Substantial Completion Date of Landlord’s Work, as defined in Exhibit B, or (ii) Tenant first commences to use the Premises, or any portion thereof for business purposes.

Term or Lease Term: (sometimes called the “Original Lease Term”)	Unless extended or sooner terminated as hereinafter provided, the one hundred twenty (120) calendar month period, beginning on the Commencement Date and ending on the date (“Expiration Date”) one hundred twenty (120) months after the Commencement Date, except that if the Commencement Date occurs on a day other than the first day of a calendar month, the Expiration Date shall be the last day of the calendar month which is one hundred twenty (120) months after the Commencement Date.

Extension Options:	Two (2) successive periods of five (5) years each, as provided in and on the terms set forth in Section 3.2 hereof.

Lease Year:	A period of twelve (12) consecutive months, commencing as the Commencement Date, or as of any anniversary of the Commencement Date, except that the if the Commencement Date does not occur on the first day of a calendar month, then Lease Year 10 shall commence as of the ninth anniversary of the Commencement Date and end as of the Expiration Date.

Premises:	The third (3rd) floor and the fourth (4th) floor of the Building, in accordance with the floor plans annexed hereto as Exhibit D and incorporated herein by reference, as further defined and limited in Section 2.1 hereof.

Rentable Floor Area of the Premises:	82,184 square feet.

Annual Fixed Rent:

(a) During the Original Lease Term at the following annual rates:

(i) During the period commencing on the Commencement Date and continuing through Lease Year 1, but subject to clause (b) below, the annual rate of $2,425,176.00 (being equal to the product of (x) $39.00 and (y) 62,184 square feet of the Premises);

(ii) During Lease Year 2, at the annual rate of $2,815,176.00 (being equal to the product of (x) $39.00 and (y) 72,184 square feet of the Premises);

(iii) During Lease Years 3, 4 and 5, at the annual rate of $3,205,176.00 (being equal to the product of (x) $39.00 and (y) 82,184 square feet of the Premises; and

(iv) During Lease Years 6 to 10, at the annual rate of $3,533,912.00 (being equal to the product of (x) $43.00 and (y) 82,184 square feet of the Premises;

(b) The parties hereby acknowledge that, pursuant to a Termination Agreement with respect to Existing Lease, as hereinafter defined, of even date herewith, the term of the Existing Lease may terminate as of the Commencement Date of this Lease. If the Commencement Date of this Lease occurs prior to April 1, 2012, then, notwithstanding anything to the contrary in this Lease contained, the amount of Annual Fixed Rent, Tax Excess, and Operating Cost Excess payable by Tenant with respect to the period commencing as of the Commencement Date and ending as of March 31, 2012 shall be equal to the same amount of Annual Fixed Rent, Tax Excess and Operating Cost Excess which would have been payable under the Existing Lease during such period, but for such Termination Agreement.

(c) During the extension option periods (if any and if exercised), as determined pursuant to Section 3.2.

Tenant Electricity:	See Section 5.2

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, in addition to Annual Fixed Rent.

Total Rentable Floor Area of the Building:	762,500 square feet.

“Lot” or “Site”:	That certain parcel(s) of land described in Exhibit A and as shown on Exhibit A-1.

Building:	For the purposes of this Lease, the Building shall mean the office portions of “Atlantic Wharf” (hereinafter defined) being (i) the “Office Tower” as shown on Exhibit A-1 and having an address at 280 Congress Street, Boston, Massachusetts 02210, and (ii) the “Waterfront Office Building” as shown on Exhibit A-1, and (iii) their respective office lobbies also shown on Exhibit A-1, as each of the same may be altered, expanded, reduced or otherwise changed by Landlord from time to time. The Building consists of the Office Tower Unit and the Waterfront Office Unit described in the Secondary Condominium Documents, together with the rights appurtenant to such units in the Condominium Documents.

The Russia Building:	The building on the Lot having an address at 530 Atlantic Avenue, Boston, Massachusetts, as shown on Exhibit A-1 attached hereto.

Russia Building Residential:	The residential portions of the Russia Building consisting of the ground floor residential lobby and Floors 2 through 7 thereof and as shown on said Exhibit A-1.

Russia Building Retail:	The retail and related portions of the Russia Building located on the first floor thereof as shown on said Exhibit A-1.

Waterfront Building Retail:	The retail related portions of the Waterfront Office Building located on the first floor thereof as shown on said Exhibit 1 and referred to as the Retail Unit in the Secondary Condominium Documents.

Public Spaces:	The following areas: (1) Waterfront Square, (2) Channel Concierge, (3) the Multi Media Presentation Area, and (4) such other public spaces as Landlord and/or its affiliates shall from time to time designate, all presently shown on Exhibit A-1, as same may be relocated or adjusted.

Garage:	Those portions of Atlantic Wharf consisting of Garage Levels P-1 through P-6 dedicated to parking excluding, however, all portions thereof utilized for Atlantic Wharf service operations such as utility rooms and back of the house areas. The Garage is shown on Exhibit A-1.

Atlantic Wharf:	For purposes of this Lease, Atlantic Wharf shall mean the Lot, the Building, the Russia Building (including the Russia Building Residential and the Russia Building Retail), the Waterfront Building Retail, the Public Spaces, and the Garage together with all common areas and other improvements thereon, as the same may be altered, expanded, reduced or otherwise changed from time to time.

Condominium:	Tenant acknowledges that the Lease is subject to The Atlantic Wharf Primary Condominium and The Atlantic Wharf Commercial Secondary Condominium (collectively “the Condominiums”). The Atlantic Wharf Primary Condominium was established pursuant to that certain Master Deed of The Atlantic Wharf Primary Condominium dated as of December 15, 2010 and recorded with the Suffolk County Registry of Deeds in Book 47342, Page 46, and that certain Declaration of Trust of The Atlantic Wharf Primary Condominium Trust dated as of December 15, 2010 and recorded with such registry of deeds in Book 47342, Page 114. The Atlantic Wharf Commercial Secondary Condominium was established pursuant to that certain Master Deed of The Atlantic Wharf Commercial Secondary Condominium dated as of December 15, 2010 and recorded with such registry of deeds in Book 47342, Page 171, and that certain Declaration of Trust of The Atlantic

Wharf Commercial Secondary Condominium Trust dated as of December 15, 2010 and recorded with such registry of deeds in Book 47342, Page 234 (the “Secondary Condominium Documents”).

Permitted Use:	General office purposes.

Broker:	FHO Partners, LLC One International Place Boston, MA 02110

Security Deposit:	$2,403,882.00, payable in accordance with and to be held subject to the provisions of Section 16.26

Existing Lease:	Lease dated February 28, 2007, as amended, of premises at One Cambridge Center, Cambridge, Massachusetts by and between Trustees of One Cambridge Center Trust (“Existing Landlord”), as Landlord, and Tenant

1.3	Enumeration of Exhibits

The following Exhibits attached hereto are a part of this Lease, are incorporated herein by reference, and are to be treated as a part of this Lease for all purposes. Undertakings contained in such Exhibits are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stated therein to be performed by Landlord and Tenant, as and where stipulated therein.

Exhibit A	—	Legal Description of Atlantic Wharf

Exhibit B	—	Work Agreement

Exhibit B-1	—	Tenant Plan and Working Drawing Requirements

Exhibit B-2	—	Approved General Contractors

Exhibit C	—	Landlord’s Services

Exhibit D	—	Floor Plans

Exhibit E	—	Form of Declaration Affixing the Commencement Date of Lease

Exhibit F	—	Memorandum Re: Procedure for Allocation of Electricity Costs.

Exhibit G	—	Forms of Lien Waivers

Exhibit H	—	Broker Determination of Prevailing Market Rent

Exhibit I	—	List of Mortgages

Exhibit J	—	Form of Letter of Credit

Exhibit K	—	Form of Certificate of Insurance

Exhibit L	—	Form of Subordination, Attornment and Non-Disturbance Agreement

Exhibit M	—	Operating Expense Exclusions

Exhibit N	—	Elevation for Tenant’s Permitted Street Signage

ARTICLE II

Premises

2.1	Demise and Lease of Premises

Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, the Premises in the Building, excluding any portion of exterior walls except the inner surfaces thereof, the common stairways and stairwells, elevators and elevator walls, mechanical rooms, electric and telephone closets, janitor closets, and pipes, ducts, shafts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building, and if the Premises includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and toilets located on such floor. Tenant shall have the non-exclusive right, to the extent that the same are available and in common with others entitled thereto, to use the fan rooms, janitorial, electrical, telephone and telecommunications closets, conduits, risers, shafts, and plenum spaces serving the Building. Tenant’s right to use such common areas are subject to the rules and regulations promulgated by Landlord from time to time in accordance with Section 11.3 hereof, subject, however, to the extent Tenant is given prior written notice thereof.

2.2	Appurtenant Rights and Reservations

Subject to Landlord’s right to change or alter any of the following in Landlord’s reasonable discretion as herein provided, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others entitled thereto, but not in a manner or extent that would materially interfere with the normal operation and use of the Building as a multi-tenant office building and subject to reasonable rules of general applicability to tenants of the Building or Atlantic Wharf from time to time made by Landlord (which shall include any successor owner of the Building or Atlantic Wharf of which Tenant is given notice): (a) the common lobbies, corridors, stairways, and elevators of the Building, and, subject to Section 2.1, the fan rooms, janitorial, electrical, telephone and telecommunications closets, pipes, ducts, shafts, conduits, risers, shafts, and plenum spaces serving the Premises in common with others, (b) the loading areas serving the Building and the common walkways and driveways necessary for access to the Building, (c) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby of such floor and (d) the plazas and other common areas of Atlantic Wharf as Landlord makes the same available from time to time to tenants or the public; and no other appurtenant rights and easements. No changes shall be made to the public or common areas that would unreasonably interfere with Tenant’s access to or use of the Premises for the purposes of this Lease or that would adversely affect the quality of the public or common areas as a mixed-use project consistent with other first class mixed-use projects in the Central Business District of Boston. To the extent that, during the Lease Term, Landlord is required, pursuant to the Chapter 91 License to which Atlantic Wharf is subject (as the same may be modified by agreement or waiver, from time to time), to operate any amenities open to the public (e.g., the multi-media room), Landlord shall comply with such obligation. Notwithstanding anything to the contrary herein, Landlord may establish reasonable rules and regulations for access to the Building by telecommunications providers providing services to tenants in the Building, which may include reasonable fees for Landlord’s providing access to closets, shafts, ducts or similar spaces reasonably necessary for the provision of such services, but such rules and regulations and Landlord shall not unreasonably deny access to the Building to any particular service provider proposing to provide services to Tenant except on the basis of a reasonably documented pattern of misconduct or damage to persons or property in buildings, which may include Atlantic Wharf or other properties owned by Landlord or its affiliates. Notwithstanding the foregoing, Landlord agrees to permit Cogent Communications to have telecommunications access to the Premises and the Building for the purpose of providing telecommunications service to Tenant. Provided that and so long as Tenant’s telecommunications service provider (“Provider”) does not provide telecommunications service to any other tenant of the Building, Landlord shall not require such Provider to pay any fees for such access.

Landlord reserves for its benefit and the benefit of any other owner the right from time to time, without unreasonable interference with Tenant’s use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or the Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises, and in any event in a manner that does not reduce the usable area of the Premises (other than to a de minimis extent). Except in the case of emergencies or for normal cleaning and maintenance operations, Landlord shall give Tenant reasonable advance notice of any of the foregoing activities which require work in the Premises and to conduct such work during non-business hours except if work can be conducted in a manner that does not materially interfere with Tenant’s business.

Landlord reserves and excepts for its benefit and the benefit of any others entitled thereto (including, without limitation, owners and tenants of condominium units of the Condominiums (the “Condominium Units”) all rights of ownership (as the case may be) and use in all respects outside the Premises, including without limitation, the Building and all other structures and improvements and plazas and common areas in Atlantic Wharf, except that at all times during the term of this Lease, subject to Force Majeure, as defined in Section 14.1, Landlord’s rules and regulations promulgated pursuant to Section 11.3, and Landlord’s reasonable security requirements, Tenant shall have a reasonable means of access from a public street to the Premises and the Garage and the right to use the amenities available from time to time to tenants and occupants in the Building. Without limitation of the foregoing reservation of rights by Landlord, it is understood that in its sole discretion Landlord or the owners of Condominium Units pursuant to the requirements of the applicable Condominium Documents, as the case may be, shall have the right to change and rearrange the plazas and other common areas of the Building and Atlantic Wharf, to reasonably change, relocate and eliminate facilities therein, to reasonably permit the use of or lease all or part thereof for exhibitions and displays and to sell, lease or dedicate all or part thereof to public use; and further that Landlord or the owners of Condominium Units pursuant to the requirements of the applicable Condominium Documents or any other owner, as the case may be, shall have the right to make changes in, additions to and eliminations from the Building and other structures and improvements in Atlantic Wharf, the Premises excepted; provided however that Tenant, its employees, agents, clients, customers, and invitees shall at all times have reasonable access to the Premises, the Building and the Garage through lobby areas and entrances, as the case may be, applicable to the Building and the Premises generally consistent with Class A office Buildings in the Central Business District in Boston, except during reasonable temporary periods of repair, renovation or construction, and subject to Force Majeure, Landlord’s rules and regulations promulgated pursuant to Section 11.3, and Landlord’s reasonable security requirements. Landlord is not under any obligation to permit individuals without proper building identification or guests of Tenant who are not properly identified to enter the Building after 6:00 p.m.

ARTICLE III

Lease Term and Extension Options

3.1	Term

The Term of this Lease shall be the period specified in Section 1.2 hereof as the “Lease Term,” unless sooner terminated or extended as herein provided.

As soon as may be convenient after the Commencement Date has been determined, Landlord and Tenant agree to join with each other in the execution, in the form of Exhibit E hereto, of a written Commencement Date Agreement in which the Commencement Date and specified Lease Term of this Lease shall be stated. If Tenant shall fail to execute such Agreement, the Commencement Date and Lease Term shall be as reasonably determined by Landlord in accordance with the terms of this Lease.

3.2	Extension Option

(A)	On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time of exercise of the applicable herein described option to extend and as of the commencement of the applicable Extended Term in question (i) there exists no “Event of Default” (defined in Section 15.1) and (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet more than fifty percent (50%) of the Rentable Floor Area of the Premises (except for an assignment or subletting permitted without Landlord’s consent under Section 12.5 hereof), Tenant shall have the right to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except that the Annual Fixed Rent which shall be adjusted during the option period as hereinbelow set forth and except that there shall be no further option to extend except as set forth herein) for two (2) periods of five (5) years each, as hereinafter set forth. Each option period is sometimes herein referred to as an “Extended Term.” Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of any such option, the parties hereby agreeing, however, that the amount (if any) of any construction allowance and/or work performed to the Premises by Landlord in connection with an Extended Term shall be a factor in determining the Prevailing Market Rent Term.

(B)

If Tenant desires to exercise an option to extend the Term, then Tenant shall give notice (“Exercise Notice”) to Landlord, not earlier than eighteen (18) months (except in connection with an exercise pursuant to Sections 3.3 or 3.4 of this Lease) nor later than fifteen (15) months prior to the expiration of the then Term of this Lease (as it may have been previously extended) exercising such option to extend. Within thirty (30) days following Landlord’s receipt of Tenant’s Exercise Notice but in no event earlier than twenty one months prior to the expiration of the then current Term, Landlord shall give notice to Tenant of Landlord’s good faith proposal of the Prevailing Market Rent to be applied for the Annual Fixed Rent for the applicable Extended Term (“Landlord’s Rent Quotation”). For all purposes of this Lease, “Prevailing Market Rent” shall mean the arms-length fair market annual rental rate per rentable square foot of (i) the Premises in connection Tenant’s exercise of its extension options under this Section 3.2, or (ii) the Available 5th Floor ROFO Space in connection with Tenant’s exercise of its rights under Section 3.3 of this Lease, or (iii) any expansion space leased in connection with Tenant’s rights under Section 3.5 of this Lease, as applicable under leases and amendments then being entered into with private sector tenants in Class A office buildings in the Central Business District of Boston, taking into account all then relevant factors (including, without limitation, those set forth in Exhibit H). If at the expiration of thirty (30) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), during which period Landlord and Tenant agree to negotiate in good faith with respect to the Prevailing Market Rent applicable to the Premises, Landlord and Tenant have not reached agreement on a determination of the Prevailing Market Rent for such Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, then Tenant shall have the right, for thirty (30) days following the expiration of the Negotiation Period, to make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent for such Extended Term, which Broker Determination shall be made in the manner set forth in Exhibit H. If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for the applicable Extended Term shall be the greater of (a) the Prevailing Market Rent as determined by the Broker Determination, with a Base Year for Operating Expenses for such Extended Term which is the calendar year immediately preceding the calendar year in which such Extended Term commences and a Base Year for Taxes for such Extended Term which is the fiscal tax year immediately preceding the fiscal tax year immediately preceding fiscal tax year in which such Extended Term commences (“Prevailing Market Terms”), or (b) the product of $41.00 and the Rentable Floor Area of the Premises, with a Base Year for Operating Expenses for such Extended Term which is same calendar year as the Base Year in effect immediately preceding the commencement of such Extended Term and a Base Year for Taxes which is which is same fiscal tax year as the Base Year in effect immediately preceding the commencement of such Extended Term (“Floor Terms”). If Tenant does not timely request the Broker Determination, then the Annual Fixed Rent during the applicable Extended Term shall be equal to the greater of (a) Landlord’s Rent Quotation or (b) the product of $41.00 and the Rentable Floor Area of the Premises.

(C)

Upon the giving of the Exercise Notice by Tenant to Landlord exercising Tenant’s applicable option to extend the Lease Term in accordance with the provisions of Section 3.2 (B) above, then this Lease and the Lease Term hereof shall automatically be deemed extended, for the applicable Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the applicable Extended Term as determined in the relevant manner set forth in this Section 3.2; and in such event all references herein to the Lease Term or the Term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and except that: (i) there shall be no further option to extend the Lease Term beyond the two (2) Extended Option periods provided for in this Section 3.2, and (ii) if the Base Rent payable by Tenant in respect of such Extended Term is based upon Prevailing Market Rate, then the Base Year for Operating Expenses for such Extended Term shall be the calendar year immediately preceding the calendar year in which such Extended Term commences and the Base Year for Taxes for such Extended Term shall be the fiscal tax year immediately preceding the fiscal tax year immediately preceding fiscal tax year in which such Extended Term commences. Notwithstanding anything contained herein to the contrary, in no event shall Tenant have the right to exercise more than one extension option at a time and, further, Tenant shall not have the right to exercise its second extension option unless it has duly exercised its first extension option and in no event shall the Lease Term hereof be extended for more than ten (10) years after the expiration of the Original Lease Term hereof.

3.3	5th Floor Right of First Offer

(A)

5th Floor Right of First Offer Conditions. On the conditions (which conditions Landlord may waive by written notice to Tenant at any time) that both at the time that any Available 5th Floor ROFO Space would be offered to Tenant and as of the date upon which the Available 5th Floor ROFO Space which Tenant has elected to lease pursuant to this Section 3.3 would have otherwise become incorporated into the Premises: (i) there exists no Event of Default, (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet more than thirty five percent (35%) of the Rentable Floor Area of the Premises then leased to Tenant (excluding any sublease or assignment to a Permitted Transferee which is permitted in accordance with Section 12.5), prior to offering to lease or accepting any offer to lease the Available 5th Floor ROFO Space to a third party other than a third party with 5th Floor Right of First Offer Prior Rights (as hereinafter defined), Landlord will first offer such Available 5th Floor ROFO Space to Tenant for lease pursuant to this Section 3.3 (“Tenant’s 5th Floor Right of First Offer”).

(B)

Definition of 5th Floor Right of First Offer Space. The parties hereby acknowledge that, as of the Execution Date of this Lease, the entire 5th floor of the Waterfront Building is leased to another tenant of the Building, Payette Associates (“Payette”). For the purposes hereof, an “Available 5th Floor ROFO Space” shall be defined as any leasable space on the 5th floor of the Building, when Landlord determines in good faith to make any such space available for lease after the occupancy of Payette, and anyone claiming by, through, or under Payette; provided, however, that Landlord shall have the right to extend the term or otherwise modify or amend Landlord’s lease with Payette.

(C)

Exercise of Right to Lease Available 5th Floor ROFO Space. Landlord shall give Tenant written notice (“Landlord’s 5th Floor ROFO Notice”) at the time that Landlord determines in good faith, as aforesaid, that any particular Available 5th Floor ROFO Space will become available for lease. Landlord’s 5th Floor ROFO Notice shall set forth (i) Landlord’s good faith quotation of the Prevailing Market

Rent therefore to be the proposed Annual Fixed Rent for the Available 5th Floor ROFO Space, and (ii) all other material terms and conditions (which need not include a tenant improvement allowance, the parties hereby agreeing that the amount of tenant improvement allowance, if any, provided by Landlord in connection with Tenant’s demise of an Available 5th Floor ROFO Space shall be a factor in determining the Prevailing Market Rate for such Available 5th Floor ROFO Space) that will apply to the Available 5th Floor ROFO Space, all of which shall be the terms and conditions of this Lease (i) except for any conditions unique to such Available 5th Floor ROFO Space and set forth in Landlord’s 5th Floor ROFO Notice, and (ii) except as set forth in or subject to the provisions of Section 3.3(D) below. Tenant shall have the right, exercisable upon written notice (“Tenant’s 5th Floor ROFO Exercise Notice”) given to Landlord within twenty (20) days after the receipt of Landlord’s 5th Floor ROFO Notice, (i) to lease all of the Available 5th Floor ROFO Space, on the terms set forth in Landlord’s 5th Floor ROFO Notice, (ii) to lease all of the Available 5th Floor ROFO Space, but reject the quotation of annual fixed rent set forth in Landlord’s 5th Floor ROFO Notice and instead elect to submit the same to a Broker Determination in accordance with the provisions of Exhibit H attached hereto to determine the Prevailing Market Rent for the Available 5th Floor ROFO Space, or (iii) reject Landlord’s 5th Floor ROFO Notice. If Tenant fails timely to give Tenant’s 5th Floor ROFO Exercise Notice, Landlord shall be free to lease the Available 5th Floor ROFO Space (or any portion thereof) to a third party and Tenant shall have no further right to lease such Available 5th Floor ROFO Space (or such portion thereof) pursuant to this Section 3.3, unless:

(x) no such third party lease is executed for the entirety of the Available 5th Floor ROFO Space that was previously offered to Tenant during the 5th Floor ROFO Space Leasing Period, as hereinafter defined, (in which event Tenant shall again have a right of first offer to lease the entirety, or the portion of the Available 5th Floor ROFO Space which has not been leased to a third party, as the case may be, of the Available 5th Floor Space in accordance with the provisions of this Section 3.3); or

(y) the term of any such third party lease, as from time to time extended or renewed, has expired or sooner ended, in which event the portion of the 5th floor leased to such third party shall again become Available 5th ROFO Space and Tenant shall again have a right of first offer to lease such Available 5th Floor ROFO Space in accordance with the provisions of this Section 3.3.

The “5th Floor ROFO Space Leasing Period” with respect to any Landlord’s 5th Floor ROFO Notice shall be the period ending as of the date (“5th Floor ROFO Space Leasing Period Expiration Date”) twelve (12) months after the date that Tenant fails timely to accept the terms of such Landlord’s 5th Floor ROFO Notice, as aforesaid, except that if, as of the date twelve (12) months after the date that Tenant fails timely to accept the terms of such Landlord’s 5th Floor ROFO

Notice, Landlord is engaged in good faith negotiations with a third party to enter into an agreement to lease the Available 5th Floor ROFO Space in question, then such 5th Floor ROFO Space Lease Expiration Date shall be the date fifteen (15) months after the date that Tenant fails timely to accept the terms of such Landlord’s 5th Floor ROFO Notice. Upon the timely giving of such Tenant’s 5th Floor ROFO Exercise Notice, Landlord shall lease and demise to Tenant and Tenant shall hire and take from Landlord, the entirety of such Available 5th Floor ROFO Space commencing upon the Term Commencement Date for such Available 5th Floor ROFO Space (as determined pursuant to Section 3.3(D)(1) below), upon all of the same terms and conditions of the Lease, except as hereinafter set forth. In any case in which Tenant shall have waived said right of first offer or said right shall have expired, Tenant shall, upon request of Landlord, execute and deliver in recordable form an instrument indicating such waiver or expiration, subject to Tenant’s continuing rights under this Section 3.3, which instrument shall be conclusive in favor of all persons relying thereon in good faith.

Notwithstanding anything to the contrary provided in this Section 3.3 (including, but not limited to, Section 3.3(C)), if the Available 5th Floor ROFO Space shall be available for delivery to Tenant at any time during the last thirty six (36) months of the Original Lease Term or the first Extended Term, as the case may be, then: (a) if Tenant has no further right to extend the term of the Lease (i.e. because Tenant’s right to extend the term of the Lease pursuant to Section 3.2 has been irrevocably waived by Tenant or has lapsed unexercised), then Tenant shall not be entitled to lease the Available 5th Floor ROFO Space under this Section 3.3, (b) if Tenant then has a right to extend the term of the Lease pursuant to Section 3.2 which has not either lapsed unexercised or been irrevocably waived), then Tenant shall have no right to lease such Available 5th Floor ROFO Space unless, prior to, or simultaneously with, the giving of Tenant’s 5th Floor ROFO Exercise Notice, Tenant timely and properly exercises such extension option.

(D)

Lease Provisions Applying to Available 5th Floor ROFO Space. The leasing to Tenant of such Available 5th Floor ROFO Space shall be upon all of the same terms and conditions of the Lease, except as follows:

1.

Commencement Date; Occupancy Date. The term as to the Available 5th Floor ROFO Space shall be co-terminous with the term of this Lease subject, however, to the last paragraph of Section 3.3(C) above. The Commencement Date in respect of such Available 5th Floor ROFO Space shall be the later of: (x) the commencement date in respect of such Available 5th Floor ROFO Space specified in Landlord’s 5th Floor ROFO Notice (“Estimated 5th Floor ROFO Commencement Date”) or (y) the date that Landlord delivers such Available 5th Floor ROFO Space to Tenant in the condition specified in Landlord’s 5th Floor ROFO Notice or as otherwise provided in Section 3.3(D)(3) below.

Tenant’s 5th Floor ROFO Rescission Right. If the Commencement Date in respect of an Available 5th Floor ROFO Space does not occur on or before the date one hundred fifty (150) days after the Estimated 5th Floor ROFO Commencement Date for such Available 5th Floor ROFO Space, Tenant shall have the right (“Tenant’s 5th Floor ROFO Rescission Right”) to cancel Tenant’s demise of such Available 5th Floor ROFO Space. Tenant may exercise Tenant’s 5th Floor ROFO Rescission Right by giving Landlord thirty (30) days written rescission notice (“Tenant’s 5th Floor ROFO Rescission Notice”). If the Commencement Date with respect to such Available 5th Floor ROFO Space occurs on or before the date thirty (30) days after Landlord receives such Tenant’s 5th Floor ROFO Rescission Notice, then Tenant’s 5th Floor ROFO Rescission Notice shall be void and without force or effect, and Tenant shall have no right to cancel its demise of such Available 5th Floor ROFO Space pursuant to this Section 3.3(D)(1). If the Commencement Date with respect to such Available 5th Floor ROFO Space does not occur on or before the date thirty (30) days after Landlord receives such Tenant’s 5th Floor ROFO Rescission Notice, then the Tenant’s demise of such Available 5th Floor ROFO Space shall be cancelled as of the date (“5th Floor ROFO Effective Cancellation Date”) which is thirty (30) days following such notice, and neither party shall have any further liability or obligation to the other party with respect to such Available 5th Floor ROFO Space. The effect of Tenant’s exercise of Tenant’s 5th Floor ROFO Rescission Right shall be the same as if Tenant had failed timely to accept Landlord’s offer to lease such Available 5th Floor ROFO Space, except that, as provided in Section 3.5(C), Tenant’s Termination Right may be revived.

2.

Fixed Annual Rent. The Annual Fixed Rent in respect of such Available 5th Floor ROFO Space shall be as set forth in Landlord’s 5th Floor ROFO Notice, unless within Tenant’s 5th Floor ROFO Exercise Notice Tenant elects to submit the same to a Broker Determination in accordance with the provisions of Exhibit H attached hereto to determine the Prevailing Market Rent as of the Commencement Date for such Available 5th Floor ROFO Space, in which event the Annual Fixed Rent in respect of such Available 5th Floor ROFO Space shall be the Prevailing Market Rent for such Available 5th Floor ROFO Space as of the Commencement Date with respect to such Available 5th Floor ROFO Space determined in accordance with Exhibit H. Both parties shall be bound by such Broker Determination.

3.

Base Years. The Base Year with respect to Operating Expenses for such Available 5th Floor ROFO Space shall be the calendar year immediately preceding the Commencement Date with respect to such Available 5th Floor ROFO Space. The Base Year with respect to Landlord’s Tax Expenses for such Available 5th Floor ROFO Space shall be the fiscal/tax year immediately preceding the Commencement Date with respect to such Available 5th Floor ROFO Space.

4.

Condition of Available 5th Floor ROFO Space. Tenant shall take such Available 5th Floor ROFO Space “as-is” in its then (i.e., as of the date of delivery) state of construction, finish, and decoration, without any obligation on the part of Landlord to construct or prepare any Available 5th Floor ROFO Space for Tenant’s occupancy, and with no obligation on the part of Landlord to provide any Landlord Contribution in respect of such Available 5th Floor ROFO Space unless otherwise specified in Landlord’s 5th Floor ROFO Notice or otherwise mutually agreed by Landlord and Tenant, and in either such case the foregoing shall be a factor in the calculation of the Prevailing Market Rent. Notwithstanding the foregoing, Landlord shall in all events deliver possession of the Available 5th Floor ROFO Space to Tenant vacant, broom clean, free of all Hazardous Materials, property, tenants and occupants.

(E)

5th Floor Right of First Offer Prior Rights. Notwithstanding anything herein to the contrary, Tenant’s 5th Floor Right of First Offer is subject and subordinate to the following: (i) the rights (whether such rights are designated as an extension right, right of first offer, right of first refusal, expansion option or otherwise) of Payette to extend, renew, amend the term of or otherwise modify or amend its lease of such Available 5th Floor ROFO Space, (ii) the existing rights as of the date of this Lease of Communispace Corporation to lease such Available 5th Floor ROFO Space, and (iii) the existing rights as of the date of this Lease of Wellington Management Company to lease such 5th Floor Space (collectively called the “5th Floor Right of First Offer Prior Rights”).

3.4	Intentionally Omitted.

3.5	Tenant’s Contingent Termination Right

(A)	Subject to the provisions of this Section 3.5, Tenant shall have the following right (“Tenant’s Termination Right”) to terminate the term of the Lease as of the last day of the seventh Lease Year, or later pursuant Section 3.5(C) (“Effective Termination Date”) by: (i) giving written notice (“Tenant’s Termination Notice”) to Landlord on or before the date that is fifteen (15) months prior to the Effective Termination Date, (ii) paying fifty (50%) of the Termination Payment, as hereinafter defined, to Landlord at the time that Tenant gives the Tenant’s Termination Notice to Landlord, and (iii) paying the balance of the Termination Payment (“Balance of Termination Payment”) to Landlord on or before the Effective Termination Date.

(B)	Termination Option Conditions. It shall be a condition (“Termination Option Conditions”) to Tenant’s right to exercise Tenant’s Termination Right under this Section 3.5 that the following conditions are all satisfied:

(i) there is, as of the time that Tenant gives Tenant’s Termination Notice, as hereinafter defined, no uncured monetary or material non-monetary Event of Default in existence and continuing;

(ii) there is, as of the Effective Termination Date, no uncured monetary or material non-monetary default by Tenant in its obligations under the Lease in existence and continuing of which Landlord has given Tenant written notice prior to the Effective Termination Date (“Noticed Tenant Default”), provided however, that if Tenant has not cured a Noticed Tenant Default on or before the Effective Termination Date, Tenant shall nevertheless be deemed to have satisfied the Termination Option Condition set forth in this clause (ii) if Tenant cures such Noticed Tenant Default on or before the last day of the grace period for curing such Noticed Tenant Default (i.e. as set forth in Section 15.1) even if such cure occurs after the Effective Termination Date; and

(iii) Landlord has been unable to satisfy the Tenant’s Expansion Needs Condition, as hereinafter defined.

The Termination Option Conditions under clauses (i) and (ii) above are for the sole benefit of Landlord; therefore, Landlord may, at its election, waive either of such Termination Option Conditions.

(C)

Tenant’s Expansion Needs Condition. The parties intend that Tenant will have the right to exercise Tenant’s Termination Right only if Landlord is unable to satisfy Tenant’s expansion needs, as expressly set forth in this Section 3.5(C). The “Tenant’s Expansion Needs Condition” will only be deemed to have been satisfied by Landlord if either: (i) Tenant does not, during the Expansion Request Period, as hereinafter defined, give Landlord a written request (“Expansion Request”) to Landlord to lease expansion space in the Waterfront Office Building containing at least 10,000 rentable square feet, or (ii) Tenant gives an Expansion Request to Landlord during the Expansion Request Period, and Landlord delivers to Tenant a written offer (“Landlord’s Expansion Offer”) to lease Acceptable Expansion Space, as hereinafter defined; provided however, that if Tenant gives Landlord a timely Expansion Request and, in response, if Landlord gives Tenant a Landlord’s Expansion Offer to lease Acceptable Expansion Space, but Tenant’s demise of such Acceptable Expansion Space is cancelled by reason of the exercise, by Tenant of its Tenant’s Acceptable Expansion Space Rescission Right or Tenant’s 5th Floor ROFO Rescission Right, as applicable, then Landlord shall not be deemed to have satisfied Tenant’s Expansion Needs Condition based upon such Landlord’s Expansion Offer. For the purposes of this Section 3.5(C), Tenant shall have the right to give Landlord only one Expansion Request, and Landlord may not deliver a Landlord’s Expansion Offer prior to the receipt by Landlord of an Expansion Request from Tenant. The “Expansion Request Period” shall be the period commencing as of the second anniversary of the Commencement Date and ending as of the date twenty-seven (27) months prior to the Effective Termination

Date. Landlord shall have no obligation to offer Acceptable Expansion Space to Tenant in response to the Expansion Request. Landlord’s Expansion Offer shall set forth: (x) the estimated Commencement Date with respect to the Acceptable Expansion Space, (y) the rent which would be payable by Tenant with respect to such Acceptable Expansion Space, which rent shall be based upon Landlord’s designation of the Prevailing Market Rent for such Acceptable Expansion Space, and (z) the terms and conditions as set forth in Section 3.3(D) shall, except to the extent inconsistent with this Section 3.5, be applicable to the Acceptable Expansion Space as if the Acceptable Expansion Space were the Available 5th Floor ROFO Space. Notwithstanding anything to the contrary herein contained, if, subject to the next following paragraph either:

(i)

on or after January 1, 2016, but not less than thirty (30) days prior to the expiration of the Expansion Request Period, Landlord gives to Tenant a Landlord’s 5th Floor ROFO Notice(s), pursuant to Section 3.3, which, if Tenant timely accepted the offers represented by such Notice(s), would have permitted Tenant to demise Available 5th Floor ROFO Space containing not less than 15,000 rentable square feet in the aggregate, for a term commencing during calendar year 2016 or calendar year 2017, or

(ii)	Tenant, at any time after the Date of this Lease, enters into an agreement with Landlord leasing any additional space in the Building containing, in the aggregate, not less than 15,000 rentable square feet in the aggregate, for a term commencing during calendar year 2016 or calendar year 2017, then, and, in any such event, Landlord shall be deemed to have satisfied Tenant’s Expansion Needs Condition and, subject to the next following paragraph, Tenant shall have no right to exercise Tenant’s Termination Right.

Revival of Tenant’s Termination Right if Tenant Exercises Rescission Rights. Notwithstanding the foregoing, if Tenant exercises its right to lease Available 5th Floor ROFO Space that qualifies to satisfy Tenant’s Expansion Needs Condition pursuant to clause (i) above and/or Acceptable Expansion Space, and Tenant’s demise of such ROFO Space or Tenant’s Acceptable Expansion Space is cancelled by reason of Tenant’s exercise of Tenant’s 5th Floor ROFO Rescission Right or Acceptable Expansion Space Rescission Right (as applicable) so that Tenant will have leased less than an additional Minimum Expansion Space Floor Area, as defined in Section 3.5(D), by reason of such cancellation(s), then Landlord shall, notwithstanding the foregoing, not be deemed to have satisfied the Tenant’s Expansion Needs Condition pursuant to clause (i) of the immediately preceding sentence, and Tenant shall again have the right to exercise Tenant’s Termination Right pursuant to this Section 3.5.

If Tenant’s Termination Right is revived by reason of the exercise by Tenant of a Tenant’s 5th Floor ROFO Rescission Right or Tenant’s Acceptable Expansion Space Rescission Right, and if the effective date of cancellation of demise of the applicable Available ROFO Space pursuant to such Tenant’s 5th Floor ROFO Rescission Right or of the Acceptable Expansion Space pursuant to Tenant’s Acceptable Expansion Space Rescission Right is on or after the date sixteen (16) months prior to the last day of the seventh Lease Year (i.e. one month prior to the date Tenant’s Termination Notice is due), then:

(a)

Tenant may exercise Tenant’s Termination Right by giving a Tenant’s Termination Notice on or before the date ninety (90) days after the 5th Floor ROFO Effective Cancellation Date or the Acceptable Expansion Space Effective Cancellation Date, as the case may be;

(b)	If Tenant exercises Tenant’s Termination Right, the Effective Termination Date shall be the date fifteen (15) months after Landlord receives such Tenant’s Termination Notice; and

(c)	For the purposes of determining the Termination Payment, the Unamortized Portion of Landlord’s Transaction Costs shall be determined based upon the amount of principal which would remain unpaid as of the date fifteen (15) months after Landlord receives Tenant’s Termination Notice, as set forth in clause (b) above.

(D)	Acceptable Expansion Space. “Acceptable Expansion Space” shall be defined as any area in the Waterfront Office Building offered to be leased by Landlord to Tenant pursuant to Landlord’s Expansion Offer which (i) contains not less than eighty (80%) of the Rentable Floor Area (“Minimum Expansion Space Floor Area”) nor more than one hundred twenty (120%) of the Rentable Floor Area requested to be leased by Tenant in the Expansion Request (“Maximum Expansion Space Floor Area”) (the condition set forth in this clause (i) being referred to herein as the “Size Condition”), (ii) with respect to which the rent payable by Tenant is based upon the Prevailing Market Rent, as defined in Section 3.2 above, and (iii) the estimated Commencement Date with respect to the Acceptable Expansion Space will occur during calendar years 2016 or 2017 (the condition set forth in this clause (iii) being referred to herein as the “Commencement Date Condition”).

(E)	Tenant’s Right to Dispute Landlord’s Expansion Offer; Tenant’s Demise of Acceptable Expansion Space. If Landlord gives Tenant a Landlord’s Expansion Offer to lease Acceptable Expansion Space pursuant to Section 3.5(C), then Tenant shall have the following options:

(i) Tenant may unconditionally accept such Landlord’s Expansion Offer by giving Landlord written notice (“Tenant’s Acceptance”) on or before the date fifteen (15) days after Tenant receives Landlord’s Expansion Offer. If Tenant timely gives Tenant’s Acceptance, then Landlord shall lease the Acceptable Expansion Space described in Landlord’s Expansion Offer to Tenant, and Tenant shall demise such Acceptable Expansion Space from Landlord, on the terms and conditions set forth in Landlord’s Expansion Offer, the terms of Section 3.3(D), and upon all of the terms and conditions of the Lease to the extent not inconsistent with Landlord’s Expansion Offer; or

(ii) Tenant may, by giving Landlord written notice (“Tenant’s Acceptance and Broker Determination Request”) on or before the date fifteen (15) days after Tenant receives Landlord’s Expansion Offer, accept such Landlord’s Expansion Offer, but assert that the Base Rent offered in Landlord’s Expansion Offer is not the Prevailing Market Rent of the Acceptable Expansion Space specified in Landlord’s Expansion Offer, and request a Broker Determination of such Base Rent in accordance with Exhibit H. Tenant’s Acceptance and Broker Determination Request shall expressly accept Landlord’s Expansion Offer and state that Tenant requests a Broker Determination. If Tenant timely gives Tenant’s Acceptance and Broker Determination Request, then Tenant shall be conclusively be deemed to have accepted Landlord’s Expansion Offer, Landlord shall lease the Acceptable Expansion Space described in Landlord’s Expansion Offer to Tenant, and Tenant shall demise such Acceptable Expansion Space from Landlord, on the terms and conditions set forth in Landlord’s Expansion Offer and upon all of the terms and conditions of the Lease to the extent not inconsistent with Landlord’s Expansion Offer, except that the Base Rent payable by Tenant with respect to the Acceptable Expansion Space will be either as determined by the Broker Determination (and both parties shall be bound by such Broker Determination), or as mutually agreed to by the parties in writing,; or

(iii) Tenant may give written notice (“Objection Notice”) to Landlord asserting that the space identified in Landlord’s Expansion Offer does not qualify as Acceptable Expansion Space because it does not satisfy either the Size Condition and/or the Commencement Date Condition. If Tenant delivers a timely Objection Notice to Landlord and if the space identified in Landlord’s Expansion Offer does not, in fact, qualify as Acceptable Expansion Space, then Tenant may exercise Tenant’s Termination Right unless Landlord delivers an acceptable Landlord’s Expansion Offer to Tenant.

If Tenant does not, on or before the date fifteen (15) days after Tenant’s receipt of Landlord’s Expansion Offer, timely either give to Landlord a Tenant’s Acceptance, a Tenant’s Acceptance and Broker Determination Request, or an Objection Notice, then Tenant shall conclusively be deemed to have agreed that: (i) Landlord’s Expansion Offer offered to lease Acceptable Expansion Space to Tenant for purposes of satisfying the Tenant’s Expansion Needs Condition, and, therefore, (ii) Tenant has no right to exercise Tenant’s Termination Right.

(F)	Acceptable Expansion Space Rescission Right. If the Commencement Date in respect of an Acceptable Expansion Space does not occur on or before the date one hundred fifty (150) days after the Estimated Commencement Date for such Acceptable Expansion Space, Tenant shall have the right (“Tenant’s Acceptable Expansion Space Rescission Right”) to cancel Tenant’s demise of such Acceptable Expansion Space. Tenant may exercise Tenant’s Acceptable Expansion Space Rescission Right by giving Landlord thirty (30) days written rescission notice (“Tenant’s Acceptable Expansion Space Rescission Notice”). If the Commencement Date with respect to such Acceptable Expansion Space occurs on or before the date (“Acceptable Expansion Space Effective Cancellation Date”) which is thirty (30) days after Landlord receives such Tenant’s Acceptable Expansion Space Rescission Notice, then Tenant’s Acceptable Expansion Space Rescission Notice shall be void and without force or effect, and Tenant shall have no right to cancel its demise of such Acceptable Expansion Space pursuant to this Section 3.5(F). If the Commencement Date with respect to such Acceptable Expansion Space does not occur on or before the date thirty (30) days after Landlord receives such Tenant’s Acceptable Expansion Space Rescission Notice, then the Tenant’s demise of such Acceptable Expansion Space shall be cancelled, and neither party shall have any further liability or obligation to the other party with respect to Tenant’s attempted demise of such Acceptable Expansion Space. The effect of Tenant’s exercise of Tenant’s Acceptable Expansion Space Rescission Right shall be the same as if Tenant had failed timely to accept Landlord’s offer to lease such Acceptable Expansion Space, except that, as provided in Section 3.5(C), Tenant’s Termination Right shall be revived.

(G)	Termination Payment. Subject to the provisions of this Section 3.5(F), the “Termination Payment” shall be equal to the sum of: (i) the Unamortized Portion, as hereinafter defined, of Landlord’s Transaction Costs, as hereinafter defined, plus (ii) the Rent Loss Payment, as hereinafter defined. The “Rent Loss Payment” shall be equal to $2,527,158.00, except that if (by reason of the exercise by Tenant of any of its Rescission Rights) the Effective Termination Date occurs after the last day of the seventh Lease Year, then the Rent Loss Payment shall be reduced by the amount of Base Rent to be paid by Tenant to Landlord between the last day of the seventh Lease Year and the Effective Termination Date.

(H)

Transaction Costs. “Landlord’s Transaction Costs” shall mean the following costs incurred by Landlord in connection with Tenant’s demise of the premises initially demised to Tenant: Landlord’s Contribution, any other costs incurred by Landlord in performing Landlord’s Work, brokerage commissions paid by Landlord in connection with Tenant’s demise of the premises initially demised to Tenant, and reasonable legal fees incurred by Landlord in connection with the Lease. “Landlord’s Additional Premises Transaction Costs” shall mean the following costs incurred by Landlord in connection with Tenant’s demise of any additional premises: any tenant allowances, any other costs incurred by Landlord in preparing such additional premises for Tenant’s occupancy, brokerage commissions paid by Landlord in connection with the Lease, and legal fees incurred by Landlord in connection with the Lease. Landlord shall, upon written request of Tenant, from time to time, advise Tenant of the amount of Landlord’s Transaction Costs and Landlord’s Additional Premises Transaction Costs, to the extent that such information is then available to Landlord and Landlord’s calculation of the Termination Payment.

(I)	Unamortized Portion. The “Unamortized Portion” shall be defined as the amount of principal which would remain unpaid as of the Effective Termination Date with respect to a loan in an original principal amount equal to the Landlord’s Transaction Costs (or Landlord’s Additional Premises Transaction Costs, as the case may be) and which is repaid in equal monthly payments of principal and interest on a direct reduction basis over the initial Term of the Lease with respect to the premises initially demised to Tenant (or the applicable additional premises, as the case may be) based upon an interest rate of six percent (6%) per annum.

(J)	If Tenant timely and properly exercises Tenant’s Termination Right and pays the entire Termination Fee, pursuant to this Section 3.5, then the Term of the Lease shall terminate as of the Effective Termination Date as if the Effective Termination Date were the Expiration Date set forth in Section 1.2, and Annual Fixed Rent and other charges shall be apportioned as of said Effective Termination Date. If Tenant fails timely and properly to give Tenant’s Termination Notice and to pay the first half of the Termination Fee, Tenant shall have no right to terminate the term of the Lease pursuant to this Section 3.5, time being of the essence hereof. If Tenant timely and properly gives Tenant’s Termination Notice and pays the first half of the Termination Fee, but Tenant fails timely to pay the Balance of the Termination Fee on or before the Effective Termination Date and if Tenant fails to cure such failure on or before the date ten (10) days after Tenant receives written notice of such failure from Landlord, then Landlord shall have the right, at Landlord’s election, to either : (i) declare Tenant’s Termination Notice void and of no force or effect, in which case Landlord shall apply the first half of the Termination Fee paid by Tenant as a credit against Tenant’s next succeeding obligation(s) to pay Annual Fixed Rent and other charges due under the Lease, or, (ii) to require Tenant to pay the balance of the Termination Fee, plus all legal fees incurred by Landlord in enforcing Tenant’s obligation to pay the Balance of the Termination Fee.

(K)	If Tenant exercises its Termination Right pursuant to this Section 3.5, Tenant shall have no right to extend the Term of the Lease pursuant to Section 3.2.

ARTICLE IV

Condition of Premises; Alterations

4.0	Landlord’s Work

Landlord shall commence and diligently perform Landlord’s Work in accordance with the Work Agreement attached hereto as Exhibit B and made a part hereof. In addition to the performance of the Landlord’s Work, Landlord shall deliver the Premises to Tenant vacant, broom clean, free of all property, debris, Hazardous Materials, tenants or occupants. Subject to delays arising from Force Majeure, Landlord shall use diligent efforts to achieve Substantial Completion of Landlord’s Work on or before the Estimated Commencement Date. However, except as set forth in Section II of Exhibit B, the failure of the Commencement Date to occur on or before the Estimated Commencement Date shall in no way affect the validity of this Lease or the obligations of Tenant hereunder nor shall the same be construed in any way to extend the Term of this Lease. Except as set forth in Section II of Exhibit B, if the Commencement Date does not occur on or before the Estimated Commencement Date, Tenant shall not have any claim against Landlord, and Landlord shall have no liability to Tenant, by reason thereof.

ARTICLE V

Annual Fixed Rent and Electricity

5.1	Fixed Rent

Tenant agrees to pay to Landlord, commencing on the Commencement Date, and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Lease Term, a sum equal to one-twelfth (1/12th) of the Annual Fixed Rent specified in Section 1.2 hereof for the applicable portion of the Term of this Lease and on the first day of each and every calendar month during each Extended Term (if exercised), a sum equal to one-twelfth of the Annual Fixed Rent as determined in Section 3.2 for the applicable Extended Term. Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Boston Properties Limited Partnership either (i) by mail to P.O. Box 3557, Boston, Massachusetts 02241-3557, (ii) by wire transfer to Bank of America in Dallas, Texas, Bank Routing Number 0260-0959-3 or (iii) by ACH transfer to Bank of America in Dallas, Texas, Bank Routing Number 111 000 012, and in the case of (ii) or (iii) referencing Account Number 3756454460, Account Name of Boston Properties, LP, Tenant’s name and Atlantic Wharf address. All remittances received by BOSTON PROPERTIES LIMITED PARTNERSHIP, as Agents as aforesaid, or by any subsequently designated recipient, shall be treated as a payment to Landlord.

Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis based on a 365 day year, and, if the Commencement Date shall be other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Commencement Date to the first day of the succeeding calendar month.

Additional Rent payable by Tenant on a monthly basis, as elsewhere provided in this Lease, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion and, if applicable at that time, shall commence on the Commencement Date and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

Notwithstanding that the payment of Annual Fixed Rent payable by Tenant to Landlord shall not commence until the Commencement Date, Tenant shall be subject to, and shall comply with, all other provisions of this Lease as and at the times provided in this Lease.

The Annual Fixed Rent and all other charges for which provision is made in this Lease shall be paid by Tenant to Landlord without setoff, deduction or abatement except as otherwise expressly set forth in this Lease.

5.2	Allocation of Electricity Charges

Landlord shall allocate the cost of electricity to Tenant in accordance with the procedure contained in Exhibit F, and Tenant shall pay for electricity as provided in said Exhibit F.

ARTICLE VI

Taxes

6.1	Definitions

With reference to the real estate taxes referred to in this Article VI, it is agreed that terms used herein are defined as follows:

(a)	“Tax Year” means the 12-month period beginning July 1 each year during the Lease Term or if the appropriate Governmental tax fiscal period shall begin on any date other than July 1, such other date with appropriate proration of any change.

(b)	“Landlord’s Tax Expenses Allocable to the Premises” means the same proportion of Landlord’s Tax Expenses as Rentable Floor Area of Tenant’s Premises bears to 100% of the Total Rentable Floor Area of the Building.

(c)	“Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate “real estate taxes” (hereinafter defined) with respect to that Tax Year, reduced by any net abatement receipts with respect to that Tax Year but equitably adjusted to be a fully/assessed, fully occupied building.

(d)

“Real estate taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any Governmental authority (including, but not limited to, any tax, assessment or charge resulting from the creation of a special improvement district, (but excluding any late fees unless Tenant is late with its payments)) on, or allocable to: (i) the Building (i.e., the Tower Office Unit and the Waterfront Office Unit, as defined in the Secondary Condominium Documents), and (ii) reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes (collectively, “Abatement Expenses”), which Abatement Expenses shall be excluded from Base Taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest other than penalty interest payable thereon) of such special tax or special assessment required to be paid on account of the tax year or portion thereof included with the Lease Term, payable over the longest period permitted by law. There shall be excluded from such taxes all mitigation or impact fees or subsidies associated with the initial construction of the Building or Atlantic Wharf and all income, inheritance, estate, succession, transfer, gift, franchise, or capital stock taxes; provided, however, that if at any time during the Lease Term the present system of ad valorem taxation of real property shall be changed so that in lieu of, or in addition to, the whole or any part of the ad valorem tax on real property (or in lieu of, or in addition to, any increases therein) there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Site or Building or Property, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which Atlantic Wharf is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “Real Estate Taxes” but only to the extent that the same would be payable if the Site and Building, were the only property of Landlord. To the extent that the Building is not separately assessed for real estate tax purposes, but is assessed as part of a larger parcel including the Russia Building and the Garage, then the Landlord shall make a reasonable allocation in accordance with the Condominium Documents as to the amount of the real estate taxes that should be allocated to the Building for the purposes of determination of the Tenant’s share of increases in real estate taxes under this Lease. The Landlord’s allocation, if made in good faith, shall be final. For the purposes of this Lease, real estate taxes shall include any legally required payment in lieu of taxes or any payments made under Chapter 121A of the Massachusetts General Laws or any similar law, provided that any such payments in lieu of taxes shall be included solely to the extent any such agreement is consistent with agreements then required to be entered into in the City of Boston for comparable properties, but shall not be included in real estate taxes to the extent any such agreement is not so required or consistent.

(e)	“Base Taxes” means Landlord’s Tax Expenses (hereinbefore defined) for fiscal tax year 2012 (that is the period beginning July 1, 2011 and ending June 30, 2012), provided, however, the Base Taxes shall be equitably adjusted and grossed up as if the Building (or the applicable portion of Atlantic Wharf on which Base Taxes are based) were to be a fully assessed, fully occupied building. Landlord represents and warrants to Tenant that, as of the Execution Date of this Lease, there are no tax agreements, tax credits, tax abatements or other tax incentives applicable to the Base Taxes for the Building which expire or terminate during the Term of this Lease.

(f)	“Base Taxes Allocable to the Premises” means the same proportion of Base Taxes as the Rentable Floor Area of Tenant’s Premises bears to 100% of the Total Rentable Floor Area of the Building.

(g)	If during the Lease Term the Tax Year is changed by applicable law to less than a full 12-month period, the Base Taxes and Base Taxes Allocable to the Premises shall each be proportionately reduced.

6.2	Tenant’s Share of Real Estate Taxes

If with respect to any full Tax Year or fraction of a Tax Year falling within the Lease Term Landlord’s Tax Expenses Allocable to the Premises for a full Tax Year exceed Base Taxes Allocable to the Premises or for any such fraction of a Tax Year exceed the corresponding fraction of Base Taxes Allocable to the Premises (such amount being hereinafter referred to as the “Tax Excess”), then Tenant shall pay to Landlord, as Additional Rent, the amount of such Tax Excess. Payments by Tenant on account of the Tax Excess shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to Landlord shall be an amount from time to time reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to the Tax Excess, ten (10) days at least before the day on which tax payments by Landlord would become delinquent. Not later than ninety (90) days after Landlord’s Tax Expenses Allocable to the Premises are determinable for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Lease Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding year or fraction thereof, as the case may be, real estate taxes allocated to the Building, abatements and refunds, if any, of any such taxes and assessments, expenditures incurred in seeking such abatement or refund, the amount of the Tax Excess, the amount thereof already paid by Tenant and the amount thereof overpaid by, or remaining due from, Tenant for the period covered by such statement, together with copies of all of the tax bills from the City of Boston on which such calculations are based. Landlord shall provide Tenant with a statement of the amount of Taxes included in Base Taxes following the conclusion of the Base Tax Year, and if requested by Tenant together with copies of all of the tax bills from the City of Boston on which such calculations are based. Within thirty (30) days after the receipt of such statement, Tenant shall pay any sum remaining due. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant if the Lease Term has then expired and Tenant has no further obligation to Landlord. Reasonable expenditures for legal fees and for other expenses incurred in obtaining an abatement or refund may be charged against the abatement or refund before the adjustments are made for the Tax Year.

To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the statement to be furnished by Landlord shall be rendered and payments made on account of such installments.

Landlord shall, within thirty (30) days after Landlord receives written notice from the Tax Assessor of the City of Boston setting forth the assessed value of the Building for the Base Tax Year, provide to Tenant a written statement of the amount of assessed value of the Building which Landlord intends to use as the basis for Base Taxes and the manner in which Landlord determined such amount. After Landlord delivers such statement to Tenant, the parties shall meet at a mutually acceptable time to discuss Landlord’s determination of such assessed value.

ARTICLE VII

Landlord’s Repairs and Services and Tenant’s Escalation Payments

7.1	Structural Repairs; Water Tightness

Except for damage caused by fire or casualty or by eminent domain which shall be covered by Article XIV of this Lease, Landlord shall, throughout the Lease Term, at Landlord’s sole cost and expense, keep and maintain, or cause to be kept and maintained, in good order, condition and repair generally and reasonably consistent with other high quality Class A office buildings in the Central Business District in Boston and in conformance with all Legal Requirements, including necessary capital repairs and replacements, the following portions of the Building: all structural and non-structural portions and components of the roof systems (including roof membranes), the exterior and load bearing walls, the foundation, the structural columns, mullions, floor/ceiling slabs, exterior glass, shafts and other structural elements of the Building and the reasonable weatherizing of the Building; provided however, that, subject to Section 13.13, Tenant shall pay to Landlord, as Additional Rent, the cost of any and all such repairs which may be required as a result of repairs, alterations, or installations made by Tenant or any subtenant, assignee, licensee or concessionaire of Tenant or any agent, servant, employee or contractor of any of them or to the extent of any loss, destruction or damage caused by the negligent act or omission of Tenant, any assignee or subtenant or any agent, servant, employee, customer, visitor or contractor of any of them.

7.2	Other Repairs to be Made by Landlord

Except for damage caused by fire or casualty or by eminent domain which shall be covered by Article XIV of this Lease, and except as otherwise provided in this Lease, and subject to provisions for reimbursement by Tenant as contained in Section 7.5, Landlord agrees to keep and maintain, or cause to be kept and maintained, in good order, condition and repair generally and reasonably consistent with other high quality Class A office buildings in the Central Business District in Boston and in conformance with all Legal Requirements, the common areas and facilities of the Building, including the base building mechanical, electrical, plumbing, sprinkler, fire/life safety, and access control systems and the base building heating, ventilating, and air conditioning (“Base Building HVAC”) systems serving the Premises and the Building and other common Building systems equipment servicing the Premises, except that Landlord shall in no event be responsible to Tenant for (a) subject to Section 13.13, the condition of glass in and about the Premises (other than for glass in exterior walls for which Landlord shall be responsible unless the damage thereto is attributable to Tenant’s negligence or misuse, in which event the responsibility for the cost thereof shall be Tenant’s), or (b) subject to Section 13.13, any condition in the Premises or the Building caused by any act or neglect of Tenant or any agent, employee, contractor, assignee, subtenant, licensee, concessionaire or invitee of Tenant. Without limitation, Landlord shall not be responsible to make any improvements or repairs to the Building or the Premises other than as expressly provided in Section 7.1 or in this Section 7.2, unless expressly otherwise provided in this Lease or the Condominium Documents. Landlord shall perform Landlord’s obligations under the Condominium Documents and shall use reasonable efforts to enforce the obligations of the Tower Office Unit owner and the Commercial Unit Owner under the Condominium Documents to the extent that such obligations affect Tenant.

7.3	Services to be Provided by Landlord

In addition, and except as otherwise provided in this Lease and subject to provisions for reimbursement by Tenant as contained in Section 7.5 and Tenant’s responsibilities in regard to electricity as provided in Section 5.2, Landlord agrees to furnish services, utilities, facilities and supplies to the Premises and the Building as set forth in Exhibit C hereto equal in quality comparable to those customarily provided by landlords in high quality Class A buildings in Boston. In addition, Landlord agrees to furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in similar buildings in Boston, and such additional special services as may be mutually agreed upon by Landlord and Tenant, upon reasonable and equitable rates from time to time established by Landlord. Tenant agrees to pay to Landlord, as Additional Rent, the cost of any such additional Building services requested by Tenant and for the cost of any additions, alterations, improvements or other work performed by Landlord in the Premises at the request of Tenant within thirty (30) days after being billed therefor. Landlord represents to Tenant that, as of the Execution Date, there are two zones for overtime Base Building HVAC services and tenants are charged for overtime Base Building HVAC service based upon an hourly charge relating to the applicable zoning and floor to which such service is provided.

7.4	Operating Costs Defined

“Operating Expenses Allocable to the Premises” means the same proportion of the Operating Expenses for the Building (as hereinafter defined) as Rentable Floor Area of the Premises bears to 100% of the Total Rentable Floor Area of the Building. “Base Operating Expenses” means Operating Expenses for the Building for calendar year 2012 (that is the period beginning January 1, 2012 and ending December 31, 2012 (the “Base Year”)). Base Operating Expenses shall not include market-wide cost increases due to extraordinary circumstances, including but not limited to, Force Majeure (as defined in Section 14.1), boycotts, strikes, conservation surcharges, embargoes or shortages. For purposes of this Section 7.4, “market-wide cost increases due to extraordinary circumstances” shall mean an actual, material increase in a category of Landlord’s Operating Expenses under this Lease in excess of the amount reasonably budgeted by Landlord for such expense category in the Base Operating Expenses which is attributable to some unanticipated event or circumstance occurring during the Base Year and that affects the Central Business District of the City of Boston in general for a temporary period of time and where the costs for such category(ies) subsequently returns, within not more than nine (9) months after the calendar year used for calculating Base Operating Expenses, to amounts that would otherwise have been consistent with the projected and normal level of increases in such category(ies) of costs during subsequent years of the Term. If there are elements of Building repair and maintenance which would have been included in Base Operating Expenses except that such repair and maintenance is covered under construction or installation warranties or service contracts, then the costs which would have been incurred but for such warranties or service contracts shall be included in Base Operating Expenses, less the reasonable costs incurred by Landlord in enforcing such warranties and less the cost of any such service contracts. “Base Operating Expenses Allocable to the Premises” means the same proportion of Base Operating Expenses as the Rentable Floor Area of Tenant’s Premises bears to 100% of the Total Rentable Floor Area of the Building. “Operating Expenses for the Building” means the cost of operation of the Building and the Building’s share (allocated per the Condominium Documents) of the cost of operating the common areas of Atlantic Wharf as more specifically provided below in Section 7.4, including those incurred in discharging the obligations under Sections 7.2 and 7.3; however there shall be excluded from the Operating Expenses for the Building all costs solely relating to the operation and maintenance of the Garage or the retail and residential portions of Atlantic Wharf. In no event shall Landlord have the right to include in Operating Expenses for the Building more than 100% of the Building’s allocable share of any Operating Expense and, so long as Landlord is operating the multi-media center in accordance with the requirements of the Chapter 91 license applicable to Atlantic Wharf (as the same may be modified by amendment or waiver), all revenue and user fees collected from use of the multi-media center shall be credited against the operating expenses of such facility. In addition, such costs shall exclude payments of debt service and any other mortgage charges, brokerage commissions, real estate taxes (to the extent paid pursuant to Section 6.2 hereof), and costs of special services rendered to tenants (including Tenant) for which a separate charge is made, but shall include, without limitation:

(a)	compensation, wages and all fringe benefits, workmen’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons up to and including the level of Regional Property Manager for their services in the operating, maintaining, managing, insuring or cleaning of the Building. To the extent, if any, that any such persons shall perform any work with respect to the Building and other buildings in or common areas of Atlantic Wharf or other properties of Landlord or its affiliates, there shall be a reasonable allocation to the Building of the aforesaid charges and items payable to such persons among other buildings, areas and properties so served;

(b)	payments under service contracts with independent contractors for operating, maintaining or cleaning of the Building;

(c)	steam, water, sewer, gas, oil, electricity and telephone charges (excluding such utility charges separately chargeable to tenants for additional or separate services and excluding electricity for plugs, lights and supplemental heating, ventilating and air-conditioning supplied to leasable areas of the Building) and costs of maintaining letters of credit or other security as may be required by utility companies as a condition of providing such services;

(d)	cost of maintenance, cleaning and repairs and replacements (other than repairs not properly chargeable against income or reimbursable from contractors under guarantees);

(e)	cost of snow removal and the cost of landscaping services;

(f)	cost of building and cleaning supplies and equipment;

(g)

premiums for insurance carried with respect to the Building (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and of monthly installments of Annual Fixed Rent and any Additional Rent which may be due under this Lease and other leases of space in the Building for not more than twelve (12) months in the case of both Annual Fixed Rent and Additional Rent and, if there be any first mortgage on the Building, including such insurance as may be required by the holder of such first mortgage); provided, however, that: (i) so long as an affiliate of Boston Properties Limited Partnership owns the Building, such coverages are consistent with those carried by other affiliates of Boston Properties Limited Partnership which own properties similar to the Building in the greater Boston area, and (ii) during such period of time as the Building is not owned by an affiliate of Boston Properties Limited,

Partnership, such coverages shall be of the type and amounts customarily required to be carried by lenders of comparable class A, multi-tenant office buildings in Central Business District of the City of Boston;

(h)	management fees at reasonable rates for self managed buildings consistent with the type of occupancy and the services rendered, but in no event at a rate of more than four percent (4%) of fixed and additional rent scheduled for the Building (excluding Tenant electricity reimbursements), parking fees and the aforesaid management fees), the parties agreeing that in calculating the amount of management fees included in Operating Expenses for any calendar year (including the Base Year), management fees shall grossed up as if the Building were 95% occupied (i.e., determined as full rent were being paid on any space which is vacant during such year and on any space with respect to which the tenant is receiving the benefit of free rent or rent abatements);

(i)	the Building’s share (determined in accordance with the Condominium Documents) of Operating Expenses (as herein defined in this Section 7.4) related to the operation (and insurance) of the open areas, interior and exterior public areas and amenities, plazas, common areas, facilities and other non-leasable areas of Atlantic Wharf including the Lot, and the Public Spaces (but not including any portion of the Russia Building) and other mixed use common area maintenance costs incurred by Landlord or any other owner and allocated to the Building and any shuttle buses and other like amenities, for use of tenants of the Building either alone or in common with tenants of other buildings in Atlantic Wharf and any contributions or payments respecting the Rose Kennedy Greenway;

(j)	depreciation for capital expenditures made by Landlord during the Lease Term but only with respect to capital expenditures incurred (x) to reduce Operating Expenses if Landlord reasonably shall have determined that the annual reduction in Operating Expenses shall exceed depreciation therefor or (y) to comply with Legal Requirements effective after the date of this Lease (the capital expenditures described in subsections (x) and (y) being hereinafter referred to as “Permitted Capital Expenditures”) plus, in the case of both (x) and (y), an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the general locality in which the Building is located, and depreciation in the case of both (x) and (y) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired, which useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item; provided, however, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in other Operating

Expenses, including, without limitation, energy related costs, and that such projected savings will, on an annual basis (“Projected Annual Savings”), exceed the annual depreciation therefor, then and in such event the amount of depreciation for such capital expenditure shall be increased to an amount equal to the Projected Annual Savings; and in such circumstance, the increased depreciation (in the amount of the Projected Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the item in question, together with interest thereon at the interest rate as aforesaid in equal monthly payments, each in the amount of 1/12th of the Projected Annual Savings, with such payment to be applied first to interest and the balance to principal; and

(k)	all other reasonable and necessary expenses paid in connection with the operating, cleaning and maintenance of the Building or said common areas and facilities of the Building consistent with other high quality Class A buildings in the Central Business District of Boston and properly chargeable against income.

Notwithstanding anything in this Lease to the contrary, to the extent that Landlord provides or procures services for the Building together with other buildings in Atlantic Wharf or otherwise operated by Landlord or any affiliate thereof, then the costs of such services shall be allocated between the Building and such other buildings in a manner reasonably determined by Landlord.

Notwithstanding any of the foregoing, all of the items of expense listed in Exhibit M attached hereto and made a part hereof entitled Operating Expense Exclusions, are excluded from Operating Expenses.

Notwithstanding the foregoing, in determining the amount of Operating Expenses for the Building for any calendar year or portion thereof falling within the Lease Term (including the calendar year in which Base Operating Expenses are determined), if less than one hundred percent (100%) of the Total Rentable Floor Area of the Building shall have been occupied by tenants at any time during the period in question, then, with respect to the Base Year then, at Landlord’s election, with respect to years after the Base Year, but on a mandatory basis for the Base Year, those components of Operating Expenses for the Building that vary based on occupancy for such period shall be adjusted to equal the amount such components of Operating Expenses for the Building would have been for such period had occupancy been one hundred percent (100%) throughout such period.

7.5	Tenant’s Escalation Payments

(A)	If with respect to any calendar year falling within the Lease Term, or fraction of a calendar year falling within the Lease Term at the beginning or end thereof, the Operating Expenses Allocable to the Premises (as defined in Section 7.4) for a full calendar year exceed Base Operating Expenses Allocable to the Premises (as defined in Section 7.4) or for any such fraction of a calendar year exceed the corresponding fraction of Base Operating Expenses Allocable to the Premises (such amount being hereinafter referred to as the “Operating Cost Excess”), then Tenant shall pay to Landlord, as Additional Rent, on or before the thirtieth (30th) day following receipt by Tenant of the statement referred to below in this Section 7.5, the amount of such Operating Cost Excess.

(B)	Estimated payments by Tenant on account of the Operating Cost Excess shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to Landlord shall be an amount reasonably estimated by Landlord in writing to Tenant from time to time (but no more than twice in any calendar year) to be sufficient to cover, in the aggregate, a sum equal to the Operating Cost Excess for each calendar year during the Lease Term.

(C)	No later than one hundred twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Lease Term or fraction thereof at the end of the Lease Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices consistently applied and certified by a representative of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, the Operating Expenses for the Building and the Operating Expenses Allocable to the Premises. The first such Operating Expense Statement from Landlord under this Lease shall also set forth the Base Operating Expenses and the Base Operating Expenses Allocable to the Premises. Said statement to be rendered to Tenant also shall show for the preceding year or fraction thereof, as the case may be, the amounts already paid by Tenant on account of Operating Cost Excess and the amount of Operating Cost Excess remaining due from, or overpaid by, Tenant for the year or other period covered by the statement.

If such statement shows a balance remaining due to Landlord, Tenant shall pay same to Landlord on or before the thirtieth (30th) day following receipt by Tenant of said statement. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant within thirty (30) days if the Lease Term has then expired and Tenant has no further obligation to Landlord.

Any payment by Tenant for the Operating Cost Excess shall not be deemed to waive any rights of Tenant to claim that the amount thereof was not determined in accordance with the provisions of this Lease.

(D)	In the event of any dispute regarding the amount due as Tenant’s Operating Cost Excess, Tenant shall have the right, after reasonable notice and at reasonable times during normal business hours, to inspect and photocopy Landlord’s accounting records relating to the Operating Costs Excess for the period in question at Landlord’s office in Boston, MA, provided Tenant shall exercise such right with respect to any calendar year by giving such notice to Landlord within one hundred (100) days after Tenant shall receive a bill or reconciliation from Landlord concerning Operating Costs for such calendar year. Notwithstanding the foregoing, if Tenant has not previously exercised its right, pursuant to this Paragraph (D), to examine Landlord’s accounting records relating to Operating Costs Excess for calendar year 2012, Tenant shall have the right to make such examination at the same time that Tenant properly exercises its right to examine Landlord’s accounting records relating to Operating Costs Excess for calendar year 2013 or 2014. Time is of the essence as to any notice. Further, in no event shall Tenant have the right to make any such examination (whether by itself or with an examiner) more than once in respect of any year in which Landlord has given Tenant a statement of Operating Costs, unless review of a subsequent period gives rise to the disclosure of a miscalculation or error that may apply to any of the two (2) calendar years prior to the calendar year for which such miscalculation or error has been discovered; provided, however that if any such prior calendar year was subject to a previous examination, then no further review of such prior calendar year shall be permitted. If, after such inspection and photocopying, Tenant continues to dispute the amount of its Operating Cost Excess, Tenant or an independent professional firm designated by Tenant (including FHO Partners) shall be entitled to audit and/or review Landlord’s records relating to the period in question with respect to the proper amount of Operating Cost Excess; provided that no auditor engaged by Tenant shall be paid on a contingent fee basis. As a condition to performing any such examination, Tenant and its examiners shall be required to execute and deliver to Landlord a commercially reasonable agreement, in form reasonably acceptable to Landlord, agreeing to keep confidential any information about Landlord or the Building obtained in the course of such examination.

If such audit or review reveals that Landlord has overcharged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord shall reimburse Tenant the amount of such overcharge plus interest thereon at the Lease Interest Rate. If the audit reveals that Tenant was undercharged, then within thirty (30) days after the results of the audit are made available to Tenant, Tenant shall reimburse Landlord the amount of such undercharge plus interest thereon at the Lease Interest Rate. If Landlord desires to contest such audit results, Landlord may do so by submitting the results of the audit to arbitration pursuant to the then current rules and procedures of the American Arbitration Association within sixty (60) days of receipt of the results of the audit, and the arbitration shall be final and binding upon Landlord and Tenant. The cost of the arbitrator engaged in connection with such arbitration shall be shared equally between the parties.

Tenant agrees to pay the cost of its own audit, provided that if the audit reveals that Landlord’s determination of Operating Cost Excess as set forth in any statement sent to Tenant was in error in Landlord’s favor by more than Ten Thousand Dollars ($10,000.00), Landlord shall pay the cost of such audit. Landlord shall provide Tenant with a statement of the Operating Costs incurred in the Base Year following the conclusion of the such Base Year, and Tenant’s audit right shall include but not be limited to the right to audit and review Landlord’s records with respect to such Base Year.

7.6	No Damage

Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any purposes in this Lease authorized, or for repairing the Premises or any portion of the Building or Atlantic Wharf however the necessity may occur provided that except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage or entry (except in the event of emergencies and in connection with normal cleaning and maintenance operations) and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof. Except in the event of an emergency, Tenant may have the right to have an employee or other representative of Tenant accompany Landlord when Landlord is making such entry. In exercising any right which Landlord has to enter the Premises, Landlord shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including, without limitation, by reason of Force Majeure (as defined in Section 14.1 hereof) or for any cause due to any act or neglect of Tenant or Tenant’s servants, agents, employees, licensees or any person claiming by, through or under Tenant, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in this Lease, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

Notwithstanding the foregoing, and solely for the purposes of this Section 7.6, an “Abatement Event” shall be defined as an event or circumstance where a portion of the Premises becomes untenantable and Tenant ceases to occupy such portion of the Premises resulting from or caused by: (i) any repairs, alterations, replacements or improvements made by Landlord, (ii) Landlord’s failure to make any repairs, alterations, or improvements required to be made by Landlord hereunder, or to provide any service required to be provided by Landlord hereunder, or to remediate any Hazardous Materials, as defined in Section 11.2 and provided that such Hazardous Materials were not used, stored, or disposed of by Tenant, anyone claiming by, through or under Tenant, or any of their respective agents, employees or contractors, or (iii) any failure of Landlord to provide electrical, heating, ventilating, air conditioning, or all elevator service to the Premises or reasonable access to the Premises. Tenant shall give Landlord notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Annual Fixed Rent and Tenant’s payments on account of Landlord’s Tax Expenses Allocable to the Premises and Operating Expenses Allocable to the Premises shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total Rentable Floor Area of the Premises. The term “Eligibility Period” shall mean (i) as the result of an Abatement Event due to an event or circumstance within Landlord’s reasonable control, a period of three (3) consecutive days after Landlord’s receipt of any Abatement Notice(s) and (ii) as the result of an Abatement Event due to an event or circumstance not within Landlord’s reasonable control, a period of fifteen (15) consecutive days after Landlord’s receipt of any Abatement Notice(s). Notwithstanding anything herein contained to the contrary, in no event shall any of the events referred to in this Section 7.6 give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises

ARTICLE VIII

Tenant’s Repairs

8.1	Tenant’s Repairs and Maintenance

Tenant covenants and agrees that, from and after the date that possession of the Premises is delivered to Tenant and until the end of the Lease Term, (except during construction of Tenant’s Work (which shall be governed by Work Letters).Tenant will keep neat and clean and maintain in good order, condition and repair the Premises and every part thereof, excepting only for those repairs or other obligations for which Landlord is responsible under the terms of Article VII of this Lease conditions caused by the negligence or willful misconduct of Landlord or its employees, agents or contractors, and damage by fire or casualty and as a consequence of the exercise of the power of eminent domain. Tenant shall not permit or commit any waste, and, subject to Section 13.13, Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damages to common areas in the Building or at Atlantic Wharf by Tenant, Tenant’s agents, employees, contractors, sublessees, licensees, concessionaires or invitees (other than ordinary wear and tear). Tenant shall maintain all its equipment, furniture and furnishings in good order and repair.

If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same forthwith, and, subject to the next following sentence, if Tenant refuses or neglects to commence such repairs and complete the same within thirty (30) days after written notice (or such longer period of time as Tenant may reasonably require to complete the same, provided that Tenant commences to perform such repairs within such thirty (30) day period and thereafter diligently prosecutes such repairs to completion), Landlord may (but shall not be required to do so) make or cause such repairs to be made and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant’s stock or business by reason thereof except to the extent of the negligence or willful misconduct of any Landlord Parties. Notwithstanding the foregoing, in emergencies, Landlord may exercise its rights under the immediately preceding sentence without prior notice to Tenant. If Landlord makes or causes such repairs to be made, Tenant agrees that Tenant will forthwith within thirty (30) days of Landlord’s demand, pay to Landlord as Additional Rent the cost thereof together with interest thereon at the rate specified in Section 16.21, and if Tenant shall default in such payment, Landlord shall have the remedies provided for non-payment of rent or other charges payable hereunder.

ARTICLE IX

Alterations

9.1	Landlord’s Approval

Tenant covenants and agrees not to make alterations, additions or improvements to the Premises (other than Cosmetic Alterations, as hereinafter defined), whether before or during the Lease Term, except in accordance with plans and specifications therefor first approved by Landlord in writing, which approval shall not be unreasonably withheld or delayed. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations, additions or improvements which are visible outside the Premises shall be in Landlord’s sole discretion. Without limiting such standard, Landlord shall not be deemed unreasonable:

(a)

for withholding approval of any alterations, additions or improvements which (i) in Landlord’s opinion might materially and adversely affect any structural element of the Building or which might affect any exterior element of the Building, any area or element outside of the Premises or might materially and adversely affect any facility or base building mechanical system serving any area of the Building outside of the Premises, or (ii) involve or affect the exterior design, size, height or other exterior dimensions of the Building, or (iii) enlarge the Rentable Floor Area of the Premises, or (iv) are inconsistent, in Landlord’s good faith judgment, with alterations satisfying Landlord’s reasonable standards which do not discriminate between similarly situated tenants for new alterations in the Building, or (v) will require unusual expense to readapt the Premises to normal office use on Lease termination or increase the cost of construction or of insurance or taxes on the Building or of the services called for by Section 7.3 unless Tenant first gives assurance reasonably acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination without expense to Landlord.

(b)	for making its approval conditional on Tenant’s agreement to restore the Premises to its condition prior to such alteration, addition, or improvement at the expiration or earlier termination of the Lease Term. Notwithstanding anything to the contrary herein contained, Landlord agrees that Tenant will not be required to remove any alterations, additions, or improvements which: (i) are found in typical business offices in the Central Business District of the City of Boston, and (ii) are not, in Landlord’s reasonable judgment, unusual costly to remove and restore. Without limiting the foregoing, Landlord shall, in any event, have the right to require Tenant to remove internal staircases and Cable. If Tenant makes any alterations, additions or improvements to the Premises, then Landlord may, except as provided above, elect to require Tenant at the expiration or sooner termination of the Term of this Lease to restore the Premises to substantially the same condition as existed at the Commencement Date. If Tenant so requests in writing at the time that Tenant requests Landlord’s approval of such alterations, additions or improvements, Landlord agrees to make such election at the time that Landlord approves Tenant’s plans for any such alterations, additions or improvements.

Landlord’s review and approval of any such plans and specifications or under Exhibit B and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Building and the other requirements of the Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor be deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises; accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in Atlantic Wharf in connection with any such work. Within 30 days after receipt of an invoice from Landlord, Tenant shall pay to Landlord, as a fee for Landlord’s review of any plans or work (excluding any review respecting initial improvements performed pursuant to Exhibit B or other improvements for which a fee had previously been paid, but including any review of plans or work relating to any assignment or subletting), as Additional Rent, an amount equal to the sum of : (i) $150.00 per hour for technical reviews performed in-house by Landlord’s professional staff, plus (ii) if Landlord reasonably determines that a third-party consultant is needed to review such work or plans, then Tenant shall reimburse Landlord for the reasonable third-party out-of-pocket costs incurred by Landlord in hiring said third party to review Tenant’s plans and Tenant’s work.

Notwithstanding anything to the contrary herein contained, Tenant shall have the right, without obtaining Landlord’s consent, to either: (x) make cosmetic interior nonstructural alterations, additions or improvements other than installing paint and carpet, the cost of which do not exceed Four Hundred Thousand and 00/100 ($400,000.00) Dollars, or (y) install paint and carpet (collectively “Cosmetic Alterations”), provided however that:

(i)	Tenant shall give prior written notice to Landlord of such Cosmetic Alterations;

(ii)	Tenant shall submit to Landlord plans for such Alterations if Tenant utilizes plans for such Cosmetic Alterations; and

(iii)	such Cosmetic Alterations shall not materially affect any of the Building’s systems, or the ceiling of the Premises.

Upon and subject to the provisions of this Lease, Tenant may construct internal staircases between floors within the Premises that are located in the Waterfront Office Building and Tenant shall have the right to select the location of such internal staircases, subject to Tenant’s obtaining Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed.

9.2	Conformity of Work

Tenant covenants and agrees that any alterations, additions, improvements or installations made by it to or upon the Premises shall be done in a good and workmanlike manner and in compliance with all applicable Legal Requirements and Insurance Requirements now or hereafter in force, that materials of first and otherwise good quality shall be employed therein, that the structure of the Building shall not be endangered or impaired thereby and that the Premises shall not be diminished in value thereby.

9.3	Performance of Work, Governmental Permits and Insurance

All of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or Atlantic Wharf or interfere with Building construction or operation and, except for installation of furnishings, shall be performed by Landlord’s general contractor or by contractors or workers first approved by Landlord, as to which Landlord agrees to act reasonably. Except for work by Landlord’s general contractor, Tenant shall procure all necessary governmental permits before making any repairs, alterations, other improvements or installations. Tenant agrees to save harmless and indemnify Landlord from any and all injury, loss, claims or damage to any person or property occasioned by or arising out of the doing of any such work whether the same be performed prior to or during the Term of this Lease. At Landlord’s election, as to which Landlord agrees to act reasonably, with respect only to alterations costing in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) and excluding Cosmetic Alteration and Landlord’s Work, Tenant shall cause its contractor to maintain a payment and performance bond in such amount and with such companies as Landlord shall reasonably approve. In addition, Tenant shall cause each contractor to carry insurance in accordance with Section 13.14 hereof and to deliver to Landlord certificates of all such insurance. Tenant shall also prepare and submit to Landlord a set of record drawings in accordance with the requirements of paragraph 18 of Exhibit B-1, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide rules and regulations relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder, including, without limitation, payment for the costs of using Building services, provided such rules and regulations and charges are reasonable and are generally promulgated and applied to all tenants in Atlantic Wharf on a non-discriminatory basis, and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide. Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Building to the extent paid for by Landlord.

9.4	Liens

Tenant covenants and agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees or contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Building or Atlantic Wharf and immediately upon receipt of notice or actual knowledge to discharge any such liens which may so attach.

9.5	Nature of Alterations

All work, construction, repairs, alterations, other improvements or installations made to or upon the Premises (including, but not limited to, the construction performed by Landlord under Article IV), shall become part of the Premises and shall become the property of Landlord and remain upon and be surrendered with the Premises as a part thereof upon the expiration or earlier termination of the Lease Term, except as follows:

(a)

All trade fixtures whether by law deemed to be a part of the realty or not, installed at any time or times by Tenant or any person claiming under Tenant shall remain the property of Tenant or persons claiming under Tenant and may be removed by Tenant or any person claiming under Tenant at any time or times during the Lease Term or any occupancy by

Tenant thereafter and shall be removed by Tenant at the expiration or earlier termination of the Lease Term if so requested by Landlord in writing at the time Landlord gives its approval for such installation. Tenant shall repair any damage to the Premises occasioned by the removal by Tenant or any person claiming under Tenant of any such property from the Premises, except to the extent that any such damage affects improvements to the Premises that will be demolished (in Landlord’s sole determination) by Landlord or the next tenant of such space.

(b)	(i) At the expiration or earlier termination of the Lease Term, Tenant shall remove: (i) any wiring, cables or other installations appurtenant thereto installed by Tenant, or anyone claiming by, through or under Tenant, for Tenant’s computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Building, including all risers between floors of the Premises (collectively, “Cable”), unless Landlord gives Tenant a written waiver of its obligation to remove Cable, and (ii) any alterations, additions and improvements made with Landlord’s consent during the Lease Term for which such removal was made a condition of such consent under Section 9.1(b), at its sole cost and expense. Without limiting the foregoing, Tenant (a) shall remove any internal stairways and all associated appurtenances installed by or on behalf of Tenant or anyone claiming by, through or under Tenant between floors of the Premises and Cable, equipment installed outside of the Premises (roof or mechanical floors), and fire alarm system “points and panel” within the Premises (collectively “Internal Stairways and Appurtenances” and “Cable”), and (b) shall restore the Premises including, but not limited to, in-filling the slab openings, re-installation of ceilings which have been removed to create “open ceilings” (collectively the “Restoration and Slab In Filling”). Upon such removal Tenant shall restore the Premises to their condition prior to such alterations, additions and improvements and repair any damage occasioned by such removal and restoration, except to the extent that any such damage affects improvements to the Premises that will be demolished (in Landlord’s sole determination) by Landlord or the next tenant of such space.

(c)

If Tenant shall make any alterations, additions or improvements to the Premises for which Landlord’s approval is required under Section 9.1 without obtaining such approval, then at Landlord’s request at any time during the Lease Term, and at any event at the expiration or earlier termination of the Lease Term, Tenant shall remove such alterations, additions and improvements and restore the Premises to their condition prior to same and repair any damage occasioned by such removal and restoration, except to the extent that any such damage affects improvements to the Premises that will be demolished (in the sole determination of Landlord) by Landlord or the next tenant of such space.

Nothing herein shall be deemed to be a consent to Tenant to make any such alterations, additions or improvements, the provisions of Section 9.1 being applicable to any such work.

9.6	Increases in Taxes

Tenant shall pay, as Additional Rent, one hundred percent (100%) of any increase in real estate taxes on the Building which shall, at any time after the Commencement Date, result solely from alterations, additions or improvements to the Premises made by Tenant if the taxing authority specifically determines such increase results solely from such alterations, additions or improvements made by Tenant.

ARTICLE X

Parking

10.1	Parking Privileges

Subject to the next paragraph of this Section 10.1, Landlord shall provide to Tenant monthly parking privileges in the Atlantic Wharf Garage (the “Garage”) for, forty-one (41) passenger automobiles for the parking of motor vehicles in unreserved stalls in the Garage by Tenant’s employees commencing on the Commencement Date of the Term. In the event that the Rentable Floor Area of the Premises increases or decreases at any time during the Lease Term, the number of parking privileges provided to Tenant hereunder shall be increased or reduced proportionately, and based upon a ratio of one (1) parking space per 2,000 rentable square feet leased to Tenant. For the purposes of this Article X, the “Maximum Number of Parking Privileges” shall be defined as 41, as the same may be increased or reduced pursuant to the immediately preceding sentence.

Not later than one (1) year following the Commencement Date, time being of the essence (the “Outside Parking Notice Date”), Tenant shall give to Landlord an irrevocable notice (“Tenant’s Final Parking Notice”) of the total number of parking privileges (not to exceed 41) which Tenant elects to have and pay for, from and after the date of Landlord’s receipt of Tenant’s Final Parking Notice (provided same is received not later than the Outside Parking Notice Date) through and during the remainder of the Lease Term (as it may be extended). If Tenant shall fail to give or shall fail to timely give a Tenant’s Final Parking Notice, then in either such case, Tenant shall be deemed for all purposes to have irrevocably elected to have and pay for 41 parking privileges from and after the Outside Parking Notice Date through and during the remainder of the Lease Term (as it may be extended). Until the first to occur of (i) the Outside Parking Notice Date and (ii) the date of Landlord’s receipt of Tenant’s Final Parking Notice which must be received prior to the Outside Parking Notice Date, Tenant shall, not later than 10 days prior to the Commencement Date and not later than five (5) days prior to the first day of each calendar month, advise Landlord of the interim number of parking privileges Tenant elects to have and pay for, which in no event shall exceed the Maximum Number of Parking Privileges. If Tenant elects to lease fewer than the Maximum Number of Parking

Privileges, Tenant shall have the right, from time to time, to request that Tenant be provided with an additional number of monthly parking privileges for use in the Garage in accordance with this Article X, which Landlord shall provide to Tenant, so long as: (i) such additional parking privileges are then available for use by Tenant, and (ii) the number of parking privileges provided to Tenant shall not exceed the Maximum Number of Parking Privileges.

10.2	Parking Charges

Tenant shall pay for such parking privileges at the prevailing monthly rates from time to time charged by the operator or operators of the Garage as quoted by Landlord to prospective office tenants of Atlantic Wharf (other than Wellington Management Company and as opposed to the monthly rates charged to the public or other persons who are not office tenants), whether or not such operator is an affiliate of Landlord. Such monthly parking charges for parking privileges shall constitute Additional Rent and shall be payable monthly as directed by Landlord upon billing therefor by Landlord or such operator. Tenant acknowledges that said monthly charges to be paid under this Section are for the use by the Tenant of the parking privileges referred to herein, and not for any other service.

10.3	Garage Operation

Unless otherwise determined by Landlord or the operator of such garage (the “Garage Operator”), the Garage is to be operated on (i) an attendant-managed basis, whereupon the Tenant shall be obligated to cooperate with such attendants in parking and removing its automobiles, or (ii) a self-park basis, whereupon Tenant shall be obligated to park and remove its own automobiles, and Tenant’s parking shall be on an unreserved basis, Tenant having the right to park in any available stalls excluding the parking nest or parking areas from time to time dedicated to Wellington Management or any other tenant or (iii) a combination of both. Tenant’s access and use privileges with respect to the Garage shall be in accordance with regulations of uniform applicability to the users of the Garage from time to time established by the Landlord or the Garage Operator. Tenant shall receive one (1) magnetic card or access card, or other suitable device providing access to the Garage, for each parking privilege paid for by Tenant. Tenant shall, from time to time within five (5) Business Days after receipt of a request from Landlord, supply Landlord with a then current identification roster listing, for each access card, the name of the employee and the make, color and registration number of the primary (or secondary if applicable) vehicles to which it has been assigned. The fact that an access card has been assigned to an employee of Tenant who has two vehicles shall not under any circumstances increase the number of parking privileges or allow both such vehicles to access the garage on the same day. The parking privileges granted herein are non-transferable (other than to an assignee or subtenant permitted to occupy and use the Premises pursuant to the applicable provisions of Article XII hereof). Landlord or the Garage Operator may institute a so-called valet parking program for the Garage, and in such event Tenant shall cooperate in all respects with such program. Landlord reserves for itself and any other owner the right to alter the Garage as it sees fit and in such case to change the Garage including the reduction in area of the same, provided that there shall be no reduction in the number of parking privileges available to Tenant. Landlord shall maintain and operate the Garage or cause the same to be maintained and operated in accordance with first-class standards and generally consistent with Class A office Buildings in the Central Business District in Boston that have a parking garage.

10.4	Limitations

Tenant agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord or the Garage Operator with respect to the use of the Garage. Except to the extent of negligence or willful acts, neither the Landlord nor the Garage Operator assumes any responsibility whatsoever for loss or damage due to fire or theft or otherwise to any automobile or to any personal property therein, however caused, and Tenant agrees, upon request from the Landlord, from time to time, to notify its officers, employees and agents then using any of the parking privileges provided for herein, of such limitation of liability. Tenant further acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

ARTICLE XI

Certain Tenant Covenants

Tenant covenants and agrees to the following during the Lease Term and for such further time as Tenant occupies any part of the Premises:

11.1	To pay when due all Annual Fixed Rent and Additional Rent and all charges for utility services rendered to the Premises and service inspections therefor except as otherwise provided in Exhibit C and, as further Additional Rent, all charges for additional and special services rendered pursuant to Section 7.3.

11.2	To use and occupy the Premises for the Permitted Use only, and not to injure or deface the Premises or the Building or Atlantic Wharf and not to permit in the Premises any auction sale, or flammable fluids or chemicals not used or stored in accordance with Legal Requirements, or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to operate in the Premises anything which in any way results in the leakage of fluid or the growth of mold which is visible to the naked eye or hazardous to human health, and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Use, nor any use thereof which is inconsistent with the maintenance of the Building as a Class A office building, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building. Landlord acknowledges and agrees that the use (as opposed to the manner of use) of the Premises for general business office use will not invalidate Landlord’s insurance or increase the premiums therefore. Further, (i) Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants to, keep, maintain, store or dispose of (into the sewage or waste disposal system or otherwise) or engage in any activity which might produce or generate any substance which now or hereinafter is classified as a hazardous material, waste or substance (collectively “Hazardous Materials”), under federal, state or local laws, rules and regulations, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C. Section 1802 et seq. and Massachusetts General Laws, Chapter 21E and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”), (ii) Tenant shall promptly notify Landlord of any incident in, on the Premises, the Building or Atlantic Wharf that would require the filing of a notice under any Hazardous Materials Laws, (iii) Tenant shall comply and shall cause its employees, invitees, agents, independent contractors, contractors, assignees and subtenants to comply with each of the foregoing and (iv) Landlord shall have the right to make such inspections (including testing) as Landlord shall elect from time to time to determine that Tenant is complying with the foregoing. Notwithstanding the foregoing, Tenant may use Hazardous Materials and other substances typically used in typical business offices in class A office buildings in the Central Business District of Boston by Tenant for the conduct of the Permitted Uses, provided that Tenant uses, stores and disposes of such Hazardous Materials and other substances in the manner which they are normally used, and in compliance with all Hazardous Materials Laws and other applicable laws, ordinances, bylaws, rules and regulations, and Tenant obtains and complies with all permits required by Hazardous Materials Laws or any other laws, ordinances, bylaws, rules or regulations prior to the use or presence of any such substances in the Premises.

Landlord represents to Tenant that, to the best of Landlord’s knowledge, as hereinafter defined, there exist no Hazardous Materials in the Building or elsewhere at Atlantic Wharf which do not comply with applicable Hazardous Materials Laws and which require abatement or remediation. For the purposes of this paragraph, “Landlord’s knowledge” shall mean the knowledge of Jeffrey J. Lowenberg, Vice President of Development (Landlord hereby representing that Jeffrey J. Lowenberg has had extensive involvement in the development of Atlantic Wharf). Landlord agrees that the removal or remediation of any Hazardous Materials that become present at the Building or in, under, or upon Atlantic Wharf during the Term, other than Hazardous Materials introduced by Tenant (or anyone claiming by, through, or under Tenant), shall be at no cost to Tenant, except as otherwise expressly set forth in Section 7.4. If any Hazardous Materials which are in violation of applicable Environmental Laws become present at the Building or in, under or upon Atlantic Wharf during the Term, other than Hazardous Materials introduced by Tenant (or anyone claiming by, through, or under Tenant), Landlord shall (subject to Landlord’s right, at its sole discretion, to appeal any administrative orders or legal judgments related to the determination of its liability for Hazardous Materials) cause such Hazardous Materials to be removed or remediated when, if, and in the manner required by applicable Hazardous Materials Laws, at no cost to Tenant, except as otherwise expressly set forth in Section 7.4.

11.3	Not to obstruct in any manner any portion of the Building not hereby leased to Tenant or any areas of Atlantic Wharf used by Tenant in common with others; not without prior consent of Landlord to permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; provided however, that the foregoing shall not affect Tenant’s right to use building standard window blinds or to install and maintain any signage permitted under this Lease; and to comply with all reasonable rules and regulations for the Building now or hereafter made by Landlord, of which Tenant has been given notice, for the care and use of the Building and Atlantic Wharf and their facilities and approaches, but Landlord shall not be liable to Tenant for the failure of other occupants of the Building to conform to such rules and regulations. Landlord agrees that Tenant shall have the following signage rights during the Lease Term:

(a)	If, and so long as Brightcove Inc. itself, together with Permitted Transferees, occupy at least 120,000 rentable square feet of office space in the Building (“Plaque Condition”), Tenant shall have the right to install and maintain a tenant identification plaque (“Plaque”) at the street level on the Waterfront Office Building in the location shown on Exhibit N. Such plaque shall be subject to: (i) Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, and (ii) Tenant obtaining all necessary governmental approvals in connection with such plaque. Tenant shall, at Tenant’s cost, maintain the plaque in good condition. Upon the earlier of: (x) the termination or expiration of the Lease Term, or (y) Tenant’s inability to satisfy the Plaque Condition, Tenant shall, at Tenant’s sole cost and expense, remove the plaque and repair any damage to the Waterfront Office Building caused by the installation or removal of the Plaque.

(b)	Landlord shall list Tenant’s name on an electronic directory in the lobby of the Waterfront Office Building (“Lobby”). Notwithstanding the foregoing, Landlord acknowledges that, in lieu of such electronic directory, Tenant desires to install an impact electronic tenant identification display (“Impact Display”) in the Lobby. Tenant acknowledges that Landlord is unwilling to allow Tenant to install an Impact Display in the Lobby unless the other tenants in the Waterfront Office Building, Payette Associates and Communispace (“Other Tenants”), agree to install an Impact Display. Landlord agrees that it will attempt to arrange meetings between Tenant, Landlord and representatives of the Other Tenants to discuss the installation of an Impact Display. If Tenant and Other Tenants agree that they desire to install and maintain an Impact Display in the Lobby as well as the terms for (“Impact Display Terms”) operating and sharing the cost (installation, operational, and removal) of such Impact Display, then Landlord will allow the installation and maintenance of such Impact Display, subject to Landlord’s prior written approval of the location of the Impact Display, the Impact Display (as well as the materials to be shown on the Impact Display), and the Impact Display Terms, which approval shall not be unreasonably withheld, conditioned, or delayed.

(c)	Tenant shall have the right to install and maintain Building standard tenant identification signs on Tenant’s entry doors and in the elevator lobbies on which floor of the Building on which the Premises are located.

11.4	To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant other than normal office use, and to procure all licenses and permits so required because of any use made by Tenant other than normal office use, and, if requested by Landlord, to do any work so required by Legal Requirements because of: (i) any use by Tenant other than general office use, or (ii) alterations, additions, or improvements made by Tenant (provided, however, that Tenant shall not be required to perform work in the common areas required by Legal Requirements as the result of alterations, additions, or improvements made by Tenant within the Premises), it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.

11.5	Not to place a load upon any floor in the Premises exceeding an average rate of 70 pounds of live load (including partitions) per square foot of floor area; and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize. Tenant’s business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration or noise that may be transmitted to the Building structure or to any other space in the Building.

11.6	To pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed.

11.7	To pay, as Additional Rent, all reasonable costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease or in connection with any bankruptcy case involving Tenant.

11.8	To comply with all applicable Legal Requirements now or hereafter in force which shall impose a duty on Landlord or Tenant relating to or as a result of the use or occupancy of the Premises, except that (i) Landlord shall be responsible for maintaining or causing to be maintained the compliance of all of the common areas and public areas of the Building, the Garage and Atlantic Wharf with all City, State and Federal requirements concerning accessibility, including, without limitation, the requirements and regulations of the Massachusetts Architectural Access Board and all requirements of the Americans With Disabilities Act; and (ii) Tenant shall not be required to make any alterations or additions required by Legal Requirements (including any Legal Requirements requiring installation of new building service equipment, such as fire detection or suppression equipment) to made to the structure, roof, exterior and load bearing walls, foundation, structural floor slabs and other structural and weatherization elements of the Building or any common utility or building service equipment wherever located, unless such alterations or additions are required by reason of: (x) Tenant’s use of the Premises for other than general office use, or (y) alterations, additions, or improvements made by Tenant (provided, however, that in no event will Tenant be required to perform work in the common areas required by Legal Requirements as the result of alterations, additions, or improvements made by Tenant within the Premises). Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 11.8.

11.9	In order to reduce peak-hour trip generation of employees at Atlantic Wharf, the Landlord encourages (but without any obligation under this Lease) all employers at Atlantic Wharf to adopt flexible work schedules for its employees. The Landlord encourages all employers at Atlantic Wharf to:

•	Save on payroll-related taxes and provide employee benefits by offering transportation benefits.

•	Provide on-site and on-line sale of MBTA passes for employees.

•	Encourage tenants to provide a 50% subsidy for all full-time employees. Striving for a transit subsidy of 50% is a consistent citywide goal as part of TDM and mitigation programs.

•	Provide information on bus and subway routes and schedules to its employees.

•

Facilitate ridesharing through geographic matching, parking fee discounts, and preferential parking for carpools/vanpools. This may be accomplished through membership in a TMA, use of computerized ridesharing software, or participation in MassRIDES, the Massachusetts Car Sharing program.

•	Organize an internal ride-matching program for employees who would be more willing to participate in a ride-matching service with fellow employees than with a large regional database.

•	Provide preferential parking for car- or vanpool participants. Spaces will be determined on a demand basis.

11.10	Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or Atlantic Wharf or interfere with Building construction or operation and shall be performed by vendors first reasonably approved by Landlord.

11.11	As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties of which Tenant does not have actual knowledge which is not corrected forthwith upon receipt of notice or actual knowledge shall be deemed an Event of Default by Tenant under Section 15.1(d) of this Lease and shall be covered by the indemnity provisions of Section 13.1 below, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

ARTICLE XII

Assignment and Subletting

12.1	Restrictions on Transfer

Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in this Lease or consented to by Landlord under this Article XII shall, at Landlord’s election, be void; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof.

12.2	Tenant’s Notice

Notwithstanding the provisions of Section 12.1 above, in the event Tenant desires to assign this Lease or to sublet the whole or any part of the Premises, Tenant shall give Landlord notice (the “Proposed Transfer Notice”) of any proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 12.4 below, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in said Section 12.4 (provided, however, that Landlord shall hold such information confidential having the right to release same only to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all of the terms and provisions upon which the proposed assignment or subletting is to be made, (d) in the case of a proposed assignment or subletting pursuant to Section 12.4 below, all other information necessary to make the determination referred to in said Section 12.4 and (e) in the case of a proposed assignment or subletting pursuant to Section 12.5 below, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 12.5. Tenant may, prior to identifying a proposed assignee or subtenant, give Landlord written notice (“Notice of Intent to Transfer”) advising Landlord that Tenant intends to enter into an assignment of Tenant’s interest in the Lease or a proposed sublease of the Premises, or any portion thereof. A Notice of Intent to Transfer shall set forth: (f) the location and size of the portion of the Premises which would be affected by such proposed assignment or sublease, (g) the estimated commencement of the term of such proposed assignment or sublease, and (h) the estimated term of such proposed assignment or sublease.

12.3	Landlord’s Termination Right

Except in connection with a proposed assignment or sublease to a Permitted Transferee in accordance with Section 12.5 below, in the event Tenant proposes to assign this Lease or enter into any sublease, Landlord shall have the right at its sole option, to be exercised within fifteen (15) days after receipt of Tenant’s Proposed Transfer Notice or Notice of Intent to Transfer, as the case may be (the “Acceptance Period”), to terminate this Lease in the case of a proposed assignment or sublease of all or substantially all of the Premises for all or substantially all of the remaining Term, or (b) in the case of an proposed subletting of less than all or substantially all of the Premises, to (y) terminate this Lease only as to the portion of the Premises then proposed to be sublet if such sublease shall be for all or substantially all of the remainder of the then Term, (z) recapture the space proposed to be sublet for the term of the sublease, if such sublease is for less than all or substantially all of the remainder of the then Term), in either case as of the date specified in Tenant’s Proposed Transfer Notice as the commencement date of the proposed assignment or subletting. For purposes of this Section 12.3, a sublease shall be deemed to be for substantially all of the remaining Term of this Lease if such sublease would expire with less than twelve (12) months remaining prior to the expiration of the Term (taking into account any extension options previously exercised by Tenant and/or available to Tenant if Tenant notifies Landlord that Tenant expects to exercise an available extension option).

In the case of a proposed assignment of this Lease or a proposed subletting of all or substantially all of the entire Premises for all or substantially all of the Term, the Lease shall terminate on the termination date determined as above provided and on such termination date, all obligations relating to the period after such termination date (but not those relating to the period before such termination date) shall cease and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through such termination date, but subject to the reconciliation obligations for such Additional Rent under this Lease.

In the event that Tenant shall only propose to sublease a portion of the Premises and to enter into a sublease for less than all or substantially all of the then-remaining Lease Term, Landlord shall only have the right to so terminate this Lease with respect to the portion of the Premises which Tenant proposes to sublease (the “Terminated Portion of the Premises”) and for the term of the proposed sublease (the “Terminated Sublease Term”) and from and after the termination date until the end of the Terminated Sublease Term the Rentable Floor Area of the Premises shall be reduced to the rentable floor area of the remainder of the Premises and the definition of Rentable Floor Area of the Premises shall be so amended and after such termination all references in this Lease to the “Premises” or the “Rentable Floor Area of the Premises” shall be deemed to be references to the remainder of the Premises (i.e. the Lease Term in respect of the sublease portion of the Premises shall only be terminated for the term of the proposed sublease and then automatically reinstated upon the expiration or earlier termination of such sublease term) and accordingly Tenant’s payments for Annual Fixed Rent, operating costs, real estate taxes and electricity shall be reduced on a pro rata basis to reflect the size of the remainder of the Premises until the end of the Terminated Sublease Term. Upon the expiration of the Terminated Sublease Term (or, upon the vacancy of the Terminated Portion of the Premises, if the new tenant(s) hold over beyond the expiration of the Terminated Sublease Term), Landlord shall redeliver the Terminated Portion of the Premises to Tenant in the following condition:

(a)	If the Terminated Sublease Term is four (4) years or less, then the Terminated Portion of the Premises shall be redelivered to Tenant in substantially the same condition in which Tenant delivered the Terminated Portion of the Premises to Landlord, reasonable wear and tear excepted; and

(b)	If the Terminated Sublease Term is more than four (4) years, then the Terminated Portion of the Premises shall be delivered to Tenant either: (x) in the same condition in which the Terminated Portion of the Premises were delivered to Landlord by Tenant, reasonably wear and tear excepted, or (y) alternatively:

(i) in good condition consistent with general office space,

(ii) free of tenants,

(iii) broom clean,

(iv) with any Cabling which is in existence in the Premises as of the date that Tenant delivers the Termination Portion of the Premises to Landlord either remaining in the Premises or replaced with Cabling which is functionally equivalent to such Cabling,

(v) in compliance with Legal Requirements (other than any violations of Legal Requirements which were in existence as of the date that Tenant delivers the Termination Portion of the Premises to Landlord), and

(vi) with no Hazardous Materials existing in the Terminated Portion of the Premises (other than Hazardous Materials which existed in the Terminated Portion of the Premises as of the date that Tenant delivers the Termination Portion of the Premises to Landlord).

Notwithstanding anything herein to the contrary, in the event of a proposed sublease of a portion of the Premises for the remainder of the then current Term, if Landlord exercises its termination right hereunder, then such portion of the Premises proposed to be sublet shall cease to be part of the Premises from and after the effective date of such termination.

In the event that Landlord shall not exercise its termination right as aforesaid, or shall fail to give any or timely notice pursuant to this Section, the provisions of Sections 12.4, 12.6 and 12.7 shall be applicable. This Section 12.3 shall not be applicable to an assignment or sublease pursuant to Section 12.5.

12.4	Consent of Landlord

Notwithstanding the provisions of Section 12.1 above, but subject to the provisions of this Section 12.4 and the provisions of Sections 12.6 and 12.7 below, in the event that Landlord shall not have exercised the termination right as set forth in Section 12.3, or shall have failed to give any or timely notice under Section 12.3, then for a period of one hundred fifty (150) days (i) after the receipt of Landlord’s notice stating that Landlord does not elect to exercise the termination right, or (ii) after the expiration of the Acceptance Period in the event Landlord shall not give any or timely notice under Section 12.3, as the case may be, Tenant shall have the right to assign this Lease or sublet the portion of the Premises in accordance with the Proposed Transfer Notice or Notice of Intent to Transfer, as the case may be, provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. If Landlord fails to respond to a proper and complete Proposed Transfer Notice within fifteen (15) business days following receipt of such Proposed Transfer Notice and a written request for Landlord’s consent to the proposed sublease or assignment described in such Proposed Transfer Notice, then Tenant shall be entitled to send Landlord a second notice requesting Landlord’s approval thereto (“Second Transfer Notice”) which shall state in bold face, capital letters at the top thereof: “WARNING: SECOND REQUEST. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL THEREOF.” If Landlord does not respond within five (5) business days after receipt of the Second Transfer Notice, then Landlord’s consent to the proposed assignment or subletting described in such transfer request shall be deemed to have been granted.

If Tenant does not enter into a sublease or assignment in accordance with the Proposed Transfer Notice or Notice of Intent to Transfer, as the case may be, within such one hundred twenty (120) day period, then the provisions of Section 12.3 shall again apply prior to Tenant entering into any proposed sublease or assignment.

Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a)	the proposed assignee or subtenant is a tenant in the Building unless Landlord cannot satisfy the space needs of such assignee or subtenant (with regard only to the size of the space and the term offered), or is (or within the previous sixty (60) days has been) in active negotiation with Landlord or an affiliate of Landlord for premises in the Building or elsewhere in Atlantic Wharf or is not of a character consistent with the operation of a first class office building (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency), or

(b)	[Omitted Intentionally], or

(c)	a proposed assignee does not possess adequate financial capability to perform the Tenant obligations as and when due or required, or

(d)	the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.2 hereof, or

(e)	the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be likely to increase Operating Expenses for the Building beyond that which Landlord now incurs for use by Tenant and which Tenant or such subtenant does not agree to pay to Landlord; (ii) be likely to materially increase the burden on elevators or other Building systems or equipment and which Tenant or such subtenant does not agree to alleviate or compensate to Landlord’s reasonable satisfaction over the burden prior to such proposed subletting or assignment; or (iii) violate or be likely to violate any provisions or restrictions expressly contained in this Lease relating to the use or occupancy of the Premises, or

(f)	there shall be existing an Event of Default (defined in Section 15.1) or there have been two (2) or more Event of Default occurrences during the previous year of the Term, or

(g)	[Omitted Intentionally], or

(h)	any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates, or

(i)	the holder of any mortgage or ground lease on property which includes the Premises does not approve of the proposed assignment or sublease in accordance with the terms of its agreement with Landlord (and provided that such holder does not unreasonably withhold, condition or delay such approval and the consent of such holder shall not be required with respect to a sublease or an assignment to any Permitted Transferee), or

(j)	due to the identity or business of a proposed assignee or subtenant, such approval would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement affecting space in the Building or elsewhere in Atlantic Wharf.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease the portion of the Premises or assign pursuant to Tenant’s notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within ninety (90) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 12.3 shall be applicable.

12.5	Exceptions

Notwithstanding the foregoing provisions of Sections 12.1, 12.3, 12.4 and 12.6 above, but subject to the provisions of Section 12.7 below, Tenant shall have the right without the consent of Landlord but after reasonable advance notice (not less than fifteen (15) days before the effective date of the assignment or subletting or, if such transaction is confidential, as soon as is reasonably possible, but in no event later than fifteen (15) days after such transaction), to assign this Lease or to sublet the Premises (in whole or in part) to Affiliate Entities, as hereinafter defined, and to Successor Entities, as hereinafter defined. Both Affiliate Entities and Successor Entities are referred to herein as “Permitted Transferees”. An “Affiliate Entity” shall be defined as any entity which: (i) which controls or is controlled by Tenant or Tenant’s parent corporation, or entity or (ii) which is under common control with Tenant, so long as it remains in such relationship with Tenant. A “Successor Entity” shall be defined as any entity which: (iii) which purchases all or substantially all of the assets of Tenant, or (iv) which purchases all or substantially all of the stock of (or other membership interests in) Tenant, or (v) which merges or combines with Tenant, provided that any such Successor Entity has a credit worthiness (e.g. assets on a pro forma basis using generally accepted accounting principles consistently applied, using the most recent financial statements after giving effect to any such merger, consolidation, or purchase of assets, stock or other membership interests, as applicable) which is the same or better than the creditworthiness of Tenant as of the date immediately preceding the closing of such transaction. Except in cases of statutory merger, in which case the surviving entity in the merger shall be liable as the Tenant under this Lease, Tenant shall continue to remain fully liable under this Lease, on a joint and several basis with the Permitted Transferee. If any parent or subsidiary of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a parent or subsidiary, such cessation shall be considered an assignment or subletting requiring Landlord’s consent.

12.6	Profit on Subleasing or Assignment

In the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 12.5 above) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter defined), if any, actually received shall be paid to Landlord. The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate proportions in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, additional rent and all other charges and sums payable either initially or over the term of the sublease or assignment plus all other profits and increases to be derived by Tenant as a result of such subletting or assignment that are related to the leasing or occupancy of the space, as opposed to the purchase price of the ongoing business conducted by Tenant, less the reasonable amount of all customary transaction costs of Tenant incurred in such subleasing or assignment (the definition of which shall be limited to, brokerage commissions, legal fees, free rent, costs of alterations and improvements made for the subtenant or assignee in question and alteration allowances, in each case actually paid, as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment.

All payments of the Assignment/Sublease Profits due Landlord shall be made within thirty (30) days of receipt of same by Tenant.

12.7	Additional Conditions

(A)	It shall be a condition of the validity of any assignment or subletting consented to under Section 12.4 above, or any assignment or subletting of right under Section 12.5 above, that both Tenant and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound directly to Landlord for all the obligations of the Tenant under this Lease, including any amendments or extensions thereof (but excluding, with respect to any sublease, the rent and other monetary obligations of Tenant under this Lease), including, without limitation, the obligation (a) with respect to an assignee, to pay the rent and other amounts provided for under this Lease and (b) to comply with the provisions of Article XII hereof and (c) to indemnify the “Landlord Parties” (as defined in Section 13.13) as provided in Section 13.1 hereof. Such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the sublease shall be terminated.

(B)	As Additional Rent, Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation in connection therewith, within thirty (30) days after receipt of an invoice from Landlord, an amount equal to the sum of (i) $1,000.00 and/or (ii) reasonable out of pocket legal fees or other expenses incurred by Landlord in connection with such request.

(C)	If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant during the time period that any Event of Default of Tenant exists and is continuing, Landlord may upon prior notice to Tenant, at any time and from time to time, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Article XII hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

(D)	The consent by Landlord to an assignment or subletting under Section 12.4 above, or the consummation of an assignment or subletting of right under Section 12.5 above, shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

(E)	On or after the occurrence of an “Event of Default” (defined in Section 15.1), Landlord shall be entitled to one hundred percent (100%) of any Assignment/Sublease Profits.

(F)	Without limiting Tenant’s obligations under Article IX, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

ARTICLE XIII

Indemnity and Insurance

13.1	Tenant’s Indemnity

(A)	Indemnity. Subject to the applicable waiver of subrogation provisions of Section 13.13 below with respect only to loss or damage to the Building referred to in Section 13.12(A) but only provided Landlord’s property insurance is not invalidated or prejudiced by this exception, to the maximum extent permitted by law, and to the extent not resulting from the negligence or willful misconduct of any of the Landlord Parties, Tenant agrees to indemnify and save harmless the Landlord Parties (as hereinafter defined) from and against all claims of whatever nature to the extent arising from or claimed to have arisen:

(a) if any Tenant Party first enters the Premises prior to the Commencement Date, then, with respect to any claims arising between such first entry and the Commencement Date, from:

(i) any negligent act or omission, or willful misconduct of the Tenant Parties (as hereinafter defined); or

(ii) any accident, injury or damage whatsoever occurring outside the Premises but within the Building or the Garage, or on common areas or Atlantic Wharf, where such accident, injury or damage results, or is claimed to have resulted, from any negligent act or omission, or willful misconduct on the part of any of the Tenant Parties; or

(iii) any breach of this Lease by Tenant; and

(b) with respect to any claim which arises from and after the Commencement Date, or thereafter throughout and until the end of the Lease Term and after the end of the Lease Term for so long after the end of the Lease Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof, from:

(i)	any negligent act or omission, or willful misconduct of the Tenant Parties (as hereinafter defined); or

(ii)	any accident, injury or damage whatsoever caused to any person or to the property of any person, occurring in the Premises; or

(iii)	any accident, injury or damage whatsoever occurring outside the Premises but within the Building or the Garage, or on common areas or Atlantic Wharf, where such accident, injury or damage results, or is claimed to have resulted, from any negligent act or omission, or willful misconduct on the part of any of the Tenant Parties; or

(iv)	any breach of this Lease by Tenant.

(c) Tenant shall pay all indemnified amounts under this Section 13.1(A) as they are incurred by the Landlord Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that any of the Landlord Parties may have under this Lease or the common law.

(B)	Breach. In the event that Tenant breaches any of its indemnity obligations hereunder or under any other contractual or common law indemnity: (i) Tenant shall pay to the Landlord, all liabilities, loss, cost, or expense (including attorney’s fees) incurred as a result of said breach; and (ii) the Landlord may deduct and offset from any amounts due to Tenant under this Lease any amounts owed by Tenant pursuant to this Section 13.1(B).

(C)	No limitation. The indemnification obligations under this Section 13.1 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers’ compensation acts, disability benefit acts, or other employee benefit acts. Tenant waives any immunity from or limitation on its indemnity or contribution liability to the Landlord Parties based upon such acts.

(D)	Subtenants and other occupants. Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to the Landlord Parties to the extent arising from the sublease or the subtenant’s use or occupancy of any part of the Premises or any other portion of Atlantic Wharf and in a form reasonably acceptable to Landlord.

(E)	Survival. The terms of this Section 13.1 shall survive any termination or expiration of this Lease.

(F)

Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, attorneys’ fees and disbursements) incurred by the Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, Tenant, upon request from the Landlord Party, shall resist and defend such action or proceeding on behalf of the Landlord Party by counsel appointed by Tenant’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Landlord Party. The Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties, as to which they hereby agree to act reasonable.

13.2	Tenant’s Risk

Tenant agrees to use and occupy the Premises, and to use such other portions of the Building and Atlantic Wharf as Tenant is given the right to use by this Lease, at Tenant’s own risk; provided however, that the provisions of this sentence shall not limit Landlord’s obligations as expressly stated in this Lease. The Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Building or Atlantic Wharf, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building or Atlantic Wharf, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building or Atlantic Wharf, or from drains, pipes or plumbing fixtures in the Building or Atlantic Wharf except to the extent caused by the negligence or willful failure of Landlord to correct such condition after notice and reasonable opportunity to cure. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant Party, and neither the Landlord Parties nor their insurers shall in any manner be held responsible therefor. The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Building or otherwise.

13.3	Tenant’s Commercial General Liability Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereafter, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another Commercial General Liability “occurrence” form providing equivalent coverage. Such insurance shall include broad form contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by Tenant in this Lease, exclusive of Tenant’s indemnification obligations under Sections 13.1A(a)(iii) and 13.1A(b)(iv). The minimum limits of liability of such insurance including an Umbrella policy shall be Five Million Dollars ($5,000,000) per occurrence. In addition, in the event Tenant hosts a function in the Premises, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as reasonably determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same.

13.4	Tenant’s Property Insurance

Tenant shall maintain at all times during the Term of the Lease, and during such earlier time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise on the Premises, and continuing thereafter so long as Tenant is in occupancy of any part of the Premises, business interruption insurance and insurance against loss or damage covered by the so-called “Special Risk of Loss” type insurance coverage (excluding flood and earthquake) with respect to Tenant’s property, fixtures, furniture, equipment, machinery, goods, supplies, wares and merchandise, and other property of Tenant located at the Premises, which are permitted to be removed by Tenant at the expiration or earlier termination of the Lease Term (collectively “Tenant’s Property”). The business interruption insurance required by this Section 13.4 shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Annual Fixed Rent then in effect during any Lease Year, plus any Additional Rent due and payable for the immediately preceding Lease Year. The “Special Risk of Loss” insurance required by this section shall be in an amount at least equal to the full replacement cost of Tenant’s Property. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk insurance for the full insurable value of such work. Subject to the terms of this Section 13.4, Landlord, each mortgagee (if any), and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the policy or policies required by this Lease but only to the extent of alterations or improvements which Landlord is obligated to restore pursuant to Article XIV. In the event of loss or damage covered by the “Special Risk of Loss” insurance required by this Lease, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article XIV. To the extent that Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy, Landlord shall be paid the proceeds of the “Special Risk of Loss” insurance covering the loss or damage. To the extent Tenant is obligated to pay for the repair or restoration of the loss or damage, covered by the policy, Tenant shall be paid the proceeds of the “Special Risk of Loss” insurance covering the loss or damage. If both Landlord and Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds payable under Landlord’s insurance with respect to the leasehold improvements in the Premises shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage occurs during the initial Lease Term and is not repaired or restored (for example, if the Lease is terminated pursuant to Article XIV), such insurance proceeds shall be paid to Landlord and Tenant in the pro rata proportion of their relative contributions to the cost of the leasehold improvements covered by the policy (except that, for the purposes of determining Tenant’s share [“Tenant’s Share of Insurance Proceeds”] of the insurance proceeds, Tenant’s contribution toward the cost of the leasehold improvements shall be amortized over the initial Lease Term on a straight-line basis). If the loss or damage occurs after the initial Lease Term is not repaired or restored all such insurance proceeds shall be paid to Landlord. Tenant shall promptly execute and return any documents reasonably requested by Tenant’s insurer in order for such insurance proceeds to be disbursed pursuant to the provisions of this Section 13.4, provided that Tenant shall not be required to incur any cost or to incur any liability in order to comply with such request.

13.5	Tenant’s Other Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout the end of the Term, and after the end of the Term for so long after the end of the Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereafter: (1) if Tenant owns or operates any automobiles, comprehensive automobile liability insurance (covering any automobiles owned or operated by Tenant) issued on a form at least as broad as ISO Business Auto Coverage form CA 00 01 07 97 or other form providing equivalent coverage; (2) worker’s compensation insurance; and (3) employer’s liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Premises are located (as the same may be amended from time to time). Such employer’s liability insurance shall be in an amount not less than Five Hundred Thousand ($500,000) Dollars for each accident, Five Hundred Thousand ($500,000) Dollars disease-policy limit, and Five Hundred Thousand ($500,000) Dollars disease-each employee, with a $1,000,000 umbrella coverage in excess of each of such $500,000 limits.

13.6	Requirements for Tenant’s Insurance

All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing in the Commonwealth of Massachusetts and that have a rating of at least “A” and are within a financial size category of not less than “Class A-VIII” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord. All such insurance shall: (1) be reasonably acceptable in form and content to Landlord; and (2) be primary and noncontributory as to claims arising from Tenant’s use or occupancy of the Premises. Tenant covenants that it shall give Landlord thirty (30) days’ prior written notice (by certified or registered mail, return receipt requested, or by fax or email) of cancellation, failure to renew, reduction of amount of insurance, or material change in coverage. No such policy shall contain any deductible greater than

Twenty Five Thousand Dollars ($25,000) with respect to liability insurance or One Hundred Thousand Dollars ($100,000) with respect to property insurance. Such deductibles and self-insured retentions shall be deemed to be “insurance” for purposes of the waiver in Section 13.13 below. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of insurance based on such limits as are customarily carried with respect to similar properties in the area in which the Premises are located. The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason. In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article, or to deliver such policies or certificates as required by this Article, Landlord may, at its option, after five (5) days notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within ten (10) days after delivery to Tenant of bills therefor.

13.7	Additional Insureds

The commercial general liability and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 13.3 of this Lease, shall name Landlord, Landlord’s managing agent, each mortgagee (if any), and such other Persons as Landlord may reasonably request from time to time by notice to Tenant as additional insureds with respect to liability arising out of or related to this Lease or the operations of Tenant (collectively “Additional Insureds”). Such insurance shall provide primary coverage with respect to claims arising from the use or occupancy of the Premises by Tenant or anyone claiming by, through or under Tenant without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, each mortgagee (if any), or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured provided they are a party or otherwise agree to be bound by the mutual waiver of subrogation in Section 13.13 below.

13.8	Certificates of Insurance

On or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, and at least ten (10) days prior to the expiration date of each policy for which a certificate was furnished (acceptable forms of such certificates for liability and property insurance, respectively, are attached as Exhibit K). Failure by the Tenant to provide the certificates required by this Section 13.8 shall not be deemed to be a waiver of the requirements in this Section 13.8. Upon reasonable request by Landlord, a true and complete copy of any insurance policy required by this Lease shall be delivered to Landlord within ten (10) days following Landlord’s written request, provided such copy may be redacted to protect information which is not relevant to Landlord, the Premises, or Atlantic Wharf.

13.9	Subtenants and Other Occupants

Tenant shall require its subtenants and other occupants of the Premises to provide written documentation evidencing the obligation of such subtenant or other occupant to indemnify the Landlord Parties to the same extent that Tenant is required to indemnify the Landlord Parties pursuant to Section 13.1 above, and to maintain insurance that meets the requirements of this Article, and otherwise to comply with the requirements of this Article. Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant or other occupant or any of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives first enters the Premises or (ii) the commencement of the sublease. Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.

13.10	No Violation of Building Policies

Tenant shall not commit or permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering Atlantic Wharf and/or the fixtures, equipment and property therein carried by Landlord of which Tenant has received written notice of the requirements, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure Atlantic Wharf or the property of Landlord in amounts reasonably satisfactory to Landlord.

13.11	Tenant to Pay Premium Increases

If, because of anything done, caused or permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises), other than general business office use the rates for liability, fire, boiler, sprinkler, water damage or other insurance on Atlantic Wharf and equipment of Landlord shall be higher than they otherwise would be, Tenant shall reimburse Landlord for the additional insurance premiums thereafter paid by Landlord or by any of the other tenants and subtenants in the Building which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time on Landlord’s demand.

13.12	Landlord’s Insurance

(A)

Required insurance. Landlord shall maintain: (i) insurance against loss or damage with respect to the Building on an “Special Risk of Loss” type insurance form and so-called “Builder’s Risk” type insurance, with customary exceptions, subject to such deductibles as Landlord may determine, in an amount equal to at least the replacement value of the Building, as well such “Special Risk of Loss” insurance with respect to Landlord’s Work (but not improvements, alterations or fixtures which are installed after the Commencement Date by, or on behalf of, Tenant or anyone claiming by, through or under Tenant), and (ii) commercial general liability insurance with such limits as Landlord may reasonably determine. The cost of such insurance shall be treated as a part of Operating Expenses for the Building. Such insurance shall be maintained with an insurance company selected by Landlord meeting the standards required for Tenant’s insurance carrier under Section 13.6 above. Payment for losses thereunder shall be made solely to Landlord subject to Section 13.4.

(B)	Optional insurance. Landlord may maintain such additional insurance with respect to the Building and Atlantic Wharf, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord reasonably determines is prudent to be carried by institutional owners of similar Class A office buildings in the Central Business District of Boston. Landlord may also maintain such other insurance as may from time to time be required by the holder of any mortgage on the Building or Atlantic Wharf. The cost of all such additional insurance shall also be part of the Operating Expenses for the Building.

(C)	Blanket and self-insurance. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Operating Expenses for the Building shall include the portion of the reasonable cost of blanket insurance or self-insurance that is reasonably allocated to the Building.

(D)	No obligation. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property or work of Tenant’s subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.

13.13	Waiver of Subrogation

The parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all “Tenant Parties” (hereinafter defined), and in the case of Tenant, against all “Landlord Parties” (hereinafter defined), for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder. Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant Parties or Landlord Parties. Landlord agrees that any subtenant or licensee of the Premises who is permitted to occupy and use the Premises pursuant to Article 12 of the Lease shall have the benefit of Landlord’s waivers under this Section 13.13, on the condition that such subtenant or licensee expressly agrees to provide a similar waiver and release of claims against all Landlord Parties in accordance with this Section 13.13. In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Lease pursuant to which the insurance company waives subrogation. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.

The term “Landlord Party” or “Landlord Parties” shall mean Landlord, any affiliate of Landlord, Landlord’s managing agents for the Building, each mortgagee (if any), each ground lessor (if any), and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives. For the purposes of this Lease, the term “Tenant Party” or “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

13.14	Tenant’s Work

During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer’s liability, builder’s risk, and equipment/property insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects. The amounts and terms of all such insurance are subject to Landlord’s written approval, which approval shall not be unreasonably withheld. The commercial general liability and auto insurance carried by Tenant’s contractors and their subcontractors of all tiers pursuant to this section shall name Landlord, Landlord’s managing agent, and such other persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to their work or services (collectively “Additional Insureds”). Such insurance shall provide primary coverage with respect to liability arising out of or related to their work or services without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, each mortgagee (if any), or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this section.

13.15	Landlord Indemnification.

Subject to the provisions of Section 13.13, to the maximum extent this agreement is effective according to law and to the extent not resulting from any act, omission, fault, negligence or misconduct of Tenant or its contractors, agents, licensees, invitees, servants or employees, Landlord agrees to defend with counsel first approved by Tenant (counsel appointed by Landlord’s insurance carrier shall be deemed approved by Tenant and for any other circumstances such approval shall not be unreasonably withheld or delayed) indemnify and save harmless Tenant and Tenant’s beneficiaries, partners, subsidiaries, officers, directors, agents, trustees and employees (collectively, the “Tenant Parties”) from and against any claim arising from any injury to any person occurring in the Premises, in the Building or elsewhere at Atlantic Wharf from and after the date that Landlord commences construction of the Landlord’s Work and until the expiration or earlier termination of the Lease Term, to the extent such injury results from the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors provided, however that in no event shall the aforesaid indemnity render Landlord responsible or liable for any loss or damage to fixtures or personal property of Tenant and Landlord shall in no event be liable for any indirect or consequential damages; and provided, further, that the provisions of this Section 13.13 shall not be applicable to the holder of any mortgage now or hereafter on the Building or Atlantic Wharf (whether or not such holder shall be a mortgagee in possession of or shall have exercised any rights under a conditional, collateral or other assignment of leases and/or rents respecting, the Building and/or Atlantic Wharf) except to the extent otherwise agreed by such holder in any Subordination, Non-Disturbance and Attornment Agreement by and between Tenant and such holder.

ARTICLE XIV

Fire, Casualty and Taking

14.1	Damage Resulting from Casualty

In the event of loss of, or damage to, the Premises or the Building by fire or other casualty, the rights and obligations of the parties hereto shall be as follows:

If the Premises, or any part thereof, shall be damaged by fire or other casualty, Tenant shall give prompt notice thereof to Landlord, and Landlord shall furnish to Tenant, as soon as practicable following such damage, but in any event within ninety (90) days after the casualty), an estimate from Landlord’s Architect of the time required to repair such damage. If, according to such estimate, such repair is not expected to be completed within three hundred ten (310) days from the date of such damage, Tenant may terminate this Lease by notice to Landlord given within twenty (20) days after the furnishing of such estimate, specifying the date on which the Term of this Lease shall terminate, which termination date shall be not less than twenty (20) days nor more than forty five (45) days after the date of such termination notice.

If, as a result of fire or other casualty, the whole or a substantial portion of the Building is substantially damaged, Landlord, within ninety (90) days from the date of such fire or casualty, may terminate this Lease by notice to Tenant, specifying a date not less than twenty (20) nor more than forty five (45) days after the giving of such notice on which the Term of this Lease shall terminate, provided however that notwithstanding anything contained herein to the contrary, (1) in the event of a fire or other casualty as a result of which no part of the Premises is damaged or destroyed, Landlord shall have no right to terminate this Lease unless Landlord shall at the same time or substantially at the same time terminate the leases of all other tenants in the Building whose leased premises also have not been damaged by such fire or casualty and if so terminated, Tenant shall have not less than ninety (90) days following Landlord’s termination notice to vacate the Premises, and (2) in the event of a fire or other casualty as a result of which any part of the Premises is damaged or destroyed, Landlord shall have no right to terminate this Lease unless Landlord shall in the same general time period terminate the leases of all other tenants in the Building whose leased premises have been affected by such fire or casualty to an equal or greater extent. For purposes hereof, any damage to the Building by fire or other casualty shall be deemed substantial only if, according to an estimate from Landlord’s Architect, the time required to repair such damage is expected to exceed three hundred ten (310) days from the date of the damage.

If during the last Lease Year of the Lease Term (as it may have been extended), the Building shall be damaged by fire or casualty and such fire or casualty damage to the Premises cannot reasonably be expected to be repaired or restored within one hundred twenty (120) days from the time that repair or restoration work would commence as reasonably determined by Landlord, then Tenant shall have the right, by giving notice to Landlord not later than thirty (30) days after such damage, to terminate this Lease, whereupon this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

If the Building or any part thereof is damaged by fire or casualty and this Lease is not so terminated, or Landlord and Tenant have no right to terminate this Lease, and in either such case the holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Building as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building in accordance with the terms of such mortgage, Landlord, subject to any limitations imposed by Legal Requirements, promptly after such damage and the determination of the net amount of insurance proceeds available shall use due diligence to restore the Premises (including Landlord’s Work, but not improvements, alterations or fixtures which are installed after the Commencement Date by, or on behalf of, Tenant or anyone claiming by, through or under Tenant, which shall be Tenant’s responsibility to restore, at Tenant’s election) and the Building in the event of damage thereto (excluding Tenant’s Property (as defined in Section 13.4 hereof)) into substantially its condition prior to the casualty] and a just proportion of the Annual Fixed Rent, the Operating Cost Excess and the Tax Excess according to the nature and extent of the injury to the Premises and access thereto shall be abated from the date of casualty until the Premises shall have been put by Landlord substantially into such condition. Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repairs and restoration any amount in excess of the net insurance proceeds, provided that, in such event, Landlord gives written notice so advising Tenant within ninety (90) days after the casualty in question; provided however, that the foregoing shall not affect Tenant’s rights to Tenant’s Share of Insurance Proceeds, as defined in Section 13.4, if the Premises are not restored after a casualty during the initial Lease Term.

If Landlord gives Tenant written notice (“Inadequate Insurance Proceeds Notice”) that the insurance proceeds available to Landlord are inadequate to enable Landlord complete repairs and restoration of casualty damage, Tenant shall have the right to terminate this Lease by giving Landlord a written termination notice within thirty (30) days after Landlord gives an Inadequate Insurance Proceeds Notice to Tenant.

Where Landlord is obligated or otherwise elects to effect restoration of the Premises, unless such restoration is completed on or before the date sixty (60) days following the anticipated completion date set forth in Landlord’s original completion estimate (“Estimated Restoration Period”), such Estimated Restoration Period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure, as defined hereinbelow (but in no event by more than sixty (60) days as the result of Force Majeure Delays) and subject to extension arising from delays caused by Tenant, or Tenant’s agents, employees or contractors, Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease at any time after the expiration of such Estimated Restoration Period (as extended) until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within such thirty (30) day period such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect. The term “Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord’s control or attributable to Tenant’s action or inaction.

14.2	Uninsured Casualty

Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time maintained or required to be maintained by Landlord and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within thirty (30) days from the time that repair work would commence, and Landlord determines not to repair the damage and terminates the leases of all tenants of Atlantic Wharf affected to a comparable degree by such casualty, Landlord may, at its election, terminate the Term of this Lease by notice to

Tenant given within thirty (30) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

14.3	Rights of Termination for Taking

If the Building, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes, shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. If either party shall give such notice, then this Lease shall terminate as of the date specified in such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Further, if so much of the Building or Atlantic Wharf shall be so taken that continued operation of the Building would be uneconomic, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken) and provided Landlord terminates the leases of all tenants of Atlantic Wharf affected to a comparable degree by such taking. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Premises as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it.

If the Premises shall be affected by any exercise of the power of eminent domain and neither Landlord nor Tenant shall terminate this Lease as provided above, then the Annual Fixed Rent, the Operating Cost Excess and the Tax Excess shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, the Operating Cost Excess and the Tax Excess shall be abated for the remainder of the Lease Term.

14.4	Award

Except as otherwise provided in this Section 14.4, Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Building, Atlantic Wharf, and the Garage and the leasehold interest hereby created, and compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, as aforesaid, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation.

However, nothing contained herein shall be construed to prevent Tenant from prosecuting in any such proceedings a claim for its trade fixtures so taken or relocation, Tenant’s Property (other than leasehold improvements), moving and other dislocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE XV

Default

15.1	Tenant’s Default

This Lease and the term of this Lease are subject to the limitation that if, at any time during the Lease Term, any one or more of the following events (herein called an “Event of Default” a “default of Tenant” or similar reference) shall occur and not be cured prior to the expiration of the grace period (if any) herein provided, as follows:

(a)	Tenant shall fail to pay any installment of the Annual Fixed Rent, or any Additional Rent or any other monetary amount due under this Lease on or before the date on which the same becomes due and payable, and such failure continues for five (5) days after written notice from Landlord thereof; or

(b)	Landlord having rightfully given the notice specified in (a) above to Tenant twice in any twelve (12) month period, Tenant shall fail thereafter to pay the Annual Fixed Rent, Additional Rent or any other monetary amount due under this Lease, any of which occurs on a regularly recurring basis without change in the amount due, on or before the date on which the same becomes due and payable; or

(c)	Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Article XII of this Lease; or

(d)

Tenant shall fail to perform or observe some term or condition of this Lease which, because of its character, would immediately jeopardize Landlord’s interest (such as, but without limitation, failure to maintain general liability insurance, or the employment of labor and contractors within the Premises which interfere with Landlord’s work, in violation of Sections 9.3, 11.2 or 11.10 or Exhibit B or a failure to observe the requirements of Section 11.2), and such failure continues for five (5) days after notice from Landlord to Tenant thereof; or

(e)	Tenant shall fail to perform or observe any other requirement, term, covenant or condition of this Lease (not hereinabove in this Section 15.1 specifically referred to) on the part of Tenant to be performed or observed and such failure shall continue for thirty (30) days after notice thereof from Landlord to Tenant, or if said default shall reasonably require longer than thirty (30) days to cure, if Tenant shall fail to commence to cure said default within thirty (30) days after notice thereof and/or fail to prosecute with continuing diligence the curing of the same to completion with due diligence; or

(f)	The estate hereby created shall be taken on execution or by other process of law; or

(g)	Tenant shall make an assignment or trust mortgage arrangement, so-called, for the benefit of its creditors; or

(h)	Tenant shall judicially be declared bankrupt or insolvent according to law; or

(i)	a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer is appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction; or

(j)	any petition shall be filed against Tenant in any court, whether or not pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding, and such proceedings shall not be fully and finally dismissed within one hundred twenty (120) days after the institution of the same; or

(k)	Tenant shall file any petition in any court, whether or not pursuant to any statute of the United States or any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding; or

(l)	Tenant otherwise abandons or vacates the Premises without notice to Landlord in advance and the completion of arrangements reasonably satisfactory to Landlord for the security of the Premises. However, no such notice (or lack of notice) shall relieve Tenant of its obligations under this Lease.

15.2	Termination; Re-Entry

Upon the happening of any one or more of the aforementioned Events of Default (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance), Landlord or Landlord’s agents or servants may give to Tenant a notice (hereinafter called “notice of termination”) terminating this Lease on a date specified in such notice of termination (which shall be not less than five (5) days after the date of the mailing of such notice of termination), and this Lease and the Lease Term, as well as any and all of the right, title and interest of the Tenant hereunder, shall wholly cease and expire on the date set forth in such notice of termination (Tenant hereby waiving any rights of redemption) in the same manner and with the same force and effect as if such date were the date originally specified herein for the expiration of the Lease Term, and Tenant shall then quit and surrender the Premises to Landlord.

In addition or as an alternative to the giving of such notice of termination, Landlord or Landlord’s agents or servants may, by any suitable action or proceeding in conformance with applicable law, immediately or at any time thereafter re-enter the Premises and remove therefrom Tenant, its agents, employees, servants, licensees, and any subtenants and other persons, and all or any of its or their property therefrom, and repossess and enjoy the Premises, together with all additions, alterations and improvements thereto; but, in any event under this Section 15.2, Tenant shall remain liable as hereinafter provided.

The words “re-enter” and “re-entry” as used throughout this Article XV are not restricted to their technical legal meanings.

15.3	Continued Liability; Re-Letting

If this Lease is terminated or if Landlord shall re-enter the Premises as aforesaid, or in the event of the termination of this Lease, or of re- entry, by or under any proceeding or action or any provision of law by reason of an Event of Default hereunder on the part of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Annual Fixed Rent, all Additional Rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid (the total amount of the foregoing is herein called the “Total Obligation Liability”), and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Lease Term, or for the whole thereof, but, in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all reasonable expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, Tenant shall not be entitled to any credit of any kind for any period after the date when the term of this Lease is scheduled to expire according to its terms.

Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office space in the Building.

15.4	Liquidated Damages

Landlord may elect, as an alternative, to have Tenant pay liquidated damages, which election may be made by notice given to Tenant at any time after the termination of this Lease under Section 15.2, above, and whether or not Landlord shall have collected any damages as hereinbefore provided in this Article XV, and in lieu of all other such damages beyond the date of such notice. Upon such notice, Tenant shall promptly pay to Landlord, as liquidated damages, in addition to any damages collected or due from Tenant from any period prior to such notice and all expenses which Landlord may have incurred with respect to the collection of such damages, such a sum as at the time of such notice represents the amount of the excess, if any, of (a) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges which would have been payable by Tenant under this Lease for the remainder of the Lease Term then in effect if the Lease terms had been fully complied with by Tenant, over and above (b) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges that would be received by Landlord if the Premises were re- leased at the time of such notice for the remainder of the Lease Term at the Prevailing Market Rent (including provisions regarding periodic increases in Annual Fixed Rent if such are applicable) prevailing at the time of such notice as reasonably determined by Landlord; provided, however, that the total amount of the sum of such liquidated damages and the amounts previously paid by Tenant to Landlord after the effective date of the termination of this Lease or re-entry by Landlord, as the case may be, shall not in any event exceed the amount of the Total Obligation Liability.

For the purposes of this Article, if Landlord elects to require Tenant to pay liquidated damages in accordance with this Section 15.4, the total rent shall be computed by assuming the Tax Excess under Section 6.2 and the Operating Cost Excess under Section 7.5 to be the same as were payable for the twelve (12) calendar months (or if less than twelve (12) calendar months have been elapsed since the date hereof, the partial year) immediately preceding such termination or re-entry.

Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceeds in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

In lieu of any other damages or indemnity and in lieu of the recovery by Landlord of all sums payable under all the foregoing provisions of this Section 15.4 and provided there remains not less than three (3) years remaining in the Lease Term at the time of termination pursuant to this Article XV, Landlord may elect to collect from Tenant, by notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in this ARTICLE XV or otherwise terminated by breach of any obligation of Tenant and before such full recovery, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the sum of the Annual Fixed Rent and all Additional Rent payable for the twelve (12) months ended next prior to the such termination plus the amount of Annual Fixed Rent and Additional Rent of any kind accrued and unpaid at the time of such election plus any and all expenses which the Landlord may have incurred for and with respect to the collection of any of such rent.

15.5	Waiver of Redemption

Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Lease and of the term of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall enter the Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the term of this Lease hereby demised after having been dispossessed or ejected therefrom by process of law, or otherwise.

15.6	Landlord’s Default

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation.

The Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.

ARTICLE XVI

Miscellaneous Provisions

16.1	Waiver

Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder.

Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant. Further, the acceptance by Landlord of Annual Fixed Rent, Additional Rent or any other charges paid by Tenant under this Lease shall not be or be deemed to be a waiver by Landlord of any default by Tenant, whether or not Landlord knows of such default, except for such defaults as to which such payment relates.

16.2	Cumulative Remedies

Except as expressly provided in this Lease, the specific remedies to which Landlord and Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress which they may be lawfully entitled to seek in case of any breach or threatened breach of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to seek specific performance of any such covenants, conditions or provisions, provided, however, that the foregoing shall not be construed as a confession of judgment by Tenant.

16.3	Quiet Enjoyment

This Lease is subject and subordinate to all matters of record as of the date of this Lease. Landlord agrees that, so long as there is no Event of Default outstanding and continuing, Tenant shall and may peaceably hold and enjoy the Premises during the term of this Lease (exclusive of any period during which Tenant is holding over after the expiration or termination of this Lease without the consent of Landlord), without interruption or disturbance from Landlord or persons claiming through or under Landlord, subject, however, to the terms of this Lease. This covenant shall be construed as running with the land to and against subsequent owners and successors in interest, and is not, nor shall it operate or be construed as, a personal covenant of Landlord, except to the extent of the Landlord’s interest in the Premises, and this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and upon such subsequent owners or successors in interest of Landlord’s interest under this Lease, including ground or master lessees, to the extent of their respective interests, as and when they shall acquire same and then only for so long as they shall retain such interest.

16.4	Surrender

(A)	No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises as an acceptance of a surrender of the Premises prior to the termination of this Lease; provided, however, that the foregoing shall not apply to the delivery of keys to Landlord or its agents in its (or their) capacity as managing agent or for purpose of emergency access. In any event, however, the delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

(B)	Upon the expiration or earlier termination of the Lease Term, Tenant shall surrender the Premises to Landlord in the condition as required by Sections 8.1 and 9.5, first removing all goods and effects of Tenant and completing such other removals as may be permitted or required pursuant to Section 9.5.

16.5	Brokerage

Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm designated in Section 1.2 hereof; and in the event any claim is made against the Landlord relative to dealings with brokers other than the broker designated in Section 1.2 hereof, Tenant shall defend the claim against Landlord with counsel of Landlord’s selection and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim. Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the broker designated in Section 1.2; and in the event any claim is made against the Tenant relative to dealings by Landlord with brokers including the broker designated in Section 1.2, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the broker, person or firm designated in Section 1.2 hereof.

16.6	Invalidity of Particular Provisions

If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

16.7	Provisions Binding, etc

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may have later given consent to a particular assignment as required by the provisions of Article XII hereof.

16.8	Recording; Confidentiality

Each of Landlord and Tenant agree not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law and reasonably satisfactory to Landlord’s and Tenant’s attorneys. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

Tenant agrees that this Lease and the terms contained herein will be treated as confidential and except as required by law, including, without limitation, any securities regulations (or except with the written consent of Landlord) and as necessary in any litigation or other dispute resolution proceeding between Landlord and Tenant, Tenant shall not disclose the same to any third party except for Tenant’s partners, lenders, members, directors, shareholders, accountants, attorneys, auditors, brokers and other consultants and any existing or prospective investors, purchasers, subtenants, and assignees who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by law (other than securities regulations) to provide this Lease or disclose any of its terms, Tenant shall endeavor to give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order.

16.9	Notices and Time for Action

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notices shall be in writing and shall be sent by hand, registered or certified mail, or overnight or other commercial courier, postage or delivery charges, as the case may be, prepaid as follows:

If intended for Landlord, addressed to Landlord at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice) with a copy to Landlord, Attention: Regional General Counsel.

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice), with a copy to: Goodwin Procter LLP, Exchange Place, Boston, MA 02109, Attn: William J. Schnoor, Jr., Esq.

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective.

Time is of the essence with respect to any and all notices and periods for giving of notice or taking any action thereto under this Lease.

16.10	When Lease Becomes Binding and Authority

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein or in that certain Termination Agreement dated of even date herewith between Tenant and an affiliate of Landlord, and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof. Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this Lease and that the person signing this Lease on behalf of Landlord and Tenant has been duly authorized to do so.

16.11	Paragraph Headings

The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

16.12	Rights of Mortgagee

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Building (or any part thereof), and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor, provided that the holder of such mortgage agrees in writing, in recordable form, to recognize the rights of Tenant under this Lease so long as there is no Event of Default and such Tenant attorns to the mortgagee and its successors. Landlord, Tenant and the holder of the existing mortgage on the Building shall, at the time of execution and delivery of this Lease, execute and deliver a subordination, nondisturbance and attornment agreement in the form attached hereto as Exhibit L. In confirmation of such subordination, recognition, and attornment with respect to any future mortgage, Landlord, Tenant and the holder of any future mortgage affecting the Building shall execute and deliver a subordination, recognition and attornment agreement in the customary form required by such holder, with such commercially reasonable changes as Tenant may request (“SNDA”). In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord provided such mortgagee agrees to recognize all of Tenant’s rights under this Lease, subject to such commercially reasonable limitations of the liability of such mortgage holder and its successors as such holder may require in such SNDA. If any holder of a mortgage which includes the Premises, executed and recorded prior to the Date of this Lease, shall so elect, this Lease, and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory Notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

If in connection with obtaining financing a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not increase the monetary obligations of Tenant hereunder or adversely affect the leasehold interest hereby created or Tenant’s rights hereunder.

16.13	Rights of Ground Lessor

If Landlord’s interest in property (whether land only or land and buildings) which includes the Premises is acquired by another party and simultaneously leased back to Landlord herein, the holder of the ground lessor’s interest in such lease shall enter into a recognition agreement with Tenant simultaneously with the sale and leaseback, wherein the ground lessor will agree to recognize the rights of Tenant under this Lease, including the right to use and occupy the Premises so long as there is no Event of Default, and wherein Tenant shall agree to attorn to such ground lessor as its Landlord and to perform and observe all of the tenant obligations hereunder, in the event such ground lessor succeeds to the interest of Landlord hereunder under such ground lease.

16.14	Notice to Mortgagee and Ground Lessor

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord as ground lessee, which includes the Premises as a part of the leased premises, no notice of default from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor at the address as specified in said notice (as it may from time to time be changed), and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time after such notice (including a reasonable time to obtain possession of the premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord, provided that, with respect to any default by Landlord which is the basis for Tenant to exercise a right to terminate this Lease (but not any default which is the basis for Tenant to exercise abatement rights), the cure period for such mortgagee or ground lessor shall not exceed one hundred twenty (120) days longer than Landlord has to cure such default. For the purposes of this Section 16.14, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest). If any mortgage is listed on Exhibit I then the same shall constitute notice from the holder of such mortgage for the purposes of this Section 16.14.

16.15	Assignment of Rents

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a)	That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect or as otherwise provided in clause (b) below; and

(b)

That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor. In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that Landlord obtains a subordination, nondisturbance and attornment agreement in favor of Tenant from such holder or ground lessor in the customary form used by such holder or ground lessor, but subject to such commercially reasonable modifications as Tenant may request, which agreement shall require such holder or ground lessor to recognize the right of Tenant to use and occupy the Premises so long as there is no Event of Default. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor. Tenant acknowledges that it has been informed by Landlord that Landlord has entered into certain agreements with its lenders (“Lenders”) which require it to include in this Lease (and requires Tenant to include in any sublease which may be permitted hereunder) the following provisions: (i) no rent payable under this Lease or under any such sublease may be based in whole or in part on the income or profits derived from the Premises or any subleased premises except for percentage rent based on gross (not net) receipts or sales; (ii) if Lenders succeed to the Landlord’s interests under this Lease and are advised by Lenders’ counsel that all or any portion of the rent payable under this Lease is or may be deemed to be unrelated business income within the meaning of the Internal Revenue Code of the 1986, as amended, or the regulations issued thereunder, Lenders may elect to amend unilaterally the calculation of rents under this Lease so that none of the rents payable to Lenders under this Lease will constitute unrelated business income, provided that such amendment will not increase the Tenant’s payment obligations or other liability under this Lease or reduce the Landlord’s obligations under this Lease; and (iii) if Lenders request, Tenant will be obligated to execute any document Lenders may deem reasonably necessary to effect the amendment of this Lease in accordance with the foregoing subsection (ii). Further, no Annual Fixed Rent or Additional Rent may be paid by Tenant more than thirty (30) days in advance except with Lenders’ prior written consent and except for estimated payments of Additional Rent made in accordance with the terms of this Lease, and any such payment without such consent shall not be binding on Lenders.

16.16	Status Report and Financial Statements

Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, Tenant, within ten (10) days after the request of Landlord made from time to time provided the number of such requests is not unreasonable, will furnish to Landlord, or any existing or potential holder of any mortgage encumbering the Premises, the Building or Atlantic Wharf, or any potential purchaser of the Premises, the Building, or Atlantic Wharf (each an “Interested Party”) a statement of the status of any factual matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. In addition, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, most current annual financial statements of Tenant, and any guarantor of Tenant’s obligations under this Lease, as reasonably requested by Landlord including, but not limited to, financial statements for up to the past three (3) years, if available to Tenant (which shall be an audited statement if then available), provided that: (i) Tenant shall not be obligated to provide such financial statements more than once in any twelve (12) month period except in the event Landlord’s request specifies in good faith that Landlord intends to enter into a transaction to refinance or sell the Building or Atlantic Wharf, and (ii) so long as Tenant is not a publicly traded entity, Landlord shall, as a condition to receive such financial information, execute and deliver to Tenant a commercially reasonable confidentiality agreement (the parties hereby agreeing that the confidential agreement which Landlord executed for Tenant’s benefit in connection with the execution of the Lease shall be considered to be a commercially reasonable confidentiality agreement). Any such status statement or financial statement delivered by Tenant pursuant to this Section 16.16 may be relied upon by any Interested Party.

16.17	Self-Help

If Tenant shall at any time fail to make any payment or perform any act which Tenant is obligated to make or perform under this Lease and (except in the case of emergency) if the same continues unpaid or unperformed beyond applicable notice and grace periods, then Landlord may, but shall not be obligated so to do, after ten (10) days’ notice to and demand upon Tenant, or without notice to or demand upon Tenant in the case of any emergency, and without waiving, or releasing Tenant from, any obligations of Tenant in this Lease contained, make such payment or perform such act which Tenant is obligated to perform under this Lease in such manner and to such extent as may be reasonably necessary, and, in exercising any such rights, pay any costs and expenses, employ counsel and incur and pay reasonable attorneys’ fees. All sums so paid by Landlord and all reasonable and necessary costs and expenses of Landlord incidental thereto, together with interest thereon at the annual rate equal to the sum of (a) the Base Rate from time to time announced by Bank of America, N.A. or its successor as its Base Rate and (b) two percent (2%) (but in no event greater than the maximum rate permitted by applicable law) (herein the “Lease Interest Rate”), from the date of the making of such expenditures by Landlord, shall be deemed to be Additional Rent and, except as otherwise in this Lease expressly provided, shall be payable to the Landlord on demand, and if not promptly paid shall be added to any rent then due or thereafter becoming due under this Lease, and Tenant covenants to pay any such sum or sums with interest as aforesaid, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Annual Fixed Rent.

16.18	Holding Over

Any holding over by Tenant after the expiration of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge an amount equal to the greater of (x) 150% of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease or (y) the fair market rental value of the Premises, in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. In addition, if such holdover shall continue for more than thirty (30) days, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Building or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

16.19	Entry by Landlord

Landlord, and its duly authorized representatives, shall, upon reasonable prior notice (except in the case of emergency), have the right to enter the Premises at all reasonable times (except at any time in the case of emergency) in a manner that does not materially interrupt or interfere with the conduct of Tenant’s business being conducted therein, for the purposes of inspecting the condition of same and making such repairs, alterations, additions or improvements thereto as may be necessary if Tenant fails to do so as required hereunder (but the Landlord shall have no duty whatsoever to make any such inspections, repairs, alterations, additions or improvements except as otherwise provided in Sections 4.1, 7.1 and 7. 2 and Exhibit B), and to show the Premises to prospective tenants during the twelve (12) months preceding expiration of the term of this Lease as it may have been extended and at any reasonable time during the Lease Term to show the Premises to prospective purchasers and mortgagees.

16.20	Tenant’s Payments

Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within thirty (30) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. If Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within one hundred twenty (120) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute. In the event that Tenant shall seek Landlord’s consent or approval under this Lease, then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for all reasonable costs and expenses, including legal and architectural costs and expenses, incurred by Landlord in processing such request, whether or not such consent or approval shall be given.

16.21	Late Payment

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), and such amount remains unpaid five (5) days after the Due Date, such payment or installment shall incur a late charge equal to the sum of (a) three percent (3%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment (herein called the “Administrative Fee”), and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at the Lease Interest Rate. Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand. Notwithstanding the foregoing, so long as there is no Event of Default outstanding, Landlord agrees to waive one (1) Administrative Fee respecting late payment of monthly Base Rent once during each calendar year during the Lease Term.

16.22	Counterparts

This Lease may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

16.23	Entire Agreement

This Lease constitutes the entire agreement between the parties hereto, Landlord’s managing agent and their respective affiliates with respect to the subject matter hereof and thereof and supersedes all prior dealings between them with respect to such subject matter, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in this Lease. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party or parties to be charged therewith.

16.24	Liability of Landlord and Tenant

Tenant shall neither assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Building or the proceeds thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that neither Landlord, nor any successor holder of Landlord’s interest hereunder, nor any beneficiary of any Trust of which any person from time to time holding Landlord’s interest is Trustee, nor any such Trustee, nor any member, manager, partner, director or stockholder nor Landlord’s managing agent shall ever be personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors-in-interest, or to take any other action which shall not involve the personal liability of Landlord, or of any successor holder of Landlord’s interest hereunder, or of any beneficiary of any trust of which any person from time to time holding Landlord’s interest is Trustee, or of any such Trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent, to respond in monetary damages from Landlord’s assets other than Landlord’s interest in said Building, as aforesaid, but in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except: (i) as expressly provided in this Lease, and (ii) in the case of a wrongful eviction of Tenant from the demised premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. Landlord shall neither assert nor seek to enforce any claim for breach of this Lease against any officer, director, stockholder or employee of Tenant. In no event shall either Landlord or Tenant ever be liable to the other for any indirect or consequential damages or loss of profits or the like.

16.25	No Partnership

The relationship of the parties hereto is that of landlord and tenant and no partnership, joint venture or participation is hereby created.

16.26	Security Deposit

(A) Tenant agrees, at the time of execution and delivery of the Lease, to pay the security deposit specified in Section 1.2 (herein sometimes called the “Security Deposit”), as follow. Tenant shall deliver the Security Deposit to Landlord in the form of an irrevocable, unconditional, negotiable letter of credit (“Letter of Credit”) conforming to the requirements of this Section 16.26 in the amount of Two Million Four Hundred Three Thousand Eight Hundred Eighty-Two ($2,403,882.00) Dollars. The Letter of Credit shall secure both Tenant’s obligations under this Lease, as well as Tenant’s obligations under the Existing Lease. Landlord shall, simultaneously at the time that Tenant delivers the Letter of Credit to Landlord, cause the Existing Landlord to return to Tenant the letter of credit (“Existing Letter of Credit”) which Landlord is then holding under the Existing Lease. The parties hereby agree that as of the date under the Existing Lease that Landlord would have been required, but for the provisions of this Section 16.26(A), to return the Existing Letter of Credit to Tenant pursuant to Section 16.26(C) of the Existing Lease: (i) the Letter of Credit shall no longer secure Tenant’s obligations under the Existing Lease, and (ii) the Letter of Credit shall be amended, by instrument reasonably acceptable to Landlord, so as to eliminate the Existing Landlord as a beneficiary of the Letter of Credit and any references to the Existing Lease.

Landlord shall hold the same, throughout the term of this Lease (including any extension thereof), as security for the performance by Tenant of all obligations on the part of Tenant to be performed. Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to apply such deposit, or any part thereof, to Landlord’s damages arising from any Event of Default on the part of Tenant. If Landlord so applies all or any portion of such deposit, Tenant shall within ten (10) days after notice from Landlord deliver cash or a replacement letter of credit or amendment to the letter of credit to Landlord in an amount sufficient to restore such deposit to the full amount stated in Section 1.2. Tenant not then being in default and having performed all of its obligations under this Lease, including the payment of all Annual Fixed Rent, Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section 16.26, to Tenant on the expiration or earlier termination of the Lease Term and surrender of possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time. While Landlord holds such deposit, Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. If Landlord conveys Landlord’s interest under this Lease, the deposit, or any part thereof not previously applied, shall be turned over by Landlord to Landlord’s grantee for proper application of the deposit in accordance with the terms of this Section 16.26, and the return thereof in accordance herewith, and upon doing so Landlord shall have no further liability therefor.

Neither the holder of a mortgage nor the landlord in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground lessor.

Any letter(s) of credit delivered by Tenant to Landlord under this Section 16.26 shall comply with the provisions of this Section 16.26, and are referred to herein (collectively, if applicable) as the “Letter of Credit”. Subject to the provisions of this Section 16.26, Landlord shall hold the Letter of Credit throughout the Lease Term (including all Extended Terms, if exercised) (unless sooner returned to Tenant as provided in this Section 16.26) as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease and under the Existing Lease. The Letter of Credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord (Landlord agreeing that, as of the Execution Date, Silicon Valley Bank is an acceptable bank for issuing a letter of credit) and at a minimum having a long term issuer credit rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service, (ii) be substantially in the form attached hereto as Exhibit J, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord or Landlord’s managing agent that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of Credit, (iv) permit transfers at any time without charge, and (v) provide that any notices to Landlord be sent to the notice address provided for Landlord in this Lease. If the credit rating for the issuer of such Letter of Credit falls below the standard set forth in (i) above or if the financial condition of such issuer changes in any other material adverse way or if any trustee, receiver or liquidator shall be appointed for the issuer, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to provide the same within thirty (30) days following Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit. If Tenant is delivering a substitute letter of credit, Landlord agrees to cooperate with Tenant to provide for a simultaneous exchange of the substitute letter of credit and the existing letter of credit. Any such Letter of Credit shall be for a term of two (2) years (or for one (1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic renewals through the date which is ninety (90) days subsequent to the scheduled expiration of this Lease (as the same may be extended). Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with regard to the security deposit. Upon the occurrence of any Event of Default, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such deposit, or any part thereof, to Landlord’s damages arising from such Event of Default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within ten (10) days after notice from Landlord deposit cash (or a replacement letter of credit or amendment to the letter of credit) with Landlord in an amount sufficient to restore such deposit to the full amount stated in this Section 16.26. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds.

(B) Reduction in Security Deposit/Letter of Credit Amount.

(1) If Tenant satisfies the First Reduction Conditions, as hereinafter defined, then, upon written request of Tenant, the amount of the Letter of Credit shall be reduced by Eight Hundred One Thousand Two Hundred Ninety-Four ($801,294.00) Dollars (“First Reduction Amount”). If, after having satisfied the First Reduction Conditions, as hereinafter defined, Tenant subsequently satisfies the Second Reduction Conditions, then, upon written request of Tenant, the amount of the Letter of Credit shall be reduced by an additional Eight Hundred One Thousand Two Hundred Ninety-Four ($801,294.00) Dollars (“Second Reduction Amount”). In no event, however, shall the amount of the Letter of Credit be less than Eight Hundred One Thousand Two Hundred Ninety-Four ($801,294.00) Dollars.

(2) Tenant shall be deemed to have satisfied the “First Reduction Conditions” as of any date during the Term of the Lease (subject to the last sentence of this subsection (2)) if all of the following shall be true as of such date: (i) no monetary or material non-monetary Event of Default by Tenant has occurred during the one year period prior to such date, (ii) during a period (“First Reduction Period”) consisting of one Fiscal Year immediately preceding such date, Tenant achieves Adjusted Gross Revenues, as hereinafter defined, of at least $100,000,000.00 and Earnings, as hereinafter defined, of at least $6,500,000.00, as evidenced by an Audited Financial Statement, as hereinafter defined, delivered by Tenant to Landlord, (iii) the Lease is then in full force and effect, (iv) there is no material uncured non-monetary Event of Default by Tenant on such date, and (v) Tenant is in full compliance with its monetary obligations under the Lease as of such date. If Landlord refuses to recognize that Tenant has achieved the First Reduction Conditions based upon Tenant’s failure to be in full compliance with its monetary obligations under the Lease, then Landlord shall promptly so advise Tenant in writing, and if Tenant shall thereafter cure such non-compliance, then Landlord shall reduce the Letter of Credit by the First Reduction Amount if, on the date that Tenant cures such non-compliance, all of the First Reduction Conditions are the satisfied. In no event shall the First Reduction Conditions be deemed to be satisfied prior January 1, 2014.

(3) Tenant shall be deemed to have satisfied the “Second Reduction Conditions” as of any date during the Term of the Lease (subject to the last sentence of this subsection (3)) if all of the following shall be true as of such date: (i) the First Reduction Conditions have been previously satisfied, (ii) no monetary or material non-monetary Event of

Default by Tenant has occurred during the one year period prior to such date, (iii) during a period (“Second Reduction Period”) consisting of one Fiscal Year immediately preceding such date, Tenant achieves Adjusted Gross Revenues, as hereinafter defined, of at least $100,000,000.00 and Earnings, as hereinafter defined, of at least $13,000,000.00, as evidenced by an Audited Financial Statement, as hereinafter defined, delivered by Tenant to Landlord, (iv) the Lease is then in full force and effect, (v) there is no material uncured non-monetary Event of Default by Tenant on such date, and (vi) Tenant is in full compliance with its monetary obligations under the Lease as of such date. If Landlord refuses to recognize that Tenant has achieved the Second Reduction Conditions based upon Tenant’s failure to be in full compliance with its monetary obligations under the Lease, then Landlord shall promptly so advise Tenant in writing, and if Tenant shall thereafter cure such non-compliance, then Landlord shall reduce the Letter of Credit by the Second Reduction Amount if, on the date that Tenant cures such non-compliance, all of the Second Reduction Conditions are the satisfied. In no event shall any portion of the First Reduction Period be part of the Second Reduction Period, and in no event shall the Second Reduction Conditions be deemed to be satisfied prior to January 1, 2016.

(4) “Fiscal Year” shall be defined as Tenant’s fiscal year for accounting purposes. “Earnings” shall be defined as Tenant’s earnings before taxes, depreciation and amortization less capital expenditures, as set forth in Tenant’s Audited Financial Statement. “Audited Financial Statement” shall be defined as Tenant’s audited financial statements for the Fiscal Years in question prepared by Tenant’s auditor, who shall be a major national independent certified accounting firm, Tenant’s present auditor-Ernst & Young, or another independent certified public accountant. “Adjusted Gross Revenues” shall be defined as gross revenues in accordance with GAAP, as disclosed in Tenant’s Audited Financial Statement, however, deferred revenues and backlog assumed in acquisitions at fair value which would otherwise be excluded from gross revenues in accordance with GAAP, shall be included in Adjusted Gross Revenues.

(5) If the Security Deposit is held by Landlord in the form of cash, then, after Tenant has satisfied the First Reduction Condition or the Second Reduction Condition, as the case may be, Landlord shall return the First Reduction Amount or the Second Reduction Amount, as the case may be, to Tenant within ten (10) business days after Landlord’s receipt of written request from Tenant. If the Security Deposit is held by Landlord in the form of a Letter of Credit, then, after Tenant has satisfied the First Reduction Condition or the Second Reduction Condition, as the case may be, Landlord shall, at Tenant’s election and within ten (10) business days after Landlord’s receipt of written request from Tenant, effect the return of the First Reduction Amount or the Second Reduction Amount by either accepting an amendment to the Letter of Credit which Landlord is then holding (which amendment shall be in form and substance reasonably acceptable to Landlord) or by exchanging the Letter of Credit which Landlord is then holding for a substitute Letter of Credit complying with the requirements of this Section 16.26 in the appropriate amount. If Tenant is delivering a substitute Letter of Credit, as aforesaid, Landlord agrees to cooperate with Tenant to provide for a simultaneous exchange of the substitute Letter of Credit and the existing Letter of Credit.

(C) Return of Security Deposit/Letter of Credit. Subject, however, to the provisions of Section 9.5(b)(ii) of this Lease, to the extent that Landlord has not previously drawn upon the Letter of Credit, and Tenant is not then in default and has performed all of its obligations under this Lease, including, but not limited to, the payment of all Annual Fixed Rent, Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section 16.26, to Tenant (i)(a) on the expiration of the term of this Lease (as the same may have been extended), or (b) on the earlier termination of this Lease by mutual agreement of Landlord and Tenant so long as Tenant is not then in default under the terms of this Lease without the benefit of notice or grace, and (ii) in the case of either item (i)(a) or (i)(b) on the surrender of possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time.

16.27	Governing Law

This Lease shall be governed exclusively by the provisions hereof and by the law of The Commonwealth of Massachusetts, as the same may from time to time exist.

16.28	Waiver of Trial by Jury

To induce both parties to enter into this Lease, Landlord and Tenant hereby waive any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

(page ends here)

EXECUTED as a sealed instrument in two or more counterparts by persons or officers hereunto duly authorized on the Date set forth in Section 1.2 above.

WITNESS:	LANDLORD:

/s/ Illegible	BP RUSSIA WHARF LLC
a Delaware limited liability company

	By:	Boston Properties Limited Partnership,
a Delaware limited partnership,
its sole member

		By:	Boston Properties, Inc.,
a Delaware corporation,
its general partner

			By:	/s/ Bryan J. Koop
			Name:	Bryan J. Koop
			Title:	Senior Vice President –
Regional Manager

TENANT:

WITNESS:	BRIGHTCOVE INC.

/s/ Illegible	By:	/s/ Christopher A. Menard
	Name:	Christopher A. Menard
	Title:	CFO
Hereunto duly authorized

EXHIBIT A

ATLANTIC WHARF

LEGAL DESCRIPTION OF LOT

PARCEL 1

A certain parcel of land known as Russia Wharf and located at 520-540 Atlantic Avenue and 258-264, 270-272, and 282-300 Congress Street, City of Boston, Suffolk County, Commonwealth of Massachusetts, situated on the Southeasterly side of Atlantic Avenue and shown on a “Plan of Land in Boston, Mass.”, dated October 31, 1978 by Boston Survey Consultants, recorded with Suffolk Registry of Deeds, Book 9122, End, and also shown on “Plan of Land in Boston, Mass., Boston Proper, Suffolk County, Scale 1:240, March 2, 1981, by Boston Survey Consultants, prepared for Russia Wharf Company.”

Said parcel is more particularly described to follows:

Beginning at a point in the most easterly corner of said Atlantic Avenue and Congress Street;

Thence running along the Southeasterly sideline of said Atlantic Avenue, North 56° 13’ 12” East, 185.16 feet to a point at land now or formerly of Boston Edison Co.

Thence turning and running by a line through the middle of 28” wall, South 36° 57’ 46” East, 160.33 feet to a point;

Thence turning and running by a line through a party wall, South 53° 02’ 14” West, 1.00 foot to a point;

Thence turning and running by a line through a party wall, South 37° 01’ 54” East, 56.23 feet to a point;

Thence turning and running by a line through a party wall, South 37° 05’ 24” East, 146.60 feet to a point;

Thence turning and running North 42° 12’ 16” East, 1.02 feet to a point;

Thence turning and running South 37° 05’ 24” East, 118.19 feet to a point on the former Massachusetts Harbor Line established by Chapter 170 of the Acts of 1880, said last six (6) courses by land now or formerly of Boston Edison Co.

Thence turning and running South 26° 08’ 12” West 195.02 feet along said former Harbor Line to a point on the Northeasterly sideline of said Congress Street;

Thence turning and running along the Northeasterly sideline of said Congress Street, North 38° 06’ 39” West, 579.79 feet to the point of beginning.

Exhibit A

PARCEL 2

Air rights affecting three parcels as described in deed from Boston Redevelopment Authority to MA-Russia Wharf, L.L.C. dated October 6, 2006 and recorded with the Suffolk County Registry of Deeds in Book 40591, Page 50, shown as Area AB, Area C and Area D on a plan entitled, “Boston Redevelopment Authority Taking Plan Congress Street and Atlantic Avenue Boston Proper,” dated November 10, 2005 and recorded with the Suffolk County Registry of Deeds at Book 2005, Page 1007 with the Order of Taking dated December 1, 2005 recorded in Book 38642, Page 47.

BEING AND INTENDING TO BE the same premises conveyed pursuant to a certain Quitclaim Deed of MA-Russia Wharf, L.L.C. to BP Russia Wharf LLC dated March 30, 2007 and recorded with the Suffolk County Registry of Deeds at Book 41541, Page 168.

Exhibit A

EXHIBIT B

LANDLORD’S WORK

(“Work Agreement”)

I.	Definitions

(1)	The “Actual Substantial Completion Date” with respect to Landlord’s Work shall be defined as the date on which (i) the Landlord’s Work has been Substantially Completed, and (iii) the issuance of a temporary or permanent Certificate of Occupancy by the appropriate City of Boston authority permitting the use of the Premises by Tenant. If Landlord obtains a temporary Certificate of Occupancy, Landlord shall use diligent efforts to satisfy any conditions to such temporary Certificate of Occupancy and to obtain a permanent Certificate of Occupancy with an reasonable period of time. Landlord shall give Tenant at least forty-eight (48) hours prior written notice of the Actual Substantial Completion Date.

(2)	“Substantial Completion” and “Substantially Completed” of the Landlord’s Work shall each mean the date upon which:

(a)	The Landlord’s Work has been completed (or would have been completed except for Tenant Delays) except for items of work and adjustment of equipment and fixtures which can be completed after occupancy has been taken without causing unreasonable interference with Tenant’s use of the Premises (i.e., so-called “punch list” items), and

(b)	Permission has been obtained from the applicable governmental authority, to the extent required by law, for occupancy by Tenant of the Premises for the Permitted Use, unless the failure to obtain such permission is due to a Tenant Delay.

In the event of any dispute as to the date on which Landlord’s Work has been substantially completed, the reasonable determination of Landlord’s Architect as to such date shall be deemed conclusive and binding on both Landlord and Tenant unless within five (5) days of receiving notice, Tenant gives written notice to Landlord setting with specificity, Tenant’s reasonable objections to such certificate.

After Substantial Completion of Landlord’s Work, Landlord shall proceed diligently to complete all Punch List Items relating to the Landlord’s Work at Landlord’s expense, within sixty (60) days after the occurrence of Substantial Completion of Landlord’s Work (except for items which can only be performed during certain seasons or weather, which items shall be completed diligently as soon as the season and/or weather permits, and

Exhibit B

except for items which have a lead time of longer than sixty (60) days, which items shall be completed as soon as reasonably possible after the occurrence of Substantial Completion of Landlord’s Work).

(3)	The “Substantial Completion Date” with respect to Landlord’s Work shall be defined as the Actual Substantial Completion Date with respect to Landlord’s Work, provided however, that if Landlord is delayed in the performance of Landlord’s Work by reason of any Tenant Delay, as hereinafter defined, then the Substantial Completion Date with respect to Landlord’s Work shall be deemed to be the date that Landlord would have achieved the Actual Substantial Completion Date of Landlord’s Work, but for such Tenant Delay. Tenant agrees that no Tenant Delay shall delay the occurrence of the Commencement Date, regardless of the reason for such delay or whether or not it is within the control of Tenant or any such employee. Nothing contained in this paragraph shall limit or qualify or prejudice any other covenants, agreements, terms, provisions and conditions contained in this Lease. The above notwithstanding the parties shall schedule a joint inspection of the Premises at a mutually convenient time to confirm that the Landlord’s Work has been Substantially Completed and to identify any minor details, adjustments or other items of the Landlord’s Work which in accordance with good construction practice should be performed after Substantial Completion thereof (collectively, the “Punchlist Items”), if any, in writing; provided, however, such joint inspection shall take place at a mutually acceptable time on or before the Substantial Completion Date, the parties expressly agreeing that the occurrence of such joint inspection on or before the Substantial Completion Date shall not be a condition to the occurrence of the Substantial Completion Date. If Landlord and Tenant disagree as to whether the Landlord’s Work is Substantially Complete or as to the existence or nature of any Punchlist Items, and such dispute has not been resolved within ten (10) days of the earlier of: (i) the joint inspection, or (ii) the date Landlord gives Tenant written notice that the Substantial Completion Date has occurred, either party shall have the right to submit such dispute to expedited arbitration pursuant to the then current rules and procedures of the American Arbitration Association. Such arbitration shall be final and binding upon Landlord and Tenant; provided, however, the during the pendency of any such dispute and/or arbitration proceeding, the Substantial Completion Date shall be as determined by Landlord, subject to adjustment upon the resolution of the dispute by the parties or by arbitration. The costs of any such arbitration shall be paid by the losing party.

(4)	A “Tenant Delay” shall be defined as any of the following acts or, where there is a duty of Tenant to act under this Lease, omissions which actually delays the Landlord’s Work:

Exhibit B

(a)	Tenant’s failure to deliver the requisite plans to Landlord by the Preliminary Plans Date, the Interim Plans Date, the Final Plans Date, as the case may be, to give Landlord authorization to purchase an long lead time items on or before the Long Lead Items Release Date, or to give authorization to Landlord to proceed with Landlord’s Work on or before the Authorization to Proceed Date; or

(b)	Tenant or Tenant’s architect’s (which architect may be Tenant) failure timely to respond to any written request from Landlord, Landlord’s Architect, Landlord’s contractor and/or Landlord’s Construction Representative including, without limitation, within the time periods set forth in Section III of this Exhibit B;

(c)	Tenant’s failure to pay the Tenant Plan Excess Costs in accordance with Section III of this Exhibit B;

(d)	Any delay due to Long Lead Items, as defined in Section III.A(5) of this Exhibit B;

(e)	Any delay due to changes, alterations or additions required or made by Tenant after Landlord approves Tenant’s Plans including, without limitation, Change Orders; or

(f)	Any other delays based upon acts or, where there is a duty of Tenant to act under this Lease, omissions which actually delays the Landlord’s Work and which are caused by Tenant, Tenant’s contractors, architects, engineers or anyone else engaged by Tenant in connection with the preparation of the Premises for Tenant’s occupancy, including, without limitation, utility companies and other entities furnishing communications, data processing or other service, equipment, or furniture.

Tenant shall not be charged with any period of Tenant Delay prior to the time that Tenant receives written notice of such Tenant Delay; provided, however, that the provisions of this sentence shall not apply to (and Tenant shall not be entitled to any notice with respect to) any Tenant Delay which is based upon Tenant’s failure to act within a time certain which is expressly set forth in the Lease.

(5)	The term “Hard Costs” shall be defined as the cost of leasehold improvements made in the Premises, including, without limitation, ceiling system, HVAC, electricity, life safety, paint, carpet, demolition, installation of new partitions and glass, and Landlord’s Construction Management Fee. Hard costs shall include any direct Building costs associated with the performance of Landlord’s Work (including, without

Exhibit B

limitation, shut down fees, etc.); however, Hard Costs shall not include the use of freight elevators and loading docks during normal building hours on a non-dedicated basis.

(6)	The term “Soft Costs” shall be defined as architectural and engineering design services, working drawings, installation of wiring and cabling in the Premises, and the cost of expediters engaged by Landlord in connection with obtaining permits necessary for performing Landlord’s Work.

(7)	The term “Other Costs” shall be defined as other costs incurred by Tenant in connection with the preparation of the Premises for Tenant’s occupancy, including the cost of furniture and audio visual equipment.

(8)	The term “Soft/Other Costs Cap” shall be defined as One Million Six Hundred Forty-Three Thousand Six Hundred Eight ($1,643,680.00) Dollars.

(9)	The term “Permitted Costs” shall be defined as the sum of all Hard Costs, Soft Costs, and Other Costs incurred by the parties in connection with Landlord’s Work, subject, however, to the limitations set forth in this Exhibit B.

(10)	The term “Tenant Requisition” relates to Soft Costs and Other Costs only and shall mean written documentation showing in reasonable detail the Soft Costs or Other Costs, as the case may be, for which Tenant is seeking reimbursement. Each Tenant Requisition shall be accompanied by evidence reasonably satisfactory to Landlord that all work covered by previous Tenant Requisitions has been fully paid by Tenant. Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant’s books and records relating to each Tenant Requisition in order to verify the amount thereof. Tenant may submit a Tenant Requisition to Landlord no more often than one (1) time per calendar month.

(11)	The term “Budget” shall mean a budget prepared by Tenant which constitutes Tenant’s good faith estimate of the total amount of Permitted Costs to be incurred in connection with Landlord’s Work, provided, however, that the amount included in the Budget with respect to Hard Costs shall be based upon the bidding process for Landlord’s Work, as hereinafter set forth. Tenant shall submit an updated Budget to Landlord, from time to time (at the time that Tenant gives Landlord a written authorization to proceed with Landlord’s Work) based upon the then current information available to Tenant about the amount of Permitted Costs.

(12)	The term “Landlord’s Share” shall mean the ratio, from time to time, of the Maximum Amount of Tenant Allowance to the then total amount of the Budget.

Exhibit B

(13)	The term “Tenant’s Share” shall mean the amount, from time to time, by which 100% exceeds Landlord’s Share.

(14)	The term “Permit Documentation” shall mean all permits and approvals necessary for Landlord to commence and complete Landlord’s Work on a timely basis.

(15)	The term “Tenant Plan Excess Costs” shall mean the amount (if any) by which the total of all Permitted Costs exceeds the Maximum Amount of the Tenant Allowance.

II.	Tenant’s Remedies

The provisions of this Section II set forth Tenant’s sole remedies, both in law and in equity, based upon any delay in the performance of Landlord’s Work or in the Commencement Date.

(A)	Rent Credit. If the Commencement Date does not occur on or before the Initial Rent Credit Date as defined in Section 1.2 of the Lease, Tenant shall be entitled to a rent abatement (to be applied to the first installment(s) of Annual Fixed Rent due hereunder following the Commencement Date) equal to the sum of:

(1)	the product (“Initial Tier Rent Credit”) of: (x) Six Thousand Six Hundred Forty-Four and 33/100 ($6,644.43) Dollars, multiplied by (y) the lesser of: (i) the number of days between and including the Initial Rent Credit Date and the day before the Increased Rent Credit Date, or (ii) the number of days that elapse from and including the Initial Rent Credit Date until the Commencement Date; plus

(2)	if the Commencement Date occurs on or after the Increased Rent Credit Date, the product (“Increased Tier Rent Credit”) of: (x) Thirteen Thousand Two Hundred Eighty-Eight and 64/100 ($13,288.64) Dollars, multiplied by (y) the number of days that elapse between and including the Increased Rent Credit Date and the Commencement Date.

Each day of Tenant Delay shall be deemed conclusively to cause an equivalent day of delay by Landlord in substantially completing Landlord’s Work, and thereby automatically extend for each such equivalent day of delay the dates of the Initial Rent Credit Date and the Increased Rent Credit Date. In addition, the Initial Rent Credit Date and the Increased Rent Credit Date shall be extended by the number of days that Landlord is delayed in the performance of Landlord’s

Exhibit B

Work by Force Majeure (but in no event for more than an additional sixty (60) days). For example, if there are 15 days of Tenant Delay and 15 days of Force Majeure Delay (i.e. so that the Initial Rent Credit Date is May 31, 2012 and the Increased Rent Credit is July 31, 2012, and if the Commencement Date occurs on August 14, 2012, then the amount of the aggregate rent abatement to which Tenant shall be entitled with respect to the rent payments due under the Lease shall be $611,284.26, i.e. the sum of an Initial Tier Rent Credit of $411,954.66 plus an Increased Tier Rent Credit in the amount of $199,329.60).

(B)	Tenant’s Termination Right. If the Commencement Date does not occur on or before the Outside Completion Date as defined in Section 1.2 of the Lease, Tenant shall have the right to terminate the Lease by giving notice to Landlord of Tenant’s desire to do so before such completion and within the time period from the Outside Completion Date until the date which is thirty (30) days subsequent to the Outside Completion Date; and, upon the giving of such notice, the term of the Lease shall cease and come to an end without further liability or obligation on the part of either party unless the Commencement Date occurs, on or before the date thirty (30) days after Landlord’s receipt of such notice. Each day of Tenant Delay shall be deemed conclusively to cause an equivalent day of delay by Landlord in substantially completing the Landlord’s Work, and thereby automatically extend for each such equivalent day of delay the date of the Outside Completion Date. In addition, the Outside Completion Date shall be extended by the number of days that Landlord is delayed in the performance of Landlord’s Work by Force Majeure.

III.	Landlord’s Work.

(A)	Plans and Construction Process.

(1)	Preparation of the Plans. Tenant shall engage an architect licensed by the Commonwealth of Massachusetts and approved by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed, to prepare the plans and specifications for Landlord’s Work (“Plans”). The Final Plans shall contain at least the information required by, and shall conform to the requirements of, Exhibit B-1. Subject to delays arising from the default by Landlord in its obligations under this Section III, Tenant shall cause the Plans to be prepared and delivered to Landlord in accordance with the Plans and Construction Schedule set forth in Section 1.2 of the Lease, and as follows:

Delivery Date	Deliverable
Interim Plans Date	50% complete construction documents
Long Lead Items Release Date	Authorization to Landlord to purchase any long lead time items required in connection with Landlord’s Work (see Section III.A(3) below)

Exhibit B

Final Plans Date	Completed Plans and submission by Tenant to Landlord of all Permit Documentation
Authorization to Proceed Date	Authorization to Landlord to commence the performance of Landlord’s Work
Budget Date	Budget

Landlord shall have no obligation to perform Landlord’s Work until the Plans shall have been presented to it and approved by it. Provided that the Plans shall contain at least the information required by, and shall conform to the requirements of, Exhibit B-1, Landlord shall not unreasonably withhold or delay its approval of the Plans. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations or changes visible outside the Premises shall be in Landlord’s sole discretion. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials, whether building standard or non-building standard, selected by Tenant in connection with Tenant’s Work. Landlord shall respond (i.e. by written notice to Tenant either approving Tenant’s submission or disapproving Tenant’s submission and stating the reasons for such disapproval) to each submission from Tenant within the following time frames:

Deliverable	Landlord Response Period
Interim Plans	Fifteen (15) business days
Final Plans	Twenty (20) business days

(2)	On or before the date twenty (20) business days after Landlord’s receipt of the Final Plans, Landlord shall, in accordance with the procedures set forth in Sections III.A(3) and III.A(4) below, furnish to Tenant a written statement of all Hard Costs of Landlord’s Work (the “Tenant Plans Cost Notice”), which shall include a construction management fee (“Landlord’s Construction Management Fee”) equal to the sum of: (i) $150,000, plus (ii) four (4%) percent of the amount, if any, which the Hard Costs incurred in connection with Landlord’s Work (exclusive of Landlord’s Construction Management Fee) exceeds Five Million Five Hundred Forty-Seven Thousand Four Hundred Twenty ($5,547,420.00) Dollars. The Tenant Plans Cost Notice shall be based upon the Guaranteed Maximum Price contract which Landlord will enter into with the Contractor, in accordance with the bid procedure set forth below. Landlord, upon Tenant’s request, shall provide Tenant reasonable evidence of the cost of the Landlord’s Work.

Exhibit B

(3)	Definition of Landlord’s Work. “Landlord’s Work” shall mean the alterations, leasehold improvements and other work shown on the approved Plans. In addition, Landlord’s Work shall include, at no cost to Tenant and without deduction from the Tenant Allowance, the installation of check meters necessary to measure the consumption of base building electricity in the Premises. However, Landlord’s Work shall not include, and Landlord shall have no responsibility for, the installation or connection of Tenant’s computer, telephone, other communication equipment, systems or wiring. Except for Landlord’s Work, Tenant shall take the Premises, without any obligation on the part of Landlord to prepare the Premises for Tenant’s occupancy. The foregoing shall not relieve Landlord of its obligations under the Lease. To the extent that Landlord is required, under the Condominium Documents, to obtain approvals in order to allow the performance of Landlord’s Work, Landlord shall obtain such approvals.

(4)	Bid Process; Tenant Plan Excess Costs.

(a) It is understood and agreed that Landlord shall bid the Landlord’s Work as a Guaranteed Maximum Price (“GMP”) contract. Landlord shall obtain bids for the performance of Landlord’s Work from at least three (3) general contractors and shall require that all general contractor bids be based upon such general contractor having solicited and received bids from no less than three (3) licensed subcontractors with respect to all major sub-trades (defined as subcontracts in excess of $50,000.00) forming a part of Landlord’s Work. Landlord shall provide Tenant with a copy of each such bid. When bids are solicited, upon the receipt of bids from any general contractors selected to perform the Landlord’s Work (the “Contractor”) shall prepare a bid format which compares each bid, and shall deliver such bid format, together with copies of the bids themselves to Tenant (together with Landlord’s designation of the bid Landlord intends to accept). Landlord shall review the bids with Tenant. The Contractor shall be: (i) any one of the contractors listed on Exhibit B-2,(ii) another reputable contractor selected by Landlord, subject to Tenant’s prior written approval, which approval shall not be unreasonably withheld, or (iii) another reputable contractor selected by Tenant, subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, except that Landlord shall be deemed to be reasonable in withholding such consent if, in Landlord’s bona fide business judgment:

(x) the proposed contractor does not have adequate experience in performing and completing projects of at least the size of Landlord’s Work within the schedule required in order to complete Landlord’s Work on a timely basis as contemplated under this Lease, or

Exhibit B

(y) the quality of work performed by such contractor is not consistent with the quality of tenant improvement work found in Class A office space in the Business District of the City of Boston.

(b) Landlord shall have the right to select the general contractor who will perform Landlord’s Work, subject to Tenant’s approval (not to be unreasonably withheld, conditioned or delayed); provided, however, that Tenant may not object to the selection of any general contractor who will be able to complete Landlord’s Work on or prior to the Estimated Commencement Date and whose bid for Landlord’s Work does not exceed the lowest received bid by more than five (5%) percent. In the event that Tenant does not approve of a general contractor selected by Landlord who can complete Landlord’s Work on or prior to the Estimated Commencement Date but whose bid exceeds the lowest received bid by more than five (5%) percent, any delay in the completion of the Landlord’s Work resulting from Tenant’s failure to approve Landlord’s selected general contractor shall be deemed to be a Tenant Delay hereunder. In all events, Landlord and Tenant shall cooperate with each other in good faith in order to expedite the bid process.

(c) No Hard Cost incurred by Landlord in performing Landlord’s Work which is in excess of the approved Guaranteed Maximum Price for Landlord’s Work, determined as aforesaid, shall be considered to be Permitted Costs and shall be paid by Landlord without deduction from the Allowance, except that any costs of Landlord’s Work in excess of the approved Guaranteed Maximum Price arising from the following shall be included in Permitted Costs: (i) Tenant Delays, (ii) Change Orders requested or approved by Tenant, and (iii) Change Orders or claims established by the Contractor to be based upon any errors or omissions in Tenant’s Plans.

(d) Tenant shall notify Landlord in writing, within ten (10) business days (but not sooner than the Authorization to Proceed Date) after its receipt by Tenant of Landlord’s statement of Tenant Plan Excess Costs, of either its approval thereof and its authorization to Landlord to proceed with Landlord’s Work in accordance with the Plans in the event Landlord had no objection to the Plans, or to submit revised Plans prepared by Tenant’s architect to respond to any objections raised by Landlord or to reduce the Tenant Plan Excess Costs. In the event of the latter modification of the Plans, Landlord shall within five (5) business days of Landlord’s receipt any such proposed changes in the Plans prepared by Tenant’s architect, quote to Tenant all changes in Tenant Plan Excess Costs resulting from said plan modifications and whether Landlord approves the revised Plans (which approval shall not be unreasonably withheld). Tenant shall, within two (2) business days after receipt of Landlord’s revised quotation of Tenant Plan Excess Costs submit to Landlord any revisions to the Plans required by Landlord or Tenant in

Exhibit B

accordance with this Exhibit B. To the extent the Permitted Costs exceed the Maximum Amount of Tenant Allowance, as set forth in Section 1.2 of the Lease, such excess shall, subject to Section III.A(4)(c) above, be paid by Tenant to Landlord, as Additional Rent, as hereinafter set forth.

(e) Promptly following Tenant’s approval of the Contractor and the Tenant Plans Cost Notice, Landlord shall enter into a construction contract (the “Construction Contract”) with the Contractor for the performance of the Landlord’s Work on the basis of the approved GMP. Landlord agrees to copy Tenant (which copy may be via email to Tenant’s general counsel) on the final, executed Construction Contract executed between Landlord and the Contractor.

(5)	Authorization to Proceed Date; Long Lead Item Release Date. Tenant shall, on or before the Authorization to Proceed Date, give Landlord written authorization to proceed with Landlord’s Work in accordance with Tenant’s approved Plans (“Notice to Proceed”). Notwithstanding anything to the contrary herein contained, if, for any reason other than a breach by Landlord in its obligations under this Exhibit B, Tenant does not, on or before the Authorization Proceed Date, approve Landlord’s statement of Tenant Plan Excess Costs and authorize Landlord in writing to commence the performance of Landlord’s Work, then any delay in the performance of Landlord’s Work arising from such failure by Tenant shall be considered to be a Tenant Delay.

“Long Lead Items” shall be defined as any items of work for which, in Landlord’s reasonable judgment, there is a long lead time in obtaining the materials therefor or which are specially or specifically manufactured, produced or milled for the work in or to the Premises and require additional time for receipt or installation. In connection with its review and approval of the Plans, Landlord shall give written notice (“Long Lead Notice”) identifying and notifying Tenant of any items contained in the Plans which Landlord then reasonably believes to be a Long Lead Item as soon as Landlord is advised by the Contractor that an item is a Long Lead Item, but, in any event, on or before the date twenty (20) business days after Landlord receives the Final Plans. Landlord will give to Tenant Landlord’s best, good faith estimate of the period(s) of any delay which would be caused by a long-lead item. On or before the Long Lead Item Release Date, Tenant shall have the right to either (a) revise the Plans to eliminate any such long-lead item or (b) give Landlord written authorization to proceed to purchase and/or contract for Long Lead Items. Landlord shall advise Tenant, in its Long Lead Notice of any Long Lead Items which, in Landlord’s judgment, may still delay completion of the Landlord’s Work and thus result in a Tenant Delay even if Tenant authorizes their purchase or before the Long Lead Item Release Date. Tenant acknowledges that any such Long Lead Items so identified by Landlord may delay completion of Landlord’s Work and thus result in a

Exhibit B

Tenant Delay. No item shall be deemed to be a Long Lead Item unless Landlord identifies such item as a Long Lead Item in a Long Lead Notice in accordance with this Section III.A(5).

(6)	Change Orders. Tenant shall have the right, in accordance herewith, to submit for Landlord’s approval change proposals subsequent to Landlord’s approval of the Plans and Tenant’s approval of the Tenant Plan Excess Costs, if any (each, a “Change Proposal”). Landlord agrees to respond to any such Change Proposal within such time as is reasonably necessary (taking into consideration the information contained in such Change Proposal) after the submission thereof by Tenant, advising Tenant of any anticipated increase in costs (“Change Order Costs”) associated with such Change Proposal, as well as an estimate of any delay which would likely result in the completion of the Landlord’s Work if a Change Proposal is made pursuant thereto (“Landlord’s Change Order Response”). Tenant shall have the right to then approve or withdraw such Change Proposal within five (5) business days after Tenant’s receipt of Landlord’s Change Order Response. If Tenant fails to respond to Landlord’s Change Order Response within such five-(5)-business day period, such Change Proposal shall be deemed withdrawn. If Tenant approves such Change Proposal, then such Change Proposal shall be deemed a “Change Order” hereunder and if the Change Order is made, then the Change Order Costs associated with the Change Order shall be deemed additions to the Tenant Plan Excess Costs and shall be paid in the same manner as Tenant Plan Excess Costs are paid as set forth in this Exhibit B.

(7)	Tenant Response to Requests for Information and Approvals. Except to the extent that another time period is expressly herein set forth, Tenant shall respond to any request from Landlord, Landlord’s Architect, Landlord’s contractor and/or Landlord’s Construction Representative for approvals or information in connection with Landlord’s Work, within three (3) business days of Tenant’s receipt of such request.

(8)	Tenant’s Rights. Landlord will reasonably cooperate with Tenant and Tenant’s Construction Representative in the performance of the Landlord’s Work to: (x) provide Tenant access to the Premises both prior to and during construction, (y) the right to attend the job meetings between Landlord and Contractor for the Landlord’s Work as set forth below, and (z) review subcontractor submittals and shop drawings, provided that Tenant’s review of such submittals and shop drawings shall not be a condition of releasing materials. Tenant shall cause Tenant’s architect to inspect the quality of construction of the Landlord’s Work and the compliance of the Landlord’s Work with the Tenant Plans, provided that: (i) such inspections are performed at a time mutually agreeable to Landlord and Tenant, and (ii) such inspections will not cause any delay in the performance of the Landlord’s Work. Tenant shall have the right to

Exhibit B

review and approve change orders to any portion of the Landlord’s Work proposed by Landlord or Contractor, which such approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that Tenant’s approval of the following change orders shall be in Tenant’s sole discretion, except to the extent that the same arise by reason of any errors or omissions in Tenant’s Plans or by reason of a Tenant Delay: (a) a Change Order which materially affects the scope or quality of the Landlord’s Work (it being acknowledged and agreed that for the purposes hereof, the substitution of items of comparable quality to those shown on the Tenant Plans shall not be deemed to materially affect the scope or quality of the Landlord’s Work), or (ii) a Change Order which causes an increase in the Tenant Plan Excess Costs.

(9)	Insurance. In addition to and not in limitation of the insurance required to be maintained by Landlord under this Lease, Landlord shall require the Contractor performing Landlord’s Work to maintain at all times during the construction of Landlord’s Work commercially reasonable insurance coverages under a Commercial General Liability policy comparable to those being maintained by contractors on similar projects in the Central Business District of the City of Boston. Landlord shall use commercially reasonable efforts to cause the Contractor to name Tenant as a certificate holder and additional insured on all insurance coverages required under the Construction Contract (provided, however, that the failure or refusal by the Contractor to thus name Tenant shall not be considered to be a default by Landlord of any of its obligations under this Lease). The cost of such insurance documented as allocable to the Landlord’s Work under this subsection Work Letter shall be a part of the Approved Tenant Plan Costs.

(10)	Time of the Essence. Time is of the essence in connection with Tenant’s obligations under this Section 1.1.

(B)	Tenant Delay.

(1)	Tenant Obligations with Respect to Tenant Delays.

(a)	Tenant covenants that no Tenant Delay (as defined above in Section I of this Exhibit B) shall delay commencement of the Term or the obligation to pay Annual Fixed Rent or Additional Rent, regardless of the reason for such Tenant Delay or whether or not it is within the control of Tenant or any such employee. Landlord’s Work shall be deemed substantially completed as of the date when Landlord’s Work would have been substantially completed but for any Tenant Delays.

Exhibit B

(b)	Tenant shall reimburse Landlord for the amount, if any, by which the cost of Landlord’s Work is increased as the result of any Tenant Delay, subject to Tenant’s right to apply the Tenant Allowance towards such costs in accordance with Section (D) below.

(c)	Any amounts due from Tenant to Landlord under this Section (B)(1) shall be due and payable within thirty (30) days of billing therefore (except that amounts due in connection with Change Orders shall be paid as provided in Section III.E below), and shall be considered to be Additional Rent. Nothing contained in this Section (B)(1) shall limit or qualify or prejudice any other covenants, agreements, terms, provisions and conditions contained in the Lease.

(C)	Performance of Landlord’s Work.

(1)	Incomplete Work. Landlord shall complete as soon as conditions practically permit any incomplete items of Landlord’s Work, and Tenant shall cooperate with Landlord in providing access as may be required to complete such work in a normal manner.

(2)	Early Access by Tenant. Landlord shall permit Tenant access specifically for the purpose of installing Tenant’s furniture, trade fixtures and Cable in portions of the Premises from time to time prior to substantial completion (but at least thirty (30) days prior to substantial completion), so long as such installation of trade fixtures can be done without material interference with remaining work or with the maintenance of harmonious labor relations, and provided that in Landlord’s bone fide business judgment no unreasonable interference is anticipated to occur. Any such access by Tenant shall be at upon all of the terms and conditions of the Lease (other than the payment of Annual Fixed Rent) and shall be at Tenant’s sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access by Tenant.

(3)	Prohibition on Access by Tenant Prior to Actual Substantial Completion. If, prior to the date that the Premises are in fact actually substantially complete, the Premises are deemed to be substantially complete pursuant to the provisions of this Exhibit B (i.e., and the Commencement Date has therefore occurred), Tenant shall not (except with Landlord’s consent) be entitled to take possession of the Premises for the Permitted Use until the Premises are in fact actually substantially complete.

(D)	Special Allowance for Landlord’s Work

(1)	Landlord shall, in the manner hereinafter set forth, contribute an amount (“Tenant Allowance”) equal to up to the Maximum Amount of Tenant Allowance, as defined in Section 1.2 of the Lease, towards Permitted Costs. Landlord shall be under no obligation to apply any portion of Tenant Allowance for any purposes other than to pay for Permitted Costs.

Exhibit B

(2)	The maximum aggregate amount of the Tenant Allowance which may be applied against the sum of Soft Costs and Other Costs shall not exceed the Soft/Other Costs Cap.

(3)	Landlord shall have no obligation to pay any amount to Tenant on account of Other Costs until all Hard Costs and any Soft Costs for which Tenant is seeking reimbursement have been fully paid for from Tenant Allowance.

(4)	Provided that Tenant is not in monetary default, or material non-monetary default, of its obligations under the Lease at the time that Landlord receives any Tenant Requisition, and subject to the provisions of this Section III, Landlord shall pay to Tenant Landlord’s Share of the cost of the work shown on each Tenant Requisition received for any Soft Costs and Other Costs within thirty (30) days after Landlord’s receipt of such requisition. Notwithstanding the foregoing, if Landlord refuses to pay any portion of Tenant Allowance based upon a default of Tenant, then Tenant shall have the right to resubmit its request for payment of such portion of Tenant Allowance (and Landlord shall make payment to Tenant on account of such resubmission, in accordance with the provisions of this Section III.D) on the conditions that: (i) Tenant has cured such default, (ii) Tenant is then in full compliance with its obligations under the Lease, and (iii) the Lease is then in full force and effect.

(5)	Provided that Tenant is not in monetary default, or material non-monetary default, of its obligations under the Lease, Landlord shall apply the Tenant Allowance towards Landlord’s Share of the Hard Costs incurred (as Landlord’s Work progresses) by Landlord in connection with Landlord’s Work, including, Landlord’s Construction Management Fee. Notwithstanding the foregoing, if Landlord refuses to apply any portion of the Tenant Allowance based upon a default of Tenant, then if: (i) Tenant has cured such default, (ii) Tenant is then in full compliance with its obligations under the Lease, and (iii) the Lease is then in full force and effect, Landlord shall recommence the application of Landlord’s Share of the Hard Costs, as aforesaid.

(6)	Notwithstanding anything to the contrary herein contained, it shall be a condition to Landlord’s obligation to pay any amount due based upon an invoice submitted by any contractor of Tenant’s that Tenant have submitted a Budget (or updated Budget), as applicable.

(7)	Notwithstanding anything to the contrary herein contained:

(a)	Landlord shall have no obligation to pay any undisbursed amount of the Tenant Allowance in respect of any Tenant Requisition submitted after the first anniversary of the Commencement Date.

Exhibit B

(b)	Tenant shall not be entitled to any unused portion of the Tenant Allowance, nor shall there be any application of the Tenant Allowance toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease.

(E)	Payment of Tenant Plan Excess Costs

To the extent, if any, that there are Tenant Plan Excess Costs, Tenant shall reimburse Landlord, as Additional Rent, within twenty-one (21) days after the receipt of a Funding Request (as hereinafter defined) from Landlord, the Tenant Plan Excess Costs in the proportion that the Tenant Plan Excess Costs bear to the total cost of the Landlord’s Work; except that if Tenant Plan Excess Costs exceed $1,000,000.00, then Tenant shall pay to Landlord, as Additional Rent, prior to the commencement of Landlord’s Work (or prior to a Change Order or other event which causes the aggregate amount (“Pre-Paid Tenant Plan Excess Costs”) of Tenant Plan Excess Costs to exceed $1,000,000.00), all such Tenant Plan Excess Costs in excess of $1,000,000.

The following paragraph shall apply with respect to all Tenant Plan Excess Costs other than Pre-Paid Tenant Plan Excess Costs: Landlord shall submit disbursement requests (each, a “Funding Request”) to Tenant not more than once during each calendar month along with, for each payment, a payment request, which shall be substantially in the form of an Application for Payment on AIA Document G702 and G703 (it being acknowledged and agreed that individual contractors often make slight modifications to these AIA Documents) certified by the Contractor seeking Tenant’s Share of the Tenant Plan Excess Costs. Landlord shall, upon request from time to time make available for Tenant’s review any copies of any insurance certificates or policies obtained by Landlord from the contractor performing Landlord’s Work, as well as lien waivers received by Landlord from Landlord’s contractors with respect to Landlord’s Work. Tenant shall cause its Tenant’s Construction Representative or architect to inspect the Landlord’s Work to confirm completion of the work represented by the Funding Request. Such inspection shall occur within seven (7) business days after receipt of the applicable Funding Request (which such seven (7) business day period shall be included within the twenty-one (21) day period within which Tenant has to fund the applicable portion of the Tenant Plan Excess Costs). If Tenant fails to give written notice that it has approved a Funding Request within seven (7) business days after its receipt of such Funding Request, Tenant shall be conclusively be deemed to have approved such Funding Request.

(F)	Quality and Performance of Work.

(1) All construction work required or permitted by this Lease shall be done in a good and workmanlike manner and in compliance with Legal Requirements, all

Exhibit B

Insurance Requirements (as defined in Section 9.1 hereof) and, with respect to the Landlord’s Work, with the Tenant Plans. Any work performed by or on behalf of Tenant under this Lease shall be coordinated with any work being performed by or on behalf of Landlord and in such manner as to maintain harmonious labor relations.

(2) Each party authorizes the other to rely in connection with design and construction upon the written approval or other written authorizations on such party’s behalf by any Construction Representative of the party named in Section 1.1 or any person hereafter designated in substitution or addition by notice to the party relying. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Tenant acknowledges that Tenant is acting for its own benefit and account and that Tenant will not be acting as Landlord’s agent in performing any work that may be undertaken by or on behalf of Tenant under this Lease, and accordingly, no contractor, subcontractor or supplier of Tenant shall have a right to lien Landlord’s interest in the Property in connection with any such work.

(3) Landlord warrants to Tenant that: (a) the materials and equipment furnished in the performance of the Landlord’s Work will be of good quality; (b) the Landlord’s Work will be free from defects not inherent in the quality described in the applicable plans and specifications therefor; and (c) the Landlord’s Work shall be weather-tight and otherwise in good working order and condition. Any portion of the Landlord’s Work not conforming to the foregoing requirements will be considered defective. Landlord’s warranty hereunder shall not apply to the extent of damage or defect caused by (1) the negligent acts or omissions or the willful misconduct of Tenant, its employees, agents, contractors, sublessees or permitted occupants under Article XII (“Tenant Construction Parties”), (2) improper operation by any of the Tenant Construction Parties, or (3) normal wear and tear and normal usage.

(4) The foregoing warranty shall commence on the date on the Substantial Completion Date and shall expire on the day immediately preceding the first anniversary of the Substantial Completion Date (such period being hereinafter referred to as the “Warranty Period”), provided that in any event Tenant is required to deliver notice to Landlord of any defects at least thirty (30) days prior to the expiration of the applicable Warranty Period (the “Warranty Notice Period”) in order to permit Landlord to take action to enforce Landlord’s warranty rights with respect to the Landlord’s Work, provided, however, that Landlord shall exercise commercially reasonable efforts to enforce Landlord’s warranty rights with respect to any notice delivered by Tenant after the Warranty Notice Period. Landlord agrees that it shall, without cost to Tenant, correct any portion of the Landlord’s Work which during the Warranty Period is found not to be in accordance with the warranties set forth in this Subsection (4). All defective items shall, subject to Tenant Delays and provided that Tenant has afforded Landlord with reasonable access to the Premises in order to undertake the work

Exhibit B

described herein, be completed by Landlord within a reasonable period of time to be mutually agreed upon by Landlord and Tenant given the nature of the defect at issue after Landlord’s receipt of a written notice from Tenant setting forth in reasonable detail the nature of the defect and Tenant’s assessment of why it believes such defect is covered by the warranties set forth herein (Landlord hereby agreeing to use reasonable efforts to minimize interference with Tenant’s use and enjoyment of the Premises, consistent with the fact that Landlord is undertaking to remedy the defective work). The foregoing warranty and the expiration of the applicable Warranty Period shall not serve to limit Landlord’s obligations under this Lease, including without limitation, Article VII and Exhibit C nor reduce or eliminate any of the limitations on or exclusions from Operating Expenses set forth in Section 7.4.

(5) Except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has not performed Landlord’s construction obligations under this Exhibit B within the applicable Warranty Notice Period, Tenant shall be deemed conclusively to have approved Landlord’s construction and shall have no claim that Landlord has failed to perform any of Landlord’s obligations under this Exhibit B. Notwithstanding the foregoing, Landlord agrees that upon and after the expiration of the applicable Warranty Notice Period, Landlord shall, at Tenant’s request and at Tenant’s sole cost and expense, enforce and exercise on behalf of Tenant any and all construction and manufacturers’ warranties and guaranties with respect to the Landlord’s Work to the extent still in force and effect at the time of Tenant’s request. The provisions of this Subsection (F) shall not relieve Landlord of any obligation which Landlord has to make repairs or to perform maintenance pursuant to Article VII of the Lease nor limit any rights and remedies Tenant may have at law or in equity against the Contractor or any other party (other than Landlord) performing work or supplying materials in connection with the Landlord’s Work.

Exhibit B

EXHIBIT B-1

ATLANTIC WHARF

TENANT PLAN AND WORKING DRAWING REQUIREMENTS

1.	Floor plan indicating location of partitions and doors (details required of partition and door types).

2.	Location of standard electrical convenience outlets and telephone outlets.

3.	Location and details of special electrical outlets; (e.g. Xerox), including voltage, amperage, phase and NEMA configuration of outlets.

4.	Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

5.	Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

6.	Location and heat load in BTU/Hr. of all special air conditioning and ventilating requirements and all necessary HVAC mechanical drawings.

7.	Location and details of special structural requirements, e.g., slab penetrations and areas with floor loadings exceeding a live load of 70 lbs./s.f.

8.	Locations and details of all plumbing fixtures; sinks, drinking fountains, etc.

9.	Location and specifications of floor coverings, e.g., vinyl tile, carpet, ceramic tile, etc.

10.	Finish schedule plan indicating wall covering, paint or paneling with paint colors referenced to standard color system.

11.	Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.

12.	Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

13.	Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.).

14.	Location of any special soundproofing requirements.

15.	All drawings to be uniform size (30” X 42”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.

Exhibit B-1

16.	Drawing submittal shall include the appropriate quantity required for Landlord to file for permit along with four half size sets and one full size set for Landlord’s review and use.

17.	Provide all other information necessary to obtain all permits and approvals for Landlord’s Work.

18.	Upon completion of the work, Tenant shall provide Landlord with two hard copies and one CAD file of updated architectural and mechanical drawings including all project sketches and changes, including the record drawings showing all changes and adjustments made, but shall not be required to pay the additional cost to have all such changes incorporated into full “as-built” drawings in CAD format.

Exhibit B-1

EXHIBIT B-2

APPROVED GENERAL CONTRACTORS

Turner Construction

Elaine Construction

Shawmut Construction

Lee Kennedy Construction

Commodore Construction

Exhibit B-2

EXHIBIT C

LANDLORD SERVICES

I.	CLEANING:

Cleaning and janitor services as provided below:

A.	OFFICE AREAS:

Daily:	(Monday through Friday, inclusive, holidays observed by the cleaning company under its contract with Landlord excepted).

1.	Empty all waste receptacles and remove waste material from the Premises; wash receptacles as necessary.

2.	Sweep and dust mop all uncarpeted areas using a dust-treated mop.

3.	Vacuum all rugs and carpeted areas.

4.	Hand dust and wipe clean with treated cloths all horizontal surfaces, including furniture, office equipment, window sills, door ledges, chair rails, and convector tops, within normal reach.

5.	Wash clean all water fountains and sanitize.

6.	Move and dust under all desk equipment and telephones and replace same (but not computer terminals, specialized equipment or other materials).

7.	Wipe clean all chrome and other bright work.

8.	Hand dust grill work within normal reach.

9.	Main doors to premises shall be locked and lights shut off upon completion of cleaning.

Weekly:

1.	Dust coat racks and the like.

2.	Spot clean entrance doors, light switches and doorways.

Quarterly:

1.	Render high dusting not reached in daily cleaning to include:

a)	dusting all pictures, frames, charts, graphs and similar wall hangings.

Exhibit C

b)	dusting of all vertical surfaces, such as walls, partitions, doors and door frames, etc.

c)	dusting all pipes, ducts and moldings.

d)	dusting of all vertical blinds.

e)	dust all ventilating, air conditioning, louvers and grills.

2.	Spray buff all resilient floors.

B.	LAVATORIES:

Daily:	(Monday through Friday, inclusive, holidays observed by the cleaning company under its contract with Landlord excepted).

1.	Sweep and damp mop.

2.	Clean all mirrors, powder shelves, dispensers and receptacles, bright work, flushometers, piping and toilet seat hinges.

3.	Wash both sides of all toilet seats.

4.	Wash all basins, bowls and urinals.

5.	Dust and clean all powder room fixtures.

6.	Empty and clean paper towel and sanitary disposal receptacles.

7.	Remove waste paper and refuse.

8.	Refill tissue holders, soap dispensers, towel dispensers, and sanitary dispensers.

Monthly:

1.	Machine scrub lavatory floors.

2.	Wash all partitions and tile walls in lavatories.

3.	Dust all lighting fixtures and grills in lavatories.

Exhibit C

C.	MAIN LOBBIES, ELEVATORS, STAIRWELLS AND COMMON CORRIDORS:

Daily:	(Monday through Friday, inclusive, holidays observed by the cleaning company under its contract with Landlord excepted).

1.	Sweep and damp mop all floors, empty and clean waste receptacles, dispose of waste.

2.	Clean elevators, wash or vacuum floors, wipe down walls and doors.

3.	Spot clean any metal work inside lobbies.

4.	Spot clean any metal work surrounding building entrance doors.

5.	Sweep all stairwells and dust handrails.

Monthly:

1.	All resilient tile floors in public areas to be spray buffed.

D.	WINDOW CLEANING:

All exterior windows shall be washed twice per year.

II.	Base Building HVAC:

A.	Heating, ventilating and air conditioning equipment will be provided with sufficient capacity to accommodate a maximum population density of one (1) person per one hundred fifty (150) square feet of useable floor area served, and a combined lightning and standard electrical load of 5.5 watts per square foot of useable floor area (excluding consumption of electricity by the Base Building HVAC system, but including consumption of electricity by VAV boxes). In the event Tenant introduces into the Premises personnel or equipment which overloads the system’s ability to adequately perform its proper functions, Landlord shall so notify Tenant in writing and supplementary system(s) may be required and installed by Landlord at Tenant’s expense, if within fifteen (15) days Tenant has not modified its use so as not to cause such overload.

Operating criteria of the basic system shall not be less than the following:

i)	Cooling season indoor temperature of not in excess of 73 - 79 degrees Fahrenheit when outdoor temperature is 91 degrees Fahrenheit ambient.

ii)	Heating season minimum room temperature of 68 - 75 degrees Fahrenheit when outdoor temperature is 6 degrees Fahrenheit ambient.

Exhibit C

B.	Landlord shall provide heating, ventilating and air conditioning as normal seasonal changes may require so as to reasonably heat or cool the Premises in accordance with the foregoing standards during Normal Building Operating Hours (8:00 a.m. to 6:00 p.m., Monday through Friday, legal holidays in all cases excepted, and, if requested by Tenant on or before 3:00 p.m. during the immediately preceding Friday, on any Saturday from 8 a.m. to 12 noon).

If Tenant shall require air conditioning (during the air conditioning season) or heating or ventilating during any season outside Normal Building Operating Hours, Landlord shall use Landlord’s best efforts to furnish such services for the area or areas specified by written request of Tenant submitted through the online work order system to the Landlord before 3:00 p.m. of the business day requiring the extra usage (or the previous day if such services are required on Saturday, Sunday or Holidays. For such services, Tenant shall pay Landlord, as additional rent, upon receipt of billing, Landlord’s then-current standard overtime HVAC charges at a rate designated by Landlord, from time to time, reflecting the cost of operating the equipment, the cost of administration, and an appropriate amount for accelerated depreciation of the asset use. Overtime HVAC charges shall not exceed rates then charged, from time to time, for overtime HVAC usage by other first-class office buildings in the City of Boston.

III.	ELECTRICAL SERVICES:

A.	Landlord shall provide electric power for a combined load of 5.5 watts per square foot of useable area for lighting and for office machines through standard receptacles for the typical office space.

B.	Landlord, at its option, may require separate metering and direct billing to Tenant for the electric power required for any special equipment (such as computers and reproduction equipment) in excess of 3.5 watts per square foot. Tenant shall be solely responsible for the cost associated with such meter(s) required for Tenant’s special equipment and installation thereof.

C.	Landlord will furnish and install, at Tenant’s expense, all replacement lighting tubes, lamps and ballasts required by Tenant. Landlord will clean lighting fixtures on a regularly scheduled basis at Tenant’s expense.

IV.	ELEVATORS:

Provide reasonable passenger elevator service, including reasonably reduced service during all hours outside Normal Building Operating Hours (so as to provide for maintenance of elevators as may be necessary.

V.	WATER:

Provide hot water for lavatory purposes and cold water for drinking, lavatory and toilet purposes.

Exhibit C

VI.	CARD ACCESS SYSTEM:

Landlord will provide a card access system at one entry door of the Building and initially provide free of charge access cards to all properly identified employees of Tenant, such that all such employees can access the Building 24 hours per day, 7 days per week, 365 days per year (subject to causes beyond Landlord’s control). Tenant shall pay to Landlord, as additional rent, reasonable charges as Landlord will establish from time to time, for any additional and/or replacement access cards.

VII.	CONDENSER/CHILLED WATER:

To the extent that Tenant requests the use of the Building’s condenser or chilled water system in connection with the operation of supplemental HVAC equipment serving the Premises, Landlord shall allow Tenant to tap into such system on the condition that Tenant pay, as additional rent, for the Building standard charge for the use and operation of such system, the parties hereby agreeing that: (i) with respect to Tenant’s needs in connection with the initial Landlord’s Work, at least 15 tons per floor of the Premises shall be available for Tenant’s use, and (ii) with respect to Tenant’s needs after the substantial completion of Landlord’s Work, Tenant’s use of the capacity of such system shall be determined by Landlord on an “as available” basis.

Exhibit C

EXHIBIT D

FLOOR PLAN

Exhibit D

EXHIBIT E

DECLARATION AFFIXING THE COMMENCEMENT DATE OF LEASE

THIS AGREEMENT made this              day of             , 2011, by and between BP RUSSIA WHARF LLC (hereinafter “Landlord”) and BRIGHTCOVE INC. (hereinafter “Tenant”).

W I T N E S S E T H   T H A T:

1. This Agreement is made pursuant to Section 3.1 of that certain Lease dated             , 2011, between Landlord and Tenant (the “Lease”).

2. It is hereby stipulated that the Lease Term commenced on             , (being the “Commencement Date” under the Lease), and shall end and expire on             , unless sooner terminated or extended, as provided for in the Lease.

WITNESS the execution hereof under seal by persons hereunto duly authorized, the date first above written.

LANDLORD:

BP RUSSIA WHARF LLC a Delaware limited liability company

By:	Boston Properties Limited Partnership, a Delaware limited partnership, its sole member
By: Boston Properties, Inc., a Delaware corporation, its general partner

By:
Name:
Title:

TENANT:

ATTEST:	BRIGHTCOVE INC.
a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:
Hereunto duly authorized

Exhibit E

EXHIBIT F

ATLANTIC WHARF PROCEDURE FOR ADJUSTMENT OF COSTS OF ELECTRIC

POWER USAGE BY TENANTS

This memo outlines the procedure for adjusting charges for electric power to office tenants of the Building.

1.	Main electric service will be provided by the local utility company to a central utility metering center. All charges by the utility will be read from these meters and billed to and paid by Landlord at rates established by the applicable electricity supplier and the electricity distribution company (collectively the “Utility Companies”).

2.	In order to assure that charges for electric service are allocated among tenants in relation to the relative amounts of electricity used by each tenant, meters (known as “check meters”) will be used to monitor tenant electric usage. On each whole floor of the Premises Landlord, at its sole cost, shall install one check meter serving the floor. On multi-tenant floors in the case of a ROFO exercise by Tenant, Tenant, at its cost, shall install a check meter in order to monitor usage on such floor. However, in no event shall Landlord have any obligation or responsibility to install, hook-up, connect or otherwise activate any of Tenant’s equipment and Tenant shall be solely responsible for installation and connection into electrical bus, tenant electrical panels and other like equipment and appurtenances.

3.	The Landlord will cause the check meters to be read periodically by its employees and on multi-tenant floors will perform an analysis of such information for the purpose of determining whether any adjustments are required to achieve an allocation of the costs of electric service among the tenants in relation to the respective amounts of usage of electricity for those tenants. For this purpose, the Landlord shall, as far as possible in each case, read the check meters to determine usage for periods that include one or more entire periods used by the Utility Companies for the reading of the meters located within the central utility metering center (so that the Landlord may, in its discretion, choose periods that are longer than those used by the Utility Companies – for example, quarterly, semi-annual or annual periods).

4.	Tenant’s share of electricity shall be determined by Landlord on the following basis:

a.	The cost of the total amount of electricity supplied for usage by tenants during the period being measured shall be determined by dividing the total cost of electricity through the central utility metering center as invoiced by the Utility Companies (without mark-up by Landlord) for the same period by the total amount of kilowatt hour usage as measured by the meters located within the central utility metering center (herein called “Cost Per Kilowatt Hour”).

Exhibit F

b.	Tenant’s allocable share of electricity costs for the period (“Tenant Electricity”) shall be determined by multiplying the Cost Per Kilowatt Hour by the number of kilowatt hours utilized by Tenant for such period as indicated by the check meter(s) for Tenant’s Premises.

c.	Where a floor is occupied by more than one tenant, and where all of the tenant spaces on such floor are not separately check-metered, the cost of Tenant Electricity for tenant spaces that are not separately check-metered shall first be determined by the same procedure as set forth in paragraph (b) above (after subtracting out the usage shown on any check meter that runs off such floor meter), and then the allocable share of each tenant on that floor whose space is not separately check-metered shall be determined by multiplying the total costs of Tenant Electricity for that floor by a fraction, the numerator of which is the rentable area leased to such tenant and the denominator of which is the total rentable area under lease from time to time to tenants on said floor (other than those who are separately check metered); provided, however, that if the Landlord reasonably determines that the cost of electricity furnished to the Tenant at the Premises exceeds the amount being paid under this Subsection (c), then Landlord shall charge Tenant for such excess and Tenant shall promptly pay the same upon billing therefor as Additional Rent under the Lease.

d.	Where part or all of the rentable area on a floor has been occupied for less than all of the period for which adjustments are being made, appropriate and equitable modifications shall be made to the allocation formula so that each tenant’s allocable share of costs equitably reflects its period of occupancy, provided that in no event shall the total of all costs as allocated to tenants (or to unoccupied space) be less than the total cost of Tenant Electricity for said period.

5. a.	Other than payments due pursuant to Section 4e above, Tenant shall pay to Landlord Tenant’s allocable share of Tenant Electricity costs for the period within thirty (30) days after billing therefor.

b.

In lieu of making payments as provided in subsection (a) above, at Landlord’s option, Tenant shall pay to Landlord an amount from time to time reasonably estimated by Landlord to be sufficient to cover, in the aggregate, a sum equal to the Tenant’s allocable share of Tenant Electricity costs for each calendar year during the Lease Term. Such estimated payments shall be made at the same time and in the same manner as Tenant’s monthly installments of Annual Fixed Rent. No later than one hundred twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar

Exhibit F

year during the Lease Term or fraction thereof at the end of the Lease Term, Landlord shall render Tenant a statement in reasonable detail certified by an officer of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, the Tenant’s allocable share of Tenant Electricity costs. Said statement to be rendered to Tenant also shall show for the preceding year or fraction thereof, as the case may be, the amounts already paid by Tenant on account of Tenant’s allocable share of Tenant Electricity costs and the amount of Tenant’s allocable share of Tenant Electricity costs remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. If such statement shows a balance remaining due to Landlord, Tenant shall pay same to Landlord on or before the thirtieth (30th) day following receipt by Tenant of said statement. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant if the Lease Term has then expired and Tenant has no further obligation to Landlord. Payments by Tenant on account of Tenant’s allocable share of Tenant Electricity costs shall be deemed Additional Rent and shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. Landlord shall, upon written request made by Tenant on or before the date six (6) months after Landlord delivers to Tenant any invoice for Tenant Electricity pursuant to this Exhibit F, give Tenant reasonable back-up supporting Landlord’s invoices on account of Tenant’s allocable share of Tenant Electricity.

All costs of electricity billed to Landlord for the Building through the central utility metering center (excluding the cost of electricity provided to the leasable areas of the Building for plugs, lights, VAV boxes, and supplemental uses), shall be treated as part of the Operating Expenses for the Building for purposes of determining the allocation of those costs, which shall not include electricity for the residential, retail or Garage portions of Atlantic Wharf.

Tenant shall be required to maintain any check meter located within its Premises. Further, Tenant agrees that it will not make any material alteration or material addition to the electrical equipment and/or appliances in the Premises without the prior written consent of Landlord in each instance first obtained, which consent will not be unreasonably withheld, conditioned or delayed and will promptly advise Landlord of any other material alteration or addition to such electrical equipment and/or appliances.

Exhibit F

EXHIBIT G

FORMS OF LIEN WAIVERS

CONTRACTOR’S PARTIAL WAIVER AND SUBORDINATION OF LIEN

STATE OF	Date:

COUNTY	Application for Payment No.:

OWNER:

CONTRACTOR:

LENDER / MORTGAGEE:	None

1. Original Contract Amount:	$

2. Approved Change Orders:	$

3. Adjusted Contract Amount: (line 1 plus line 2)	$

4. Completed to Date:	$

5. Less Retainage:	$

6. Total Payable to Date: (line 4 less line 5)	$

7. Less Previous Payments:	$

8. Current Amount Due: (line 6 less line 7)	$

9. Pending Change Orders:	$

10. Disputed Claims:	$

The undersigned who has a contract with                                  for furnishing labor or materials or both labor and materials or rental equipment, appliances or tools for the erection, alteration, repair or removal of a building or structure or other improvement of real property known and identified as located in                      (city or town),                      County,                                  and owned by                     , upon receipt of                      ($            ) in payment of an invoice/requisition/application for payment dated                      does hereby:

Exhibit G

(a)	waive any and all liens and right of lien on such real property for labor or materials, or both labor and materials, or rental equipment, appliances or tools, performed or furnished through the following date (payment period), except for retainage, unpaid agreed or pending change orders, and disputed claims as stated above;

(b)	subordinate any and all liens and right of lien to secure payment for such unpaid, agreed or pending change orders and disputed claims, and such further labor or materials, or both labor and materials, or rental equipment, appliances or tools, except for retainage, performed or furnished at any time through the twenty-fifth day after the end of the above payment period, to the extent of the amount actually advanced by the above lender/mortgagee through such twenty-fifth day.

Signed under the penalties of perjury this              day of                     , 20    .

WITNESS:	CONTRACTOR:

Name:	Name:

Title:	Title:

Exhibit G

SUBCONTRACTOR’S LIEN WAIVER

General Contractor:

Subcontractor:

Owner:

Project:

Total Amount Previously Paid:	$

Amount Paid This Date:	$

Retainage (Including This Payment) Held to Date:	$

In consideration of the receipt of the amount of payment set forth above and any and all past payments received from the Contractor in connection with the Project, the undersigned acknowledges and agrees that it has been paid all sums due for all labor, materials and/or equipment furnished by the undersigned to or in connection with the Project and the undersigned hereby releases, discharges, relinquishes and waives any and all claims, suits, liens and rights under any Notice of Identification, Notice of Contract or statement of account with respect to the Owner, the Project and/or against the Contractor on account of any labor, materials and/or equipment furnished through the date hereof.

The undersigned individual represents and warrants that he is the duly authorized representative of the undersigned, empowered and authorized to execute and deliver this document on behalf of the undersigned and that this document binds the undersigned to the extent that the payment referred to herein is received.

The undersigned represents and warrants that it has paid in full each and every sub-subcontractor, laborer and labor and/or material supplier with whom undersigned has dealt in connection with the Project and the undersigned agrees at its sole cost and expense to defend, indemnify and hold harmless the Contractor against any claims, demands, suits, disputes, damages, costs, expenses (including attorneys’ fees), liens and/or claims of lien made by such sub-subcontractors, laborers and labor and/or material suppliers arising out of or in any way related to the Project. This document is to take effect as a sealed instrument.

Exhibit G

Signed under the penalties of perjury as of this              day of                     , 20    .

SUBCONTRACTOR:	Signature and Printed Name of Individual Signing this Lien Waiver

WITNESS:

Name:
Title:

Dated:

Exhibit G

CONTRACTOR’S WAIVER OF CLAIMS AGAINST OWNER AND ACKNOWLEDGMENT OF FINAL PAYMENT

Commonwealth of Massachusetts	Date:

COUNTY OF	Invoice No.:

OWNER:

CONTRACTOR:

PROJECT:

1. Original Contract Amount:	$

2. Approved Change Orders:	$

3. Adjusted Contract Amount:	$

4. Sums Paid on Account of Contract Amount:	$

5. Less Final Payment Due:	$

The undersigned being duly sworn hereby attests that when the Final Payment Due as set forth above is paid in full by Owner, such payment shall constitute payment in full for all labor, materials, equipment and work in place furnished by the undersigned in connection with the aforesaid contract and that no further payment is or will be due to the undersigned.

The undersigned hereby attests that it has satisfied all claims against it for items, including by way of illustration but not by way of limitation, items of: labor, materials, insurance, taxes, union benefits, equipment, etc. employed in the prosecution of the work of said contract, and acknowledges that satisfaction of such claims serves as an inducement for the Owner to release the Final Payment Due.

The undersigned hereby agrees to indemnify and hold harmless the Owner from and against all claims arising in connection with its Contract with respect to claims for the furnishing of labor, materials and equipment by others. Said indemnification and hold harmless shall include the reimbursement of all actual attorneys’ fees and all costs and expenses of every nature, and shall be to the fullest extent permitted by law.

The undersigned hereby irrevocably waives and releases any and all liens and right of lien on such real property and other property of the Owner for labor or materials, or both labor and materials, or rental equipment, appliances or tools, performed or furnished by the undersigned, and anyone claiming by, through, or under the undersigned, in connection with the Project.

Exhibit G

The undersigned hereby releases, remises and discharges the Owner, any agent of the Owner and their respective predecessors, successors, assigns, employees, officers, shareholders, directors, and principals, whether disclosed or undisclosed (collectively “Releasees”) from and against any and all claims, losses, damages, actions and causes of action (collectively “Claims”) which the undersigned and anyone claiming by, through or under the undersigned has or may have against the Releasees, including, without limitation, any claims arising in connection with the Contract and the work performed thereunder.

Notwithstanding anything to the contrary herein, payment to the undersigned of the Final Payment Due sum as set forth above, shall not constitute a waiver by the Owner of any of its rights under the contract including by way of illustration but not by way of limitation guarantees and/or warranties. Payment will not be made until a signed waiver is returned to Owner.

The undersigned individual represents and warrants that he/she is the duly authorized representative of the undersigned, empowered and authorized to execute and deliver this document on behalf of the undersigned.

Exhibit G

Signed under the penalties of perjury as a sealed instrument as of this          day of                     ,             .

Corporation

By:
Name:
Title:
Hereunto duly authorized

COMMONWEALTH OF MASSACHUSETTS

  COUNTY OF SUFFOLK

On this          day of                     , 20    , before me, the undersigned notary public, personally appeared                                         , proved to me through satisfactory evidence of identification, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it as                      for                     , a corporation/partnership voluntarily for its stated purpose.

NOTARY PUBLIC
My Commission Expires:

Exhibit G

EXHIBIT H

BROKER DETERMINATION OF PREVAILING MARKET RENT

Where in the Lease to which this Exhibit is attached provision is made for a Broker Determination of Prevailing Market Rent (defined in Section 3.2B of the Lease), the following procedures and requirements shall apply:

1.	Tenant’s Request. Tenant shall send a notice to Landlord in accordance with Section 3.2 of the Lease, requesting a Broker Determination of the Prevailing Market Rent, which notice to be effective must (i) make explicit reference to the Lease and to the section of the Lease pursuant to which said request is being made, and (ii) include the name of a broker selected by Tenant to act for Tenant, which broker shall be affiliated with a major Boston commercial real estate brokerage firm selected by Tenant and which broker shall have at least ten (10) years experience dealing in properties of a nature and type generally similar to the Building located in the Downtown Boston and Financial District Markets.

2.	Landlord’s Response. Within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting the Broker Determination and stating the name of the broker selected by Tenant, Landlord shall give written notice to Tenant of Landlord’s selection of a broker having at least the affiliation and experience referred to above.

3.	Selection of Third Broker. Within ten (10) days thereafter the two (2) brokers so selected shall select a third such broker also having at least the affiliation and experience referred to above.

4.	Rental Value Determination. Within thirty (30) days after the selection of the third broker, the three (3) brokers so selected, by majority opinion, shall make a determination of the Prevailing Market Rent of the Premises for the Extended Term. Such annual fair market rental value determination shall take into account all relevant factors, and (x) may include provision for annual increases in rent during said Extended Term if so determined, (y) shall take into account the as-is condition of the Premises and economic concessions (if any) granted by Landlord to Tenant, and (z) shall take account of, and be expressed in relation to, the payment in respect of taxes and operating costs and the Base Years for taxes and operating costs, as well as provisions for paying for so-called tenant electricity as contained in the Lease. The brokers shall advise Landlord and Tenant in writing by the expiration of said thirty (30) day period of the Prevailing Market Rent as so determined.

5.

Resolution of Broker Deadlock. If the Brokers are unable to agree at least by majority on a determination of Prevailing Market Rent, then the brokers shall send a notice to Landlord and Tenant by the end of the thirty (30) day period for making said determination setting forth their individual determinations of Prevailing Market Rent, and the broker who submitted neither the highest such determination nor the lowest such determination shall select either the highest determination or the lowest such determination as the most reflective of the Prevailing Market Rent for the Premises for

Exhibit H

the applicable term and shall give notice thereof to Landlord and Tenant, and such determination of the Prevailing Market Rent shall be deemed to be the final and binding determination of the Prevailing Market Rent.

6.	Costs. Each party shall pay the costs and expenses of the broker selected by it and each shall pay one half (1/2) of the costs and expenses of the third broker.

7.	Failure to Select Broker or Failure of Broker to Serve. If Tenant shall have requested a Broker Determination and Landlord shall not have designated a broker within the time period provided therefor above and such failure shall continue for more than ten (10) days after notice thereof, then Tenant’s broker shall alone make the determination of the Prevailing Market Rent in writing to Landlord and Tenant within thirty (30) days after the expiration of Landlord’s right to designate a broker hereunder. If Tenant and Landlord have both designated brokers but the two brokers so designated do not, within a period of fifteen (15) days after the appointment of the second broker, agree upon and designate the third broker willing so to act, the Tenant, the Landlord or either broker previously designated may request the Boston Bar Association (or such organization as may succeed to the Boston Bar Association) to designate the third broker willing so to act and a broker so appointed shall, for all purposes, have the same standing and powers as though he had been seasonably appointed by the brokers first appointed. In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by the Tenant, the Landlord, the brokers first appointed or the Boston Bar Association, as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon application of any broker who continues to act or by the Landlord or Tenant such vacancy may be filled by the said Boston Bar Association, and any broker so appointed to fill such vacancy shall have the same standing and powers as though originally appointed.

Exhibit H

EXHIBIT I

LIST OF MORTGAGES

THE BANK OF NEW YORK MELLON, as administrative Agent for the benefit of the Lenders under that certain Construction Loan Agreement dated April 21, 2009 between Landlord, as borrower, and THE BANK OF NEW YORK MELLON, whose address is One Wall Street, New York, New York 10286, RBS CITIZENS, N.A., whose address is 28 State Street, Boston, Massachusetts 02109, U.S. BANK NATIONAL ASSOCIATION, whose address is One Post Office Square, Boston, Massachusetts 02109, PNC BANK, NATIONAL ASSOCIATION, whose address is 1600 Market Street, Philadelphia, Pennsylvania 19103, SUNTRUST BANK, whose address is 8330 Boone Boulevard, 8th Floor, Vienna, Virginia 22182, and any other Lenders who may become a party hereto, collectively as Lenders (as defined below), and RBS CITIZENS, N.A., as Documentation Agent (in such capacity, hereinafter referred to as “Documentation Agent”), U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent (in such capacity, hereinafter referred to as “Syndication Agent”) and THE BANK OF NEW YORK MELLON, as Administrative Agent.

Exhibit I

EXHIBIT J

FORM OF LETTER OF CREDIT

[Letterhead of a money center bank acceptable to the Landlord]

[Please note the tenant on this Letter of Credit must match the exact tenant entity in the Lease]

[date]

[Landlord]

c/o Boston Properties LP

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199-8103

Attn: Lease Administration, Legal Dept.

Gentlemen:

We hereby establish our Irrevocable Letter of Credit and authorize you to draw on us at sight for the account of [Tenant] (“Applicant”), the aggregate amount of [spell out dollar amount] and [    ]/100 Dollars [($                    )]. You shall have the right to make partial draws against this Letter of Credit from time to time.

Funds under this Letter of Credit are available to the beneficiary hereof as follows:

Any or all of the sums hereunder may be drawn down at any time and from time to time from and after the date hereof by [Landlord] (“Beneficiary”) when accompanied by this Letter of Credit and a written statement signed by an individual purporting to be an authorized agent of Beneficiary, certifying that such moneys are due and owing to Beneficiary, and a sight draft executed and endorsed by such individual.

This Letter of Credit is transferable in its entirety to any successor in interest to Beneficiary as owner of [Property, Address, City/Town, State]. Should a transfer be desired, such transfer will be subject to the return to us of this advice, together with written instructions. Any fees related to such transfer shall be for the account of the Applicant.

The amount of each draft must be endorsed on the reverse hereof by the negotiating bank. We hereby agree that this Letter of Credit shall be duly honored upon presentation and delivery of the certification specified above.

This Letter of Credit shall expire on [Final Expiration Date].

Notwithstanding the above expiration date of this Letter of Credit, the term of this Letter of Credit shall be automatically renewed for successive, additional one (1) year periods unless, at

Exhibit J

least sixty (60) days prior to any such date of expiration, the undersigned shall give written notice to Beneficiary, by certified mail, return receipt requested and at the address set forth above or at such other address as may be given to the undersigned by Beneficiary, that this Letter of Credit will not be renewed.

This Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication 500.

Very truly yours,

[Name of Issuing Bank]

By:
Name:
Title

Exhibit J

EXHIBIT K

FORM OF CERTIFICATE OF INSURANCE

ACORD. # CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YY)

PRODUCER

109722-ALL-GL-06-07

THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.

COMPANIES AFFORDING COVERAGE

COMPANY A

INSURED

COMPANY B

COMPANY C

COMPANY D

COVERAGES

This certificate supersedes and replaces any previously issued certificate.

THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED, NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. AGGREGATE LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

CO LTR	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECTIVE DATE (MM/DD/YY)	POLICY EXPIRATION DATE (MM/DD/YY)	LIMITS	
	GENERAL LIABILITY ☐ COMMERCIAL GENERAL LIABILITY ☐ CLAIMS MADE ☐ OCCUR ☐ OWNER'S & CONTRACTOR'S PROT ☐				GENERAL AGGREGATE	$
					PRODUCTS - COMP/OP AGG	$
					PERSONAL & ADV INJURY	$
					EACH OCCURRENCE	$
					FIRE DAMAGE (Any one fire)	$
					MED EXP (Any one person)	$
	AUTOMOBILE LIABILITY ☐ ANY AUTO ☐ ALL OWNED AUTOS ☐ SCHEDULED AUTOS ☐ HIRED AUTOS ☐ NON-OWNED AUTOS ☐				COMBINED SINGLE LIMIT	$
					BODILY INJURY (Per person)	$
					BODILY INJURY (Per accident)	$
					PROPERTY DAMAGE	$
	GARAGE LIABILITY ☐ ANY AUTO ☐				AUTO ONLY - EA ACCIDENT	$
					OTHER THAN AUTO ONLY: EACH ACCIDENT	$
					AGGREGATE	$
	EXCESS LIABILITY ☐ UMBRELLA FORM ☐ OTHER THAN UMBRELLA FORM				EACH OCCURRENCE	$
					AGGREGATE	$
						$
	WORKERS COMPENSATION AND EMPLOYERS' LIABILITY THE PROPRIETOR/ PARTNERS/EXECUTIVE OFFICERS ARE: ☐ INCL ☐ EXCL				X WC STATU-TORY LIMITS / OTH-ER	
					EACH ACCIDENT	$
					DISEASE - POLICY LIMIT	$
					DISEASE - EACH EMPLOYEE	$
	OTHER					

DESCRIPTION OF OPERATIONS/LOCATIONS/VEHICLES/SPECIAL ITEMS

CERTIFICATE HOLDER

NYC-002611111-01

CANCELLATION

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE INSURANCE COMPANY WILL ENDEAVOR TO MAIL 30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE COMPANY, ITS AGENTS OR REPRESENTATIVES.

AUTHORIZED REPRESENTATIVE

Nancy Bartolino

Nancy Bartolino

ACORD 25 (11/05)

© ACORD CORPORATION 1988

Exhibit K

ACORD®

EVIDENCE OF PROPERTY INSURANCE

DATE (MM/DD/YYYY)

THIS EVIDENCE OF PROPERTY INSURANCE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE ADDITIONAL INTEREST NAMED BELOW. THIS EVIDENCE OF PROPERTY INSURANCE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.

AGENCY — PHONE (A/C, No, Ext):	COMPANY
FAX (A/C, No): — E-MAIL ADDRESS:	
CODE: — SUB CODE:	
AGENCY CUSTOMER ID #:	
INSURED	LOAN NUMBER — POLICY NUMBER
	EFFECTIVE DATE — EXPIRATION DATE — ☐ CONTINUED UNTIL TERMINATED IF CHECKED
	THIS REPLACES PRIOR EVIDENCE DATED:

PROPERTY INFORMATION

LOCATION/DESCRIPTION

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS EVIDENCE OF PROPERTY INSURANCE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

COVERAGE INFORMATION

COVERAGE / PERILS / FORMS	AMOUNT OF INSURANCE	DEDUCTIBLE

REMARKS (Including Special Conditions)

CANCELLATION

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING INSURER WILL ENDEAVOR TO MAIL ______ DAYS WRITTEN NOTICE TO THE ADDITIONAL INTEREST NAMED BELOW, BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES.

ADDITIONAL INTEREST

NAME AND ADDRESS	☐ MORTGAGEE ☐ ADDITIONAL INSURED ☐ LOSS PAYEE
	LOAN #
	AUTHORIZED REPRESENTATIVE

ACORD 27 (2006/07)

© ACORD CORPORATION 1993-2006. All rights reserved.

The ACORD name and logo are registered marks of ACORD

Exhibit K

EXHIBIT L

FORM OF SUBORDINATION, NON-DISTURBANCE AND

ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”), made and entered into as of this              day of                     , 200     by and among BRIGHTCOVE INC., a Delaware corporation, having an offices at                                  (“Tenant”), BP RUSSIA WHARF LLC, a Delaware limited liability company, having an office at c/o Boston Properties Limited Partnership, 800 Boylston Street, Boston, Massachusetts 02199-8103 (the “Landlord”) and THE BANK OF NEW YORK MELLON, a New York corporation, having an office at One Wall Street, New York, New York 10286, as Administrative Agent for the benefit of the Lenders (each a “Lender” and collectively the “Lenders”) under that certain Construction Loan Agreement hereinafter defined (“Administrative Agent”).

W I T N E S S E T H

WHEREAS, by Lease dated                     , 2011 (hereinafter collectively referred to as the “Lease”), Landlord leased and rented to Tenant certain premises located at Atlantic Wharf, 280-294 Congress Street, Boston, Massachusetts (the “Property”), which Property is more particularly described in Exhibit A attached hereto and made a part hereof; and

WHEREAS, the Property is or is to be encumbered by a mortgage or mortgages or other similar security agreement (collectively, the “Mortgage”) in favor of or to be assigned to Administrative Agent for the benefit of the Lenders pursuant to the terms of a Construction Loan Agreement dated as of April 21, 2009 by and among Landlord, Administrative Agent and the Lenders party thereto (the “Construction Loan Agreement”); and

WHEREAS, Administrative Agent and the Lenders do not wish to make the loan or loans secured by the Mortgage or to consent to Tenant’s Lease, unless Tenant subordinates the Lease and Tenant’s rights thereunder to the lien and provisions of the Mortgage; and

WHEREAS, pursuant to and under the terms set forth in the Mortgage, Landlord has assigned to Administrative Agent for the benefit of the Lenders all of its right, title and interest in the Lease and the rents payable thereunder to Administrative Agent for the benefit of the Lenders as security for the performance of Landlord’s obligations secured by the Mortgage; and

Exhibit L

WHEREAS, Tenant and Administrative Agent desire hereby to establish certain rights, safeguards, obligations and priorities with respect to their respective interests by means of this Subordination, Non-Disturbance and Attornment Agreement;

NOW THEREFORE, for and in consideration of the premises and the mutual covenants and promises herein contained, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Tenant and Administrative Agent agree as follows:

1. Subject to the terms and conditions of this Agreement, the Lease and the rights of Tenant thereunder are and at all times hereafter shall be subject and subordinate to the lien of the Mortgage and to all of the terms, conditions and provisions thereof, to all advances made or to be made thereunder, to the full extent of the principal sum and interest thereon from time to time secured thereby, and to any renewal, substitution, extension, modification, consolidation, spreader or replacement thereof, including any increase in the indebtedness secured thereby or any supplements thereto, with the same force and effect as if the Mortgage had been executed, delivered and recorded prior to the execution and delivery of the Lease. In the event that Administrative Agent, the Lenders or any other person acquires title to the Property pursuant to the exercise of any remedy provided for in the Mortgage or by reason of the acceptance of a deed in lieu of foreclosure (the Administrative Agent, the Lenders and any other such person and their participants, successors and assigns being referred to herein as the “Purchaser”), Tenant covenants and agrees to attorn to and recognize and be bound to Purchaser as its new Landlord, and subject to the proviso in Paragraph 2 of this Agreement, the Lease shall continue in full force and effect as a direct Lease between Tenant and Purchaser, except that, notwithstanding anything to the contrary herein or in the Lease, the provisions of the Mortgage will govern with respect to the disposition of proceeds of Landlord’s insurance policies and condemnation awards.

2. So long as the Lease is in full force and effect and Tenant is not in Default under the Lease:

(a) The right of possession of Tenant to the leased premises shall not be terminated or disturbed by any steps or proceedings taken by Administrative Agent or the Lenders in the exercise of any of its rights under the Mortgage;

(b) The Lease shall not be terminated or affected by said exercise of any remedy provided for under the Mortgage, and Administrative Agent hereby covenants that any sale by it of the Property pursuant to the exercise of any rights and remedies under the Mortgage or otherwise, shall be made subject to the Lease and the rights of Tenant thereunder.

3. In no event shall Administrative Agent, the Lenders or any other Purchaser be:

Exhibit L

(a) liable for any accrued obligation of, or any act or omission of, the Landlord or any prior landlord, provided, however, the foregoing shall not relieve Administrative Agent, the Lenders or any Purchaser of the obligation to perform Landlord’s obligations under the Lease after succeeding to Landlord’s interest under the Lease;

(b) liable for the return of any security deposit which was delivered to Landlord, but which was not subsequently delivered to Administrative Agent, the Lenders or any other Purchaser;

(c) subject to any offsets, defenses or counterclaims which the Tenant might have against Landlord or any prior landlord, except for any rights of abatement as expressly set forth in Sections 7.6 and Article XIV of the Lease;

(d) bound by any payment of rent or additional rent which Tenant might have paid to Landlord or any prior landlord for more than the current month; or

(e) bound by any action listed in Paragraph 7(a) through (d) below made without Administrative Agent’s or such other Purchaser’s prior written consent.

4. Neither Administrative Agent, the Lenders nor any Purchaser shall be obligated to undertake or complete any construction, renovation, addition or capital improvements to the Property or the premises demised under the Lease, nor to pay or reimburse the cost of any construction or other special landlord work (either presently underway or hereafter to be undertaken), nor to make any repairs to the Property or to the premises demised under the Lease as a result of any fire or other casualty or by reason of condemnation, and whether or not the same is set forth in the Lease or any other agreement, nor, so long as the Mortgage remains outstanding and unpaid, shall the proceeds of any insurance or condemnation awards of Landlord be applied other than as provided for in the Mortgage and the Construction Loan Agreement. Nothing set forth in this Section 4 shall affect or postpone Tenant’s right to exercise Tenant’s express termination rights under the Lease, as such termination rights are affected by Section 5 below.

5. Tenant agrees to give prompt written notice to Administrative Agent of any default by Landlord under the Lease which would entitle Tenant to cancel the Lease or abate the rent payable thereunder, and agrees that notwithstanding any provision of the Lease, no notice of cancellation thereof given on behalf of Tenant shall be effective unless Administrative Agent has received said notice and has failed within thirty (30) days of the date of receipt thereof to cure Landlord’s default, or if the default cannot reasonably be cured within thirty (30) days, has failed to commence and to diligently pursue the cure of Landlord’s default which gave rise to such right of cancellation or abatement. Tenant further agrees to give such notices to any successor of Administrative Agent, provided that such successor shall have given written notice to Tenant of its acquisition of Administrative Agent’s interest in the Mortgage and designated the address to which such notices are to be sent.

Exhibit L

6. Tenant acknowledges that Landlord will execute and deliver to Administrative Agent for the benefit of the Lenders Assignments of Leases and Rents conveying the rentals under the Lease as additional security for the loan secured by the Mortgage, and Tenant hereby expressly consents to such Assignments.

7. Tenant agrees that it will not, without the prior written consent of Administrative Agent, which will not unreasonably withheld, conditioned or delayed, do any of the following, and any such purported action without such consent shall be void as against Administrative Agent and the Lenders:

(a) materially modify or materially amend or terminate the Lease, except for the exercise of Tenant’s express termination rights set forth in the Lease; or

(b) enter into any extensions or renewals thereof in such a way as to reduce the rent (other than pursuant to the extension or renewal options in the Lease), accelerate rent payments, shorten the term of the lease, or materially change any renewal option; or

(c) prepay any of the rents, additional rents or other sums due under the Lease for more than one (1) month in advance of the due dates thereof other than any security deposits (including last month’s rent), exclusive of payments of additional rent on an estimated basis in accordance with the terms of the Lease; or

(d) assign the Lease or sublet the premises demised under the Lease or any part thereof except pursuant to the provisions of the Lease.

8. Landlord hereby irrevocably authorizes and directs Tenant to pay to Administrative Agent, or to such person or firm designated by Administrative Agent, all rent and other monies due and to become due to Landlord under the Lease after notice from Administrative Agent to Tenant that there has occurred and is continuing an Event of Default under the Mortgage. Tenant shall be entitled to rely upon any such notice received from Administrative Agent, and shall have no duty to inquire concerning the truth or efficacy of any such notice or to honor any contrary notice or demand received from Landlord. Tenant shall, after such notice from Administrative Agent, pay to Administrative Agent, or to such person or firm designated by Administrative Agent, all rent and other monies due and to become due to Landlord under the Lease. Such receipt of rent by Administrative Agent or any other party shall not relieve Landlord of its obligations under the Lease, and Tenant shall continue to look to Landlord only for performance thereof. No person or entity who exercises a right, arising under the Mortgage or any assignment of the Lease, to receive the rents, additional rents or other sums payable by Tenant under the Lease shall thereby become obligated to Tenant for the performance of any of the terms, covenants, conditions and agreements of Landlord under the Lease.

9. Tenant agrees that if Administrative Agent or the Lenders acquire title to the Property as a result of foreclosure of the Mortgage, the acceptance of a deed in lieu of such foreclosure, or obtaining control of the Property pursuant to the remedies contained

Exhibit L

in the Mortgage, the laws of the Commonwealth of Massachusetts or otherwise, Tenant shall have no recourse to any assets of Administrative Agent or any Lender other than the Property and the rents, issues and proceeds therefrom. Upon Administrative Agent’s or the Lenders’ acquisition of title to or control of the Premises in the manner aforesaid, the Lease shall be modified to include the provisions contained herein notwithstanding any other provisions of said Lease.

10. Tenant agrees to certify in writing to Administrative Agent, upon request, whether or not, to Tenant’s actual knowledge, any default on the part of Landlord then exists under the Lease and the nature of any such default.

11. The foregoing provisions shall be self-operative and effective without the execution of any further instruments on the part of either party hereto. However, Tenant agrees to execute and deliver to Administrative Agent such other commercially reasonable instruments as Administrative Agent shall reasonably request in order to evidence the full subordination of the Lease to the lien of the Mortgage and otherwise effectuate the provisions of this Agreement.

12. From and after payment in full of the loan secured by the Mortgage and the recordation of a release or satisfaction thereof, without the transfer of the Property to Administrative Agent or the Lenders as a Purchaser, this Agreement shall become void and of no further force or effect.

13. The term “Administrative Agent” as used herein shall include the successors and assigns of Administrative Agent and any person, party or entity which shall become the owner of the Property by reason of foreclosure of the Mortgage or the acceptance of a deed in lieu of a foreclosure of the Mortgage or otherwise. The term “Lenders” as used herein shall mean and include the present Lenders under the Construction Loan Agreement and any such Lender’s successors and assigns. The term “Landlord” as used herein shall mean and include the present landlord under the Lease and such landlord’s predecessors and successors in interest under the Lease. The term “Property” as used herein shall mean the Property, the improvements now or hereafter located thereon and the estates therein encumbered by the Mortgage.

14. The agreements herein contained shall be binding upon and shall inure to the benefit of the parties hereto, their respective participants, successors, and assigns, and, without limiting such, the agreements of Administrative Agent shall specifically be binding upon any Purchaser of the Property at foreclosure or at a sale under power.

15. This Agreement may not be modified other than by an agreement in writing signed by the parties hereto or their respective successors.

16. This Agreement may be signed in counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

Exhibit L

17. If any term or provision of this Agreement shall to any extent be held invalid or unenforceable, the remaining terms and provisions hereof shall not be affected thereby, but each term and provision hereof shall be valid and enforceable to the fullest extent permitted by law.

18. All notices, demands or requests, and responses thereto, required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when sent by certified or registered mail, postage prepaid, return receipt requested, or nationwide commercial courier service, and addressed to the party as provided below or at such other place as such party may from time to time designate in a notice to the other parties. Any notice shall be effective three (3) business days after the letter transmitting such notice is certified or registered and deposited in the United States Mail, or, if delivery is by nationwide commercial courier service, one (1) business day after the letter transmitting such notice is delivered to such commercial courier service. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been given shall constitute receipt of the notice, demand or request sent. Any such notice if given to Administrative Agent shall be addressed as follows:

The Bank of New York Mellon, as Administrative Agent

One Wall Street – 18th Floor

New York, New York 10286

Attention:  Sandra Scaglione

with copies to:

The Bank of New York Mellon, as Administrative Agent

One Wall Street – 21st Floor

New York, New York 10286

Attention:     Kenneth McDonnell

                     Vice President

and to:

Emmet, Marvin & Martin, LLP

120 Broadway

New York, New York 10271

Attention: John P. Uehlinger, Esq.

If given to Tenant shall be addressed as follows:

Brightcove Inc.

Exhibit L

Atlantic Wharf

Waterfront Office Building

290 Atlantic Avenue

Boston, Massachusetts 02110

Attention: General Counsel

And to:

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Attention: William J. Schnoor, Jr., Esq.

If given to Landlord shall be addressed as follows:

BP Russia Wharf LLC

c/o Boston Properties Limited Partnership

800 Boylston Street

Boston, Massachusetts 02199-8103

Attention:

19. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Massachusetts (without regard to conflict of law provisions thereof).

(balance of page left intentionally blank)

Exhibit L

IN WITNESS WHEREOF, Tenant, Landlord and Administrative Agent have caused this Agreement to be executed as of the day and year first above written.

TENANT:

BRIGHTCOVE INC.

By:
Name:
Title:

ADMINISTRATIVE AGENT:

THE BANK OF NEW YORK MELLON, as Administrative Agent

By:
Name: Kenneth McDonnell
Title: Vice President

LANDLORD:

BP RUSSIA WHARF LLC, a Delaware limited liability company

By:	Boston Properties Limited Partnership, a Delaware limited partnership, its Sole Member and Manager

By:	Boston Properties, Inc., a Delaware corporation, its Sole General Partner

By:
Name:
Title:

Exhibit L

COMMONWEALTH OF MASSACHUSETTS

ss.	11

Before me, the undersigned Notary Public, personally appeared                                                  , as                                                   of Brightcove, Inc. proved to me through satisfactory evidence of identification, which was ☐ photographic identification with signature issued by a federal or state government agency, ☐ oath or affirmation of a credible witness, ☐ personal knowledge of the undersigned, to be the person whose name is signed on the preceding or attached document(s), and who swore or affirmed to me that the contents of the document(s) are truthful and accurate to the best of the signatory’s knowledge and belief, and acknowledged the foregoing to be the signatory’s free act and deed and the free act and deed of Brightcove, Inc.

Notary Public My Commission Expires:

COMMONWEALTH OF MASSACHUSETTS

ss.	11

Before me, the undersigned Notary Public, personally appeared Kenneth McDonnell of The Bank of New York Mellon in its capacity as Administrative Agent as aforesaid, proved to me through satisfactory evidence of identification, which was ☐ photographic identification with signature issued by a federal or state government agency, ☐ oath or affirmation of a credible witness, ☐ personal knowledge of the undersigned, to be the person whose name is signed on the preceding or attached document(s), and who swore or affirmed to me that the contents of the document(s) are truthful and accurate to the best of the signatory’s knowledge and belief, and acknowledged the foregoing to be the signatory’s free act and deed and the free act and deed of The Bank of New York Mellon in its capacity as Administrative Agent as aforesaid.

Notary Public My Commission Expires:

Exhibit L

COMMONWEALTH OF MASSACHUSETTS

ss.	11

Before me, the undersigned Notary Public, personally appeared                                                  , as                                                   of Boston Properties, Inc. in it capacity as the sole general partner of Boston Properties Limited Partnership in its capacity as sole member and manager of BP Russia Wharf LLC proved to me through satisfactory evidence of identification, which was ☐ photographic identification with signature issued by a federal or state government agency, ☐ oath or affirmation of a credible witness, ☐ personal knowledge of the undersigned, to be the person whose name is signed on the preceding or attached document(s), and who swore or affirmed to me that the contents of the document(s) are truthful and accurate to the best of the signatory’s knowledge and belief, and acknowledged the foregoing to be the signatory’s free act and deed and the free act and deed of Boston Properties, Inc. in it capacity as the sole general partner of Boston Properties Limited Partnership in its capacity as sole member and manager of BP Russia Wharf LLC.

Notary Public My Commission Expires:

Exhibit L

EXHIBIT A

Exhibit L

EXHIBIT M

OPERATING EXPENSE EXCLUSIONS

The following costs and expenses shall be excluded from Operating Expenses:

(1) real estate taxes payable pursuant to Section 6.1;

(2) principal or interest on indebtedness, debt amortization or ground rent paid by Landlord in connection with any mortgages, deeds of trust or other financing encumbrances, or ground leases of the Building or the Site;

(3) All capital expenditures and depreciation, including all costs that under generally accepted accounting principles are properly classified as capital expenses, capital improvements or capital repairs, except as otherwise explicitly provided in this Lease with respect to Permitted Capital Expenditures;

(4) legal, auditing, consulting and professional fees and other costs paid or incurred in connection with financings, refinancings or sales of any interest in Landlord or of Landlord’s interest in the Building or the Site or in connection with any ground lease (including, without limitation, recording costs, mortgage recording taxes, title insurance premiums and other similar costs, but excluding those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Building and/or the Site);

(5) legal fees, space planner’s fees, architect’s fees, leasing and brokerage commissions, advertising and promotional expenditures and any other marketing expense incurred in connection with the leasing of space in the Building (including new leases, lease amendments, lease terminations and lease renewals);

(6) the cost of any items to the extent to which such cost is reimbursable to Landlord by tenants of the Building and/or Atlantic Wharf (other than through operating cost escalation or pass-through provisions similar to Article VII of the Lease); the cost of any other items which is actually reimbursed to Landlord by other third parties; and the cost of any other items which is covered by a warranty to the extent of actual reimbursement for such coverage;

(7) expenditures for any leasehold improvement which is made in connection with the preparation of any portion of the Building for occupancy by any tenant or which is not made generally to or for the benefit of the Building or the Site;

(8) the cost of performing work or furnishing service to or for any tenant other than Tenant, at Landlord’s expense, to the extent such work or service is in excess of any work or service Landlord is obligated to provide to Tenant or generally to other tenants in

Exhibit M

the Building at Landlord’s expense, and any amounts billed or billable to Tenant or any other tenant for any services furnished to Tenant or any other tenant by Landlord or Landlord’s agents or contractors for which a separate charge is made, including, without limitation, the supply of overtime air-conditioning, ventilation and heating, and above-standard cleaning services;

(9) the cost of repairs or replacements incurred by reason of fire or other casualty, or condemnation (other than costs not in excess of the Maximum Deductible, as hereinafter defined, on any insurance maintained by Landlord which provides a recovery for such repair or replacement), to the extent Landlord actually receives proceeds of property and casualty insurance policies or condemnation awards or would have received such proceeds had Landlord maintained the insurance required to be maintained by Landlord under this Lease. For the purposes of this Lease, “Maximum Deductible” shall mean One Hundred Thousand Dollars ($100,000) on a per occurrence basis, increased on an annual basis as of each anniversary of the Commencement Date of this Lease by the corresponding percentage increase in CPI for the immediately preceding twelve (12) month period.

(10) the cost of acquiring sculptures, paintings or other objects of fine art in the Building in excess of amounts typically spent for such items in Class A office buildings of comparable quality in the competitive area of the Building;

(11) bad debt loss, rent loss, or reserves for bad debt or rent loss;

(12) contributions to operating expense reserves or reserves of any kind;

(13) contributions to charitable or political organizations in excess of amounts typically spent for such contributions in Class A office buildings of comparable quality in the competitive area of the Building;

(14) expenses related solely and exclusively to the operation of the Garage, the Retail Unit or the Russia Building;

(15) damage and repairs necessitated by the gross negligence or willful misconduct of Landlord Parties;

(16) fees, costs and expenses incurred by Landlord in connection with or relating to claims against or disputes with tenants of the Building;

(17) interest, fines or penalties for late payment or violations of Legal Requirements by Landlord if any, except to the extent incurring such expense is either (a) a reasonable business expense under the circumstances or (b) caused by a corresponding late payment or violation of a Legal Requirement by Tenant, in which event Tenant shall be responsible for the full amount of such expense;

Exhibit M

(18) costs to clean-up, contain, encapsulate, abate, remove or remediate “Hazardous Materials” (as that term is defined in Section 11.2 below) in the Building or on the Site required by “Hazardous Materials Laws” (as that term is defined in Section 11.2 below), provided, however, that the provisions of this clause shall not preclude the inclusion of costs with respect to materials (whether existing at the Property as of the date of this Lease or subsequently introduced to the Property) which are not as of the date of this Lease (or as of the date of introduction) deemed to be Hazardous Materials under applicable Hazardous Materials Laws but which are subsequently deemed to be Hazardous Materials under applicable Hazardous Materials Laws (it being understood and agreed that Tenant shall nonetheless be responsible under Section 11.2 of this Lease for all costs of remediation and removal of Hazardous Materials to the extent caused by Tenant Parties);

(19) costs of replacements, alterations or improvements necessary to make the Building or Atlantic Wharf comply with Legal Requirements in effect and applicable to the Building and/or Atlantic Wharf following Landlord’s Substantial Completion of Landlord’s Work, except to the extent the need for such replacements, alterations or improvements is caused by Tenant Parties (in which case Tenant shall nonetheless be responsible for such costs in accordance with Section 11.9 of this Lease), provided, however, that the provisions of this clause shall not preclude the inclusion of costs of compliance with Legal Requirements enacted prior to the date of this Lease if such compliance is required for the first time by reason of any amendment, modification or reinterpretation of a Legal Requirement which is imposed after the date of this Lease;

(20) costs for the original construction and development of the Building and/or Atlantic Wharf and nonrecurring costs for the repair or replacement of any structural portion of the Building and/or Atlantic Wharf made necessary as a result of defects in the original design, workmanship or materials;

(21) costs and expenses incurred for the administration of the entity which constitutes Landlord, as the same are distinguished from the costs of operation, management, maintenance and repair of the Property, including, without limitation, entity accounting and legal matters;

(22) salaries and all other compensation (including fringe benefits) of partners, officers and executives above the grade of regional property manager;

(23) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Property unless such wages and benefits are prorated on a reasonable basis to reflect time spent on the operation and management of the Property vis-à-vis time spent on matters unrelated to the operation and management of the Property;

Exhibit M

(24) except as may be otherwise expressly provided in this Lease with respect to specific items, the cost of any services or materials provided by any party related to Landlord, to the extent such cost exceeds, the reasonable cost for such services or materials absent such relationship in self-managed buildings similar to the Building in the vicinity of the Building;

(25) depreciation for the Building except as otherwise provided in Section 7.4(j) of the Lease;

(26) Payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased to the extent that such payments exceed the amount which could have been included in Landlord’s Operating Expenses had Landlord purchased such equipment rather than leasing such equipment;

(27) Penalties, damages, and interest for late payment or violations of any obligations of Landlord, including, without limitation, taxes, Legal Requirements, insurance, equipment leases and other past due amounts;

(28) The costs of new services or substantial increases in existing services (such as a substantial increase in security services) to the extent such new or increased level of services are instituted solely as the result of the presence of a particular occupant of the Building, such as for example, the costs of providing additional security services due to threats against or at the request of a particular occupant of the Building;

(29) Costs in connection with acquiring additional land or development rights or of constructing any additional buildings within Atlantic Wharf ;

(30) Costs of mitigation or impact fees or subsidies imposed or incurred in connection with the initial construction of the Building; and

(31) Costs incurred solely in connection with the operation of any retail or restaurant operations for the Building, including without limitation, any operating subsidy for any cafeteria.

Exhibit M

EXHIBIT N

ELEVATION FOR TENANT’S PERMITTED STREET SIGNAGE

Exhibit N